This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Securities Act File No. 333-236517

Subject to Completion, dated March 15, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated April 10, 2020)
OFS Capital Corporation
$
4.75% Notes due 2026

OFS Capital Corporation, a Delaware corporation, is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). Our investment objective is to provide our stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.
We are managed by OFS Capital Management, LLC. OFS Capital Services, LLC provides the administrative services necessary for us to operate.
We are offering $ million in aggregate principal amount of 4.75% Notes due 2026, which we refer to as the Notes. The Notes will mature on February 10, 2026. We will pay interest on the Notes on February 10 and August 10 of each year, beginning August 10, 2021. We may redeem the Notes in whole or in part at any time or from time to time at the redemption price set forth under the section titled “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase some or all of the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a “Change of Control Repurchase Event” (as defined herein). See “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus supplement for more information. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes offered hereby are a further issuance of the 4.75% notes due 2026 that we issued on February 10, 2021 in the aggregate principal amount of $100 million (the "Existing Notes"). The Notes offered hereby will be treated as a single series with the Existing Notes under the indenture and will have the same terms as the Existing Notes. The Notes offered hereby will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes offered hereby, the outstanding aggregate principal amount of our 4.75% notes due 2026 will be $ million.
The Notes offered hereby will be our direct unsecured obligations and rank pari passu, which means equal in right of payment, with all outstanding and future unsecured, unsubordinated indebtedness issued by us, including our 5.95% notes due 2026, our 6.25% notes due 2023 and the Existing Notes, of which we had approximately $54.3 million, $25.0 million and $100.0 million outstanding, respectively, as of March 12, 2021. Because the Notes will not be secured by any of our assets, they will be effectively subordinated to all of our existing and future secured unsubordinated indebtedness (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under our senior secured revolving credit facility with Pacific Western Bank, or PWB, as amended (the “PWB Credit Facility”), of which we had $0 outstanding as of March 12, 2021. The Notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including OFS SBIC I LP (“SBIC I LP”) and OFSCC-FS, LLC (“OFSCC-FS”), since the Notes will be obligations exclusively of OFS Capital Corporation and not of any of our subsidiaries. As of March 12, 2021, our subsidiaries had total indebtedness outstanding of approximately $131.2 million, including $35.7 million outstanding under our secured revolving credit facility with BNP Paribas, or BNP, as amended (the “BNP Facility”), which is secured by substantially all of the assets of OFSCC-FS. None of our subsidiaries is a guarantor of the Notes and the Notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future. For further discussion, see the section titled “Description of the Notes” in this prospectus supplement.
The Notes will also rank pari passu with, or equal to, our general liabilities (total liabilities, less debt). In total, these general liabilities were approximately $4.7 million as of March 12, 2021. We currently do not have outstanding debt that is subordinated to the Notes and do not currently intend to issue indebtedness that expressly provides that it is subordinated to the Notes. Therefore, the Notes will not be senior to any of our indebtedness or obligations. Our board of directors has approved the application to us of the modified asset coverage requirements available under section 61(a)(2) of the 1940 Act and, as a result, effective May 3, 2019, the asset coverage ratio test applicable to us decreased from 200% to 150%. As of December 31, 2020, our asset coverage ratio was 176%.
We do not intend to list the Notes on any securities exchange or automated dealer quotation system.
This prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in the Notes. Please read these documents before investing and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (“SEC”). The information is available free of charge, and security holders may make inquiries by contacting us at OFS Capital Corporation, 10 South Wacker Drive, Suite 2500, Chicago, Illinois 60606, or by calling us collect at (847) 734-2000 or on our website at www.ofscapital.com. The SEC maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement and the accompanying prospectus.
Investing in our Notes involves a high degree of risk, including the risk of leverage. Before buying any Notes, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page S-21 of this prospectus supplement and page 12 of the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021 and incorporated herein by reference.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note			Total
Public offering price (1)		%	$
Underwriting discount (sales load and commissions)		%	$
Proceeds, before expenses, to us (2)		%	$
(1)    The public offering price set forth above does not include $ of accrued and unpaid interest from February 10, 2021 up to, but not including, the date of delivery, which will be paid by the purchasers of the Notes offered hereby. On August 10, 2021, we will pay this pre-issuance accrued interest to the holders of the Notes offered hereby as of the applicable record date along with interest accrued on the Notes offered hereby from the date of delivery to such interest payment date.
(2)    We estimate that we will incur approximately $0.2 million in offering expenses in connection with this offering.
THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes offered hereby in book-entry form only through The Depository Trust Company, known as DTC, will be made on or about , 2021.

Sole Book-Running Manager

Goldman Sachs & Co. LLC
The date of this prospectus supplement is March , 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure about us and the securities we may offer from time to time, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus or the information included in any document filed prior to the date of this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement shall control. This prospectus supplement and the accompanying prospectus, together with any documents incorporated by reference herein and therein, will include all material information relating to this offering. Please carefully read this prospectus supplement and the accompanying prospectus, together with any documents incorporated by reference herein and therein, any exhibits and the additional information described under the headings “Incorporation By Reference,” “Prospectus Supplement Summary” and “Risk Factors” in this prospectus supplement and the accompanying prospectus, “Available Information” in the accompanying prospectus and the documents incorporated by reference herein and therein before you make an investment decision. Generally, when we refer to this “prospectus,” we are referring to both this prospectus supplement and the accompanying prospectus combined, together with any free writing prospectus that we have authorized for use in connection with this offering.
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein , and any free writing prospectus prepared by, or on behalf of, us that relates to this offering of the Notes. Neither we nor the underwriter has authorized any other person to provide you with different information from that contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, or any information that we have incorporated by reference herein or therein, and we take no responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus prepared by or on behalf of us that relates to this offering is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our Notes. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus supplement includes summaries of certain provisions contained in some of the documents described in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described in the section titled “Available Information” in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some of the information in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. You should read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus and any other document incorporated by reference herein or therein carefully, including “Risk Factors” sections included in the prospectus supplement, the accompanying prospectus and incorporated by reference herein and therein. Throughout this prospectus supplement and the accompanying prospectus, we refer to OFS Capital Corporation and its consolidated subsidiaries as the “Company,” “we,” “us” or “our;” OFS Capital Management, LLC as “OFS Advisor” or the “Advisor;” and OFS Capital Services, LLC as “OFS Services” or the “Administrator.”
OFS Capital Corporation
We are an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a business development company (“BDC”) under the 1940 Act, which imposes certain investment restrictions on our portfolio. Our investment objective is to provide our stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. Our investment strategy is to maintain a credit investment portfolio focused primarily on investments in middle-market companies in the United States. We use the term “middle-market” to refer to companies that may exhibit one or more of the following characteristics: number of employees between 150 and 2,000; revenues between $15 million and $300 million; annual earnings before interest, taxes, depreciation and amortization (“EBITDA”), between $5 million and $50 million; generally, private companies owned by private equity firms or owners/operators; and enterprise value between $10 million and $500 million. For additional information about how we define the middle-market, see “The Company — Investment Criteria/Guidelines” in the accompanying prospectus.
As of December 31, 2020, the Company had loans to 49 portfolio companies, of which 95% were senior secured loans and 5% were subordinated loans, at fair value, as well as equity investments in 10 of these portfolio companies. The Company also held equity investments in 13 portfolio companies in which it did not hold a debt investment, 12 investments in CLO mezzanine debt and CLO subordinated debt positions (“Structured Finance Notes”), which included 9 investments in subordinated notes and 3 investments in the debt tranches of CLOs.
Our investment strategy focuses primarily on investments in middle-market companies in the United States, including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. Our investments may be directly originated or may be purchased in the U.S. leveraged loan market for Broadly Syndicated Loans (as defined below). As a BDC, we must not acquire any assets other than “qualifying assets” specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our assets, as defined by the 1940 Act, are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Under the relevant SEC rules, the term “eligible portfolio company” includes all private companies, companies whose securities are not listed on a national securities exchange, and certain public companies that have listed their securities on a national securities exchange and have a market capitalization of less than $250 million, in each case organized in the United States. Conversely, may invest up to 30% of our portfolio in opportunistic investments not otherwise eligible under BDC regulations. Specifically, as part of this 30% basket, we may consider investments in investment funds that are operating pursuant to certain exceptions to the 1940 Act and in advisers to similar investment funds, as well as in debt or equity of middle-market portfolio companies located outside of the United States and debt and equity of public companies that do not meet the definition of eligible portfolio companies because their market capitalization of publicly traded equity securities exceeds the levels provided for in the 1940 Act. We have made, and may continue to make, opportunistic investments in Structured Finance Notes and other non-qualifying assets, consistent with our investment strategy.
We execute our investment strategy, in part, through SBIC I LP, a licensee under the U.S. Small Business Administration (“SBA”) Small Business Investment Company (“SBIC”) program. The SBIC license allows SBIC I LP to receive SBA-guaranteed debenture funding, subject to the issuance of a leverage commitment by the SBA and other customary procedures. SBA leverage funding is subject to SBIC I LP’s payment of certain fees to the SBA, and the ability of SBIC I LP to draw on the leverage commitment is subject to its compliance with SBA regulations and policies, including an audit by the SBA. For additional information regarding the regulation of SBIC I LP, see “Item I. Business—Regulation—Small Business Investment Company Regulations” in our Annual Report on Form 10-K, filed with the SEC on March 5, 2021.
On a stand-alone basis, SBIC I LP held approximately $223.8 million and $249.6 million in assets at December 31, 2020 and December 31, 2019, respectively, which accounted for approximately 46% and 46% of our total consolidated assets, respectively.
Our investment activities are managed by OFS Advisor and supervised by our board of directors, a majority of whom are independent of us, OFS Advisor and its affiliates. Under the investment advisory agreement between us and OFS Advisor (the “Investment Advisory Agreement”), we have agreed to pay OFS Advisor an annual base management fee based on the average value of our total assets (other than cash and cash equivalents but including assets purchased with borrowed funds and including assets owned by any consolidated entity) as well as an incentive fee based on our investment performance. We have elected to exclude from the base management fee calculation any base management fee that would be owed in respect of the intangible assets resulting from our acquisitions of the remaining ownership interests in SBIC I LP and SBIC I GP, LLC (“SBIC I GP”) on December 4, 2013 (“SBIC Acquisition”). OFS Advisor also serves as the investment adviser, sub-adviser or collateral manager to collateralized loan obligation (“CLO”) funds and other assets, including Hancock Park Corporate Income, Inc. (“HPCI”), a non-traded BDC with an investment strategy similar to ours, and OFS Credit Company, Inc. ("OCCI"), an externally managed, closed-end management investment company that has registered as an investment company under the 1940 Act that primarily invests in CLO debt and Structured Finance Notes. Additionally, OFS Advisor provides sub-advisory services to CMFT Securities Investments, LLC, a wholly owned subsidiary of CIM Real Estate Finance Trust, Inc., a corporation that qualifies as a real estate investment trust and CIM Real Assets & Credit Fund, an externally managed registered investment company that operates as an interval fund that invests primarily in a combination of real estate, credit and related investments. OFS Advisor will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. “See Prospectus Summary - Conflicts of Interest” in the accompanying prospectus for additional information.
Also, we have entered into an administration agreement (“Administration Agreement”) with OFS Services. Under our Administration Agreement, we have agreed to reimburse OFS Services for our allocable portion (subject to the review and approval of our independent directors) of overhead and other expenses incurred by OFS Services in performing its obligations under the Administration Agreement.
As a BDC, we must not acquire any assets other than “qualifying assets” specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our assets, as defined by the 1940 Act, are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Under the relevant SEC rules, the term “eligible portfolio company” generally includes private companies, companies whose securities are not listed on a national securities exchange, and certain public companies that have listed their securities on a national securities exchange and have a market capitalization of less than $250 million, in each case organized in the United States.
A BDC is generally not permitted to incur indebtedness unless immediately after such borrowing it has an asset coverage ratio for total borrowings of at least 200% (i.e., the amount of debt may not exceed 50% of the value of our assets). However, Section 61(a)(2) of the 1940 Act permits BDCs to be subject to a minimum asset coverage ratio of 150%, if specific conditions are satisfied, when issuing senior securities (i.e., the amount of debt may not exceed 66 2/3% of the value of our assets). As an approximation, prior to the enactment of certain amendments to the 1940 Act, the most that a BDC could borrow for investment purposes was $1 for every $1 of investor equity. Now, for those BDCs that satisfy the 1940 Act’s approval and disclosure requirements and become subject to the reduced asset coverage ratio, the BDC can borrow $2 for investment purposes for every $1 of investor equity. As of December 31, 2020, our asset coverage ratio was 176%.
On May 3, 2018, our board of directors, including a “required majority” (as such term is defined in Section 57(o) of the 1940 Act) of the board of directors, approved the application of the modified asset coverage requirements and, as a result, the asset coverage ratio test applicable to us decreased from 200% to 150%, effective May 3, 2019. Additionally, we received exemptive relief from the SEC effective November 26, 2013, which allows us to exclude our SBA guaranteed debentures from the definition of senior securities in the statutory asset coverage ratio under the 1940 Act.
We may borrow money when the terms and conditions available are favorable to do so and are aligned with our investment strategy and portfolio composition. The use of borrowed funds or the proceeds of preferred stock to make investments would have its own specific benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock.
As a BDC, we are generally not permitted to issue and sell our common stock at a price below net asset value per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current net asset value per share of our common stock if the board of directors determines that such sale is in the best interests of us and our stockholders, and if our stockholders approve such sale. On June 23, 2020, our stockholders approved a proposal to authorize us, with approval of our board of directors, to sell or otherwise issue shares of our common stock (during a twelve-month period) at a price below our then-current net asset value per share in one or more offerings, subject to certain limitations (including that the cumulative number of shares sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale).
We have elected to be treated for tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). To continue to qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements. Pursuant to this election, we generally will not have to pay corporate-level taxes on any income we distribute to our stockholders.

Organizational Structure

Orchard First Source Asset Management, LLC (OFSAM)
Public Investors
77.9%
22.1%
100%
100%
100%
Administration Agreement
OFS Capital Services, LLC (OFS Services)
OFS Capital Management, LLC (OFS Advisor)
Orchard First Source Capital, Inc. (OFSC)
Investment Advisory Agreement
OFS Capital Corporation
Staffing Agreement
Staffing Agreement
100%
100%
99%
100%
OFSCC - MB, Inc.
OFSCC - FS, Holdings, LLC
OFS SBIC I, LP (SBIC I LP)
OFS SBIC I GP, LLC
100%
OFSCC - FS, LLC
1%

About OFS and Our Advisor
OFS (which refers to the collective activities and operations of Orchard First Source Asset Management, LLC (“OFSAM”) and its subsidiaries and certain affiliates) is a full-service provider of capital and leveraged finance solutions to U.S. corporations. As of December 31, 2020, OFS had 50 full-time employees. OFS is headquartered in Chicago, Illinois and also has offices in New York, New York and Los Angeles, California.
Our investment activities are managed by OFS Advisor, our investment adviser. OFS Advisor is responsible for sourcing potential investments, conducting research and diligence on potential investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. As our investment adviser, OFS Advisor allocates investment opportunities among us and any other clients fairly and equitably over time in accordance with its allocation policy. OFS Advisor is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and a wholly-owned subsidiary of OFSAM.
Our relationship with OFS Advisor is governed by and dependent on the Investment Advisory Agreement and may be subject to conflicts of interest. OFS Advisor provides us with advisory services in exchange for a base management fee and incentive fee; see “Management and Other Agreements — Investment Advisory Agreement” in the accompanying prospectus. The base management fee is based on our total assets (other than cash and cash equivalents, and the intangible asset and goodwill resulting from the SBIC Acquisition; but including assets purchased with borrowed funds, and assets owned by any consolidated entity) and, therefore, OFS Advisor will benefit when we incur debt or use leverage. Our board of directors is charged with protecting our interests by monitoring how OFS Advisor addresses these and other conflicts of interest associated with its management services and compensation. While our board of directors is not expected to review or approve each borrowing or incurrence of leverage, our independent directors periodically review OFS Advisor’s services and fees as well as its portfolio management decisions and portfolio performance.
OFS Advisor has entered into a Staffing Agreement (the “Staffing Agreement”) with Orchard First Source Capital, Inc. (“OFSC”), a wholly-owned subsidiary of OFSAM. Under the Staffing Agreement, OFSC makes experienced investment professionals available to OFS Advisor and provides access to the senior investment personnel of OFS and its affiliates. The Staffing Agreement provides OFS Advisor with access to deal flow generated by OFS and its affiliates in the ordinary course of their businesses and commits the members of OFS Advisor’s investment committee to serve in that capacity. As our investment adviser, OFS Advisor is obligated to allocate investment opportunities among us and any other clients fairly and equitably over time in accordance with its allocation policy.
OFS Advisor capitalizes on the deal origination and sourcing, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of OFS’s professionals. The senior management team of OFS, including Bilal Rashid and Jeffrey Cerny, provides services to OFS Advisor. These managers have developed a broad network of contacts within the investment community and possess an average of over 20 years of experience investing in debt and equity securities of middle-market companies. In addition, these managers have extensive experience investing in assets that constitute our primary focus and have expertise in investing across all levels of the capital structure of middle-market companies. See “Portfolio Management” in the accompanying prospectus for additional information regarding our portfolio managers.
Our Administrator
We do not have any direct employees, and our day-to-day investment operations are managed by OFS Advisor. We have a chief executive officer, chief financial officer, chief compliance officer, chief accounting officer, corporate secretary and, to the extent necessary, our board of directors may elect to appoint additional officers going forward. Our officers are employees of OFSC, an affiliate of OFS Advisor, and a portion of the compensation paid to our officers is paid by us pursuant to the Administration Agreement. All of our executive officers are also officers of OFS Advisor.
OFS Services, an affiliate of OFS Advisor, provides the administrative services necessary for us to operate. OFS Services furnishes us with office facilities and equipment, necessary software licenses and subscriptions and clerical, bookkeeping and recordkeeping services at such facilities. OFS Services oversees our financial reporting as well as prepares our reports to stockholders and all other reports and materials required to be filed with the SEC or any other regulatory authority. OFS Services also manages the determination and publication of our net asset value and the preparation and filing of our tax returns and generally monitors the payment of our expenses and the performance of administrative and professional services rendered to us by others. OFS Services may retain third parties to assist in providing administrative services to us. To the extent that OFS Services outsources any of its functions, we will pay the fees associated with such functions at cost, on a direct basis.
Market Opportunity
Our investment strategy is focused primarily on investments in middle-market companies in the United States. We find the middle-market attractive for the following reasons:
Large Target Market.   According to the National Center for the Middle Market, there are approximately 200,000 companies in the United States with annual revenues between $10 million and $1.0 billion, as of the fourth quarter of 2020. We believe that these middle-market companies represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow. Middle-market companies have historically constituted the majority of OFS’s portfolio companies since its inception and constituted the vast bulk of our portfolio as of December 31, 2020. We believe that this market segment will continue to produce significant investment opportunities for us.
Specialized Lending Requirements with High Barriers to Entry.   We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the experience of our management team, lending to private middle-market companies in the United States (a) is generally more labor-intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies, (b) requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and (c) may also require more extensive ongoing monitoring by the lender. As a result, middle-market companies historically have been served by a limited segment of the lending community. As a result of the unique challenges facing lenders to middle-market companies, we believe that there are high barriers to entry that a new lender must overcome.
Robust Demand for Debt Capital.   We believe that private equity firms have significant committed but uncalled capital, a large portion of which is still available for investment in the United States. Subject to market conditions, we expect the large amount of unfunded buyout commitments will drive demand for leveraged buyouts over the next several years, which should, in turn, create leveraged lending opportunities for us.
Competitive Strengths and Core Competencies
Deep Management Team Experienced in All Phases of Investment Cycle and Across All Levels of the Capital Structure.   We are managed by OFS Advisor, which has access to the resources and expertise of OFS’s investment professionals through the Staffing Agreement with OFSC. As of December 31, 2020, OFS’s credit and investment professionals (including all investment committee members) employed by OFSC had an average of over 15 years of investment experience with strong institutional backgrounds.
Significant Investment Capacity.   The net proceeds of equity and debt offerings and borrowing capacity under our credit facilities will provide us with a substantial amount of capital available for deployment into new investment opportunities in our targeted asset class.

Scalable Infrastructure Supporting the Entire Investment Cycle.   We believe that our loan acquisition, origination and sourcing, underwriting, administration and management platform is scalable (that is, it can be expanded on a cost-efficient basis within a timeframe that meets the demands of business growth). Our platform extends beyond origination and sourcing and includes a regimented credit monitoring system. We believe that our careful approach, which involves ongoing review and analysis by an experienced team of professionals, should enable us to identify problems early and to assist borrowers before they face difficult liquidity constraints.
Extensive Loan Sourcing Capabilities.   OFS Advisor gives us access to the deal flow of OFS. We believe OFS’s 20-year history as a middle-market lending platform, extensive relationships with potential borrowers and other lenders, and its market position make it a leading lender to many sponsors and other deal sources, especially in the currently under-served lending environment.
Structuring with a High Level of Service and Operational Orientation.   We provide client-specific and creative financing structures to our portfolio companies. Based on our experience in lending to and investing in middle-market companies, we believe that the middle-market companies we target, as well as sponsor groups we may pursue, require a higher level of service, creativity and knowledge than has historically been provided by other service providers more accustomed to participating in commodity-like loan transactions.
Rigorous Credit Analysis and Approval Procedures.   OFS Advisor utilizes the established, disciplined investment process of OFS for reviewing lending opportunities, structuring transactions and monitoring investments. Using a disciplined approach to lending, OFS Advisor seeks to minimize credit losses through effective underwriting, comprehensive due diligence investigations, structuring and, where appropriate, the implementation of restrictive debt covenants.
Structure of Investments
We anticipate that our loan portfolio will continue to contain investments of the following types with the following characteristics:
Senior Secured First-Lien Loans.   First-lien senior secured loans comprise, and will continue to comprise, a significant portion of our investment portfolio. We obtain security interests in the assets of these portfolio companies as collateral in support of the repayment of these loans (in certain cases, subject to a payment waterfall). The collateral takes the form of first-priority liens on specified assets of the portfolio company borrower and, typically, first-priority pledges of the ownership interests in the borrower. Our first lien loans may provide for moderate loan amortization in the early years of the loan, with the majority of the amortization deferred until loan maturity. These loans are categorized as Senior Secured Loans in our consolidated schedule of investments included in the financial statements included elsewhere in this prospectus supplement.
Senior Secured Unitranche Loans.   Unitranche loans are loans that combine both senior and subordinated debt into one loan under which the borrower pays a single blended interest rate that is intended to reflect the relative risk of the secured and unsecured components. We typically structure our unitranche loans as senior secured loans. We obtain security interests in the assets of these portfolio companies as collateral in support of the repayment of these loans. This collateral takes the form of first-priority liens on the assets of a portfolio company and, typically, first-priority pledges of the ownership interests in the company. We believe that unitranche lending represents a significant growth opportunity for us, offering the borrower the convenience of dealing with one lender, which may result in a higher blended rate of interest to us than we might realize in a traditional multi-tranche structure. Unitranche loans typically provide for moderate loan amortization in the initial years of the facility, with the majority of the amortization deferred until loan maturity. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. In many cases, we will be the sole lender, or we, together with our affiliates, will be the sole lender, of unitranche loans, which can afford us additional influence with a borrower in terms of monitoring and, if necessary, remediation in the event of under-performance. These loans are categorized as Senior Secured Loans in our consolidated schedule of investments included in the financial statements included elsewhere in this prospectus supplement.
Senior Secured Second-Lien Loans.   Second-lien senior secured loans obtain security interests in the assets of these portfolio companies as collateral in support of the repayment of such loans. This collateral typically takes the form of second-priority liens on the assets of a portfolio company, and we may enter into an inter-creditor agreement with the holders of the portfolio company’s first-lien senior secured debt. These loans typically provide for no contractual loan amortization in the initial years of the facility, with all amortization deferred until loan maturity. These loans are categorized as Senior Secured Loans in our consolidated schedule of investments included in the financial statements included elsewhere in this prospectus supplement.
Broadly Syndicated Loans. Broadly Syndicated Loans (whose features are similar to those described under “Senior Secured First-Lien Loans” and “Senior Secured Second-Lien Loans” above) are typically originated and structured by banks on behalf of large corporate borrowers with employee counts, revenues, EBITDAs and enterprise values larger than the middle-

market characteristics described above. The proceeds of Broadly Syndicated Loans are often used for leveraged buyout transactions, mergers and acquisitions, recapitalizations, refinancings, and financing capital expenditures. Broadly Syndicated Loans are typically distributed by the arranging bank to a diverse group of investors primarily consisting of: CLOs; senior secured loan and high yield bond mutual funds; closed-end funds, hedge funds, banks, and insurance companies; and finance companies. The Broadly Syndicated Loans in which we invest may include loans that are considered “covenant-lite” loans, because of their lack of a full set of financial maintenance covenants. Generally, “covenant-lite” loans include covenants that are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants. While there is no limit on our ability to invest in “covenant-lite” loans, we do not expect that these loans will comprise a significant portion of our portfolio. See, “Risk Factors - Risks Related to Our Investments - Our investments in the debt instruments of leveraged portfolio companies may be risky and, due to the significant volatility of such companies, we could lose all or part of our investment in bankruptcy proceedings or otherwise” in the accompanying prospectus.
Subordinated (“Mezzanine”) Loans.   These investments are typically structured as unsecured, subordinated loans that typically provide for relatively high, fixed interest rates that provide us with significant current interest income. These loans typically will have interest-only payments (often representing a combination of cash pay and payment-in-kind (“PIK”) interest) in the early years, with amortization of principal deferred to maturity. Mezzanine loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. Mezzanine investments are generally more volatile than secured loans and may involve a greater risk of loss of principal. Mezzanine loans often include a PIK feature (meaning a feature allowing for the payment of interest in the form of additional principal amount of the loan instead of in cash), which effectively operates as negative amortization of loan principal, thereby increasing credit risk exposure over the life of the loan. These loans are categorized as Subordinated Loans in our consolidated schedule of investments included in the financial statements included elsewhere in this prospectus supplement.
Equity Securities.   Equity securities typically consist of either a direct minority equity investment in either common or preferred stock or membership/partnership interests of a portfolio company, and are typically not control-oriented investments. Our preferred equity investments typically contain a fixed dividend yield based on the par value of the equity security. Preferred equity dividends may be paid in cash at a stipulated date, usually quarterly and are participating and/or cumulative. We may structure such equity investments to include provisions protecting our rights as a minority-interest holder, as well as a “put,” or right to sell such securities back to the issuer, upon the occurrence of specified events. In many cases, we may also seek to obtain registration rights in connection with these equity interests, which may include demand and “piggyback” registration rights, which grants us the right to register our equity interest when either the portfolio company or another investor in the portfolio company files a registration statement with the SEC to issue securities. Our equity investments typically are made in connection with debt investments to the same portfolio companies. These securities are categorized as Preferred Equity or Common Equity in our consolidated schedule of investments included in the financial statements included elsewhere in this prospectus supplement.
Warrants.   In some cases, we may receive nominally priced warrants to buy a minority equity interest in the portfolio company in connection with a loan. As a result, as a portfolio company appreciates in value, we may achieve additional investment return from this equity interest. We may structure such warrants to include provisions protecting our rights as a minority-interest holder, as well as a put to sell such securities back to the issuer, upon the occurrence of specified events. In many cases, we may also seek to obtain registration rights in connection with these equity interests, which may include demand and “piggyback” registration rights. These securities are categorized as Warrants in our consolidated schedule of investments included in the financial statements included elsewhere in this prospectus supplement.
Structured Finance Notes. Structured Finance Notes include the subordinated debt or mezzanine debt positions of a CLO. We may purchase interests in the subordinated debt (colloquially referred to as “equity securities”) or the mezzanine debt, generally considered the tranches rated BB to B, of CLOs—which are collateralized by portfolios primarily consisting of below-investment-grade senior secured loans with a large number of distinct underlying U.S. borrowers across various industry sectors. The subordinated debt tranches of CLOs are unrated, represent the first loss position in a CLO structure, are typically leveraged 9 to 13 times which translates to approximately 11% to 8% of a CLOs’ capital structure, respectively. The leverage can magnify our gains and losses on such investments. CLO subordinated debt positions are entitled to recurring distributions which are generally equal to the residual cash flow of payments received from underlying securities less contractual payments to more senior CLO debt holders and fund expenses. Economically, CLO subordinated debt is equity-like in that it represents the residual interest in the CLO assets that bears the ultimate risk of loss and receives the benefits of success, but lacks features enabling its holders to direct the operations of the entity typically associated with equity instruments. Mezzanine debt is typically the tranches immediately senior to the subordinated debt and representing approximately 4% to 7% of the CLOs’

capital structures. Mezzanine debt tranches represent the second loss position, and can become the residual interest if assets are insufficient to retire the mezzanine tranche at par.
General Structuring Considerations.   We tailor the terms of each investment to the facts and circumstances of the transaction and the prospective portfolio company, negotiating a structure that protects our rights and manages our risk while creating incentives for the portfolio company to achieve its business plan and improve its operating results. We seek to limit the downside potential of our investments by:
•    selecting investments that we believe have a very low probability of loss;
•    requiring a total return on our investments (including both interest and potential equity appreciation) that we believe will compensate us appropriately for credit risk; and
•    negotiating covenants in connection with our investments that afford our portfolio companies as much flexibility in managing their businesses as possible, consistent with the preservation of our capital. Such restrictions may include affirmative and negative covenants, default penalties, lien protection, change of control provisions and board rights, including either observation or rights to a seat on the board of directors under some circumstances.
We expect to hold most of our investments to maturity or repayment, but we may sell some of our investments earlier if a liquidity event occurs, such as a sale, recapitalization or worsening of the credit quality of the portfolio company.
Investments
We pursue an investment strategy focused primarily on investments in middle-market companies in the United States. We focus on investments in loans, in which OFS Advisor’s investment professionals have expertise, including investments in first-lien, unitranche, second-lien, and mezzanine loans and, to a lesser extent, on warrants and other equity securities. We seek to create a diverse portfolio by making investments in the securities of middle-market companies that we expect to range generally from $5.0 million to $35.0 million each, although we expect this investment size will vary proportionately with the size of our capital base.
Competition
Our primary competitors include public and private funds, other BDCs, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. Some competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Further, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC, or to the distribution and other requirements we must satisfy to maintain our RIC status.
We expect to continue to use the expertise of the investment professionals of OFS and its affiliates to which we have access, to assess investment risks and determine appropriate pricing for our investments in portfolio companies. In addition, we expect that the relationships of the senior members of OFS and its affiliates will enable us to learn about, and compete effectively for, financing opportunities with attractive middle-market companies in the industries in which we seek to invest. For additional information concerning the competitive risks we face, see “Risk Factors — Risks Related to Our Business and Structure — We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021.
Conflicts of Interests
    BDCs generally are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without the prior approval of their independent directors and, in some cases, of the SEC. Those transactions include purchases and sales, and so-called “joint” transactions, in which a BDC and one or more of its affiliates engage in certain types of profit-making activities. Any person that owns, directly or indirectly, five percent or more of a BDC’s outstanding voting securities will be considered an affiliate of the BDC for purposes of the 1940 Act, and a BDC generally is prohibited from engaging in purchases from, sales of assets to, or joint transactions with, such affiliates, absent the prior approval of the BDC’s independent directors. Additionally, without the approval of the SEC, a BDC is prohibited from engaging in purchases from, sales of assets to, or joint transactions with, the BDC’s officers, directors, and employees, and advisor (and its controlled affiliates).
    BDCs may, however, invest alongside certain related parties or their respective other clients in certain circumstances where doing so is consistent with current law and SEC staff interpretations. For example, a BDC may invest alongside such accounts consistent with guidance promulgated by the SEC staff permitting us and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the BDC’s advisor, acting on the BDC’s behalf and on behalf of other clients, negotiates no term other than price. Co-investment with such other accounts is not permitted or appropriate under this guidance when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the BDC’s interests and those of other accounts.
Co-Investment with Affiliates
    The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with certain affiliates absent an order from the SEC permitting the BDC to do so. On August 4, 2020, we received exemptive relief from the SEC to permit us to co-invest in portfolio companies with certain other funds, including other BDCs and registered investment companies, managed by OFS Advisor (the “Affiliated Funds”) in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions (the “Order”). The Order superseded a previous order we received on October 12, 2016 and provides us with greater flexibility to enter into co-investment transactions with Affiliated Funds. Pursuant to the Order, we are generally permitted to co-invest with Affiliated Funds if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching in respect of us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies. In addition, pursuant to an exemptive order issued by the SEC on April 8, 2020 and applicable to all BDCs, through December 31, 2020, we were permitted, subject to the satisfaction of certain conditions, to co-invest in our existing portfolio companies with certain affiliates even if such other funds had not previously invested in such existing portfolio company. Without this order, affiliated funds would not be able to participate in such co-investments with us unless the affiliated funds had previously acquired securities of the portfolio company in a co-investment transaction with us. Although the conditional exemptive order has expired, the SEC’s Division of Investment Management has indicated that until March 31, 2022, it will not recommend enforcement action, to the extent that any BDC with an existing coinvestment order continues to engage in certain transactions described in the conditional exemptive order, pursuant to the same terms and conditions described therein.
    When we invest alongside Affiliated Accounts, OFS Advisor will, to the extent consistent with applicable law, regulatory guidance, or the Order, allocate investment opportunities in accordance with its allocation policy. Under this allocation policy, if two or more investment vehicles with similar or overlapping investment strategies are in their investment periods, an available opportunity will be allocated based on the provisions governing allocations of such investment opportunities in the relevant organizational, offering or similar documents, if any, for such investment vehicles. In the absence of any such provisions, OFS Advisor will consider the following factors and the weight that should be given with respect to each of these factors:
•investment guidelines and/or restrictions, if any, set forth in the applicable organizational, offering or similar documents for the investment vehicles;
•the status of tax restrictions and tests and other regulatory restrictions and tests;
•risk and return profile of the investment vehicles;
•suitability/priority of a particular investment for the investment vehicles;
•if applicable, the targeted position size of the investment for the investment vehicles;
•level of available cash for investment with respect to the investment vehicles;
•total amount of funds committed to the investment vehicles; and
•the age of the investment vehicles and the remaining term of their respective investment periods, if any.
When not relying on the Order, priority as to opportunities will generally be given to clients that are in their “ramp-up” period, or the period during which the account has yet to reach sufficient scale such that its investment income covers its operating expenses, over the accounts that are outside their ramp-up period but still within their investment or re-investment periods. However, application of one or more of the factors listed above, or other factors determined to be relevant or appropriate, may result in the allocation of an investment opportunity to a fund no longer in its ramp-up period over a fund that is still within its ramp-up period.
    In situations where co-investment with Affiliated Accounts is not permitted or appropriate, OFS Advisor will need to decide which account will proceed with the investment. The decision by OFS Advisor to allocate an opportunity to another entity could cause us to forego an investment opportunity that we otherwise would have made. These restrictions, and similar restrictions that limit our ability to transact business with our officers or directors or their affiliates, may limit the scope of investment opportunities that would otherwise be available to us. See “Related-Party Transactions and Certain Relationships” in our Definitive Proxy Statement (Annual Meeting), filed with the SEC on April 28, 2020.

Conflicts Related to Portfolio Investments
    Conflicts may arise when we make an investment in conjunction with an investment being made by another account managed by OFS Advisor or an affiliate of OFS Advisor (each, an “Affiliated Account”), or in a transaction where an Affiliated Account has already made an investment. Investment opportunities are, from time to time, appropriate for more than one account in the same, different or overlapping securities of a portfolio company’s capital structure. Conflicts arise in determining the terms of investments, particularly where these accounts may invest in different types of securities in a single portfolio company. Questions arise as to whether payment obligations and covenants should be enforced, modified or waived, or whether debt should be restructured, modified or refinanced.

    We may invest in debt and other securities of companies in which Affiliated Accounts hold those same securities or different securities, including equity securities. In the event that such investments are made by us, our interests will at times conflict with the interests of such Affiliated Accounts, particularly in circumstances where the underlying company is facing financial distress. Decisions about what action should be taken, particularly in troubled situations, raise conflicts of interest, including, among other things, whether or not to enforce claims, whether or not to advocate or initiate a restructuring or liquidation inside or outside of bankruptcy, and the terms of any work-out or restructuring. The involvement of Affiliated Accounts at both the equity and debt levels could inhibit strategic information exchanges among fellow creditors, including among us or Affiliated Accounts. In certain circumstances, we or an Affiliated Account may be prohibited from exercising voting or other rights and may be subject to claims by other creditors with respect to the subordination of their interest.
    In the event that we or an Affiliated Account has a controlling or significantly influential position in a portfolio company, that account may have the ability to elect some or all of the board of directors of such a portfolio company, thereby controlling the policies and operations of such portfolio company, including the appointment of management, future issuances of securities, payment of dividends, incurrence of debt and entering into extraordinary transactions. In addition, a controlling account is likely to have the ability to determine, or influence, the outcome of operational matters and to cause, or prevent, a change in control of such a company. Such management and operational decisions may, at times, be in direct conflict with other accounts that have invested in the same portfolio company that do not have the same level of control or influence over the portfolio company.
    If additional capital is necessary as a result of financial or other difficulties, or to finance growth or other opportunities, the accounts may or may not provide such additional capital, and if provided each account will supply such additional capital in such amounts, if any, as determined by OFS Advisor. In addition, a conflict arises in allocating an investment opportunity if the potential investment target could be acquired by us, an Affiliated Account, or a portfolio company of an Affiliated Account. Investments by more than one account of OFS Advisor or its affiliates in a portfolio company also raise the risk of using assets of an account of OFS Advisor or its affiliates to support positions taken by other accounts of OFS Advisor or its affiliates, or that an account may remain passive in a situation in which it is entitled to vote. In addition, there may be differences in timing of entry into, or exit from, a portfolio company for reasons such as differences in strategy, existing portfolio or liquidity needs, different account mandates or fund differences, or different securities being held. These variations in timing may be detrimental to us.
    The application of our or an Affiliated Account's governing documents and the policies and procedures of OFS Advisor are expected to vary based on the particular facts and circumstances surrounding each investment by two or more accounts, in particular when those accounts are in different classes of an issuer’s capital structure (as well as across multiple issuers or borrowers within the same overall capital structure) and, as such, there may be a degree of variation and potential inconsistencies, in the manner in which potential or actual conflicts are addressed.
General Information
Our principal executive offices are located at 10 S. Wacker Drive, Suite 2500, Chicago, IL, 60606, and our telephone number is (847) 734-2000. Information contained in our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.
We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an Internet website, at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, who file documents electronically with the SEC.

Risks
Investing in our securities may be speculative and involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest. See “Risk Factors” beginning on page S-21 of this prospectus supplement and “Risk Factors” beginning on page 12 of the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021 for a more detailed discussion of material risks you should carefully consider before deciding to invest in our securities.
Recent Developments
Issuance of the Existing Notes and Redemption of Notes due 2025.
On February 10, 2021, we issued the Existing Notes.
The net proceeds we received from the sale of the Existing Notes were approximately $96.6 million based on a public offering price of of 98.906% of the aggregate principal amount of the Existing Notes, after deducting the underwriting discount and commissions payable by us and estimated offering expenses payable by us.
In connection with, and using the proceeds from the issuance of the Existing Notes, on February 10, 2021, we caused notices to be issued to the holders of the Company's $50.0 million aggregate principal amount of 6.375% notes due April 30, 2025 (the “Unsecured Notes Due April 2025”) and the holders of the Company's $48.5 million aggregate principal amount of 6.5% notes due October 30, 2025 (the “Unsecured Notes Due October 2025” and together with the Unsecured Notes due April 2025, the “Unsecured Notes”) regarding our exercise of our option to redeem all of the issued and outstanding Unsecured Notes. We redeemed all $50.0 million in aggregate principal amount of the Unsecured Notes Due April 2025 and all $48.5 million in aggregate principal amount of the Unsecured Notes Due October 2025 on March 12, 2021 (the “Redemption Date”). The Unsecured Notes were redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon from January 31, 2021, through, but excluding, the Redemption Date.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
This summary sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and the accompanying prospectus. The Notes will be issued under a base indenture dated as of April 16, 2018 and a fifth supplemental indenture thereto, dated as of February 10, 2021, between us and U.S. Bank National Association, as trustee. We refer to the indenture and the fifth supplemental indenture collectively as the “indenture” and to U.S. Bank National Association as the “trustee.” The Notes offered hereby will be a further issuance of, rank equally in right of payment with, and form a single series with the Existing Notes for all purposes under the indenture, including, without limitation, waivers, amendments, consents, redemptions and other offers to purchase and voting. We refer to the “Notes” and the “Existing Notes” separately within this prospectus supplement because only the Notes are being offered hereby, but any general discussion of the terms of the Notes also would apply to the Existing Notes because they are treated as the same under the indenture. You should read this section of the prospectus supplement together with the section titled “Description of the Notes” beginning on page S-29 of this prospectus supplement and the more general description of the Notes in the section titled “Description of Our Debt Securities” beginning on page 54 of the accompanying prospectus before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	OFS Capital Corporation

Title of the securities	4.75% Notes due 2026

Aggregate principal amount being offered
$

The Notes offered hereby are a further issuance of the Existing Notes. The Notes offered hereby will be treated as a single series with the Existing Notes under the indenture and will have the same terms as the Existing Notes. The Notes offered hereby will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes offered hereby, the outstanding aggregate principal amount of our 4.75% Notes due 2026 will be $ .

Public offering price
 % of the aggregate principal amount of the Notes offered hereby, plus the aggregate accrued interest, which is the interest on the Notes offered hereby accruing from February 10, 2021 up to, but not including, the date of delivery (the “Aggregate Accrued Interest”). The interest payment we will make on August 10, 2021 will include Aggregate Accrued Interest.

Aggregate accrued interest	$ of accrued and unpaid interest from February 10, 2021 up to, but not including, the date of delivery of the Notes.

Principal payable at maturity	100% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the trustee, paying agent, and security registrar for the Notes or at such other office as we may designate.

Type of note	Fixed-rate note

No established trading market
We do not intend to list the Notes on any securities exchange or automated dealer quotation system. While a trading market developed after issuing the Existing Notes, we cannot assure you that an active and liquid market for the Notes will be maintained. Although the underwriter has informed us that it intends to continue to make a market in the Notes as permitted by applicable laws and regulations, it is not obligated to do so, and may discontinue any such market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will be maintained.

Interest rate	4.75% per year

Day count basis	360-day year of twelve 30-day months

Issue date	, 2021

Stated maturity date	February 10, 2026

Interest payment dates
Every February 10 and August 10, commencing August 10, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods
The initial interest period will be the period from and including February 10, 2021, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest payments	Every February 1 and August 1, commencing August 1, 2021.

Specified currency	U.S. Dollars

Place of payment	The City of New York and/or such other places that may be specified in the indenture or a notice to holders.

Ranking of notes	The Notes offered hereby will be our direct unsecured obligations and will rank:

• pari passu, or equal, with any future unsecured, unsubordinated indebtedness, including the 5.95% Notes due 2026, the 6.25% Notes due 2023, and the Existing Notes, of which approximately $54.3 million, $25.0 million and $100.0 million respectively, was outstanding as of March 12, 2021;

• senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

• effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under the PWB Credit Facility, of which $0 was outstanding as of March 12, 2021; and

• structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including, without limitation, borrowings under the BNP Facility, of which approximately $35.7 million was outstanding as of March 12, 2021, and the SBA-guaranteed debentures issued by SBIC I LP, of which $95.5 million was outstanding as of March 12, 2021.

Effective subordination means that in any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

Denominations	We will issue the Notes offered hereby in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York or another place of payment are authorized or obligated by law or executive order to close.

Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price (as determined by us) equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate (as defined herein) plus 50 basis points; provided, however, that if we redeem any Notes on or after November 10, 2025 (the date falling three months prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, further, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.
You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the 1940 Act, to the extent applicable.
If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Offer to repurchase upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined in the section titled “Description of the Notes” in this prospectus supplement) occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Defeasance	The Notes are subject to legal and covenant defeasance by us. See “Description of the Notes — Defeasance” in this prospectus supplement.

Form of notes
The Notes offered hereby will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes offered hereby will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, paying agent, and security registrar	U.S. Bank National Association

Other covenants	In addition to any covenants described elsewhere in this prospectus supplement or the accompanying prospectus, the following covenants shall apply to the Notes:

• We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance. See “Risk Factors — Risks Related to our Business and Structure — Because we have received the approval of our Board, we became subject to 150% Asset Coverage effective May 3, 2019” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 5, 2021;

• We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These provisions of the 1940 Act will not be applicable to us as a statutory matter as a result of this offering, but instead we have contractually agreed in this offering to abide by these provisions as if they were applicable to us as a result of this offering and as otherwise modified in the manner described below. Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act generally prohibits a BDC from declaring any cash dividend or distribution upon any class of its capital stock, or purchasing any such capital stock if its asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under this covenant, pursuant to which we have agreed to contractually abide by the above-described provisions, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months; and

• If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable Generally Accepted Accounting Principles in the United States of America (“GAAP”).

Events of default
If an event of default (as described in the section titled “Description of the Notes” in this prospectus supplement) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to the conditions set forth in the indenture governing the Notes.

Further issuances	We have the ability to issue additional debt securities under the indenture with terms different from the Notes and, without the consent of the holders of the Notes, to reopen the Notes and issue additional Notes. If we issue additional debt securities, these additional debt securities could have a lien or other security interest greater than that accorded to the holders of the Notes, which are unsecured.

Use of proceeds
We estimate that the net proceeds we will receive from the sale of the Notes will be approximately $ million based on a public offering price of $ per Note, after deducting the underwriting discount of $ million payable by us and estimated offering expenses of approximately $0.2 million payable by us.

We intend to use the net proceeds from this offering to fund investments in debt and equity securities in accordance with our investment objectives and for other general corporate purposes. We also may use the net proceeds from this offering to repay outstanding indebtedness under the BNP Facility. As of March 12, 2021, we had $35.7 million of indebtedness outstanding under the BNP Facility, which bore interest at rates from 1.94% to 2.69% as of such date. The BNP Facility matures on June 20, 2024.

Governing law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Global clearance and settlement procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Risk Factors
Investing in our securities may be speculative and involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest. See “Risk Factors” beginning on page S-21 of this prospectus supplement and “Risk Factors” beginning on page 12 of the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021 for a more detailed discussion of material risks you should carefully consider before deciding to invest in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In addition to factors identified elsewhere in this prospectus supplement, the accompanying prospectus and in any documents incorporated by reference herein or therein, including the “Risks Factors” section of this prospectus supplement and the “Risk Factors” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•    our ability and experience operating a BDC or an SBIC, or maintaining our tax treatment as a RIC under Subchapter M of the Code;
•    our dependence on key personnel;
•    our ability to maintain or develop referral relationships;
•    our ability to replicate historical results;
•    the ability of OFS Advisor to identify, invest in and monitor companies that meet our investment criteria;
•    the belief that the carrying amounts of our financial instruments, such as cash, receivables and payables approximate the fair value of such items due to the short maturity of such instruments and that such financial instruments are held with high credit quality institutions to mitigate the risk of loss due to credit risk;
•    actual and potential conflicts of interest with OFS Advisor and other affiliates of OFSAM;
•    constraint on investment due to access to material nonpublic information;
•    restrictions on our ability to enter into transactions with our affiliates;
•    our ability to comply with SBA regulations and requirements;
•    the use of borrowed money to finance a portion of our investments;
•    the belief that our financing facilities will enable us to be competitive in our markets;
•    our ability to incur additional leverage pursuant to the Small Business Credit Availability Act and the impact of such leverage on our net investment income and results of operations;
•    competition for investment opportunities;
•    our plans to focus on lower-yielding, first lien senior secured loans to larger borrowers and the impact on our risk profile, including our belief that the seniority of such loans in a borrower’s capital structure may provide greater downside protection against the impact of the coronavirus (“COVID-19”) pandemic;
•    the percentage of investments that will bear interest on a floating rate or fixed rate basis;
•    interest rate volatility, including the decommissioning of LIBOR;
•    the ability of SBIC I LP to make distributions enabling us to meet RIC requirements;
•    plans by SBIC I LP to repay its outstanding SBA debentures;
•    our ability to raise debt or equity capital as a BDC;
•    the timing, form and amount of any distributions from our portfolio companies;
•    the impact of a protracted decline in the liquidity of credit markets on our business;
•    changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, including with respect to changes from the impact of the COVID-19 pandemic; the length and duration of the COVID-19 pandemic in the United States as well as worldwide and the magnitude of the economic impact of the outbreak; the effect of the COVID-19 pandemic on our business, financial condition, results of operations and cash flows and those of our portfolio companies (including the expectation that a shift from cash interest to PIK interest will result from concessions granted to borrowers due to the COVID-19 pandemic), including our and their ability to achieve our respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business (including our belief that new loan activity in the market in which we operate has slowed) and on the availability of equity and debt capital and our use of borrowed money to finance a portion of our investments;
•    the general economy and its impact on the industries in which we invest;

•    the belief that we have sufficient levels of liquidity to support our existing portfolio companies and deploy capital in new investment opportunities;
•    uncertain valuations of our portfolio investments, including our belief that reverting back to an equal weighting of the Reunderwriting Analysis method and Synthetic Rating Analysis method more accurately captures certain data related to the observed return of market liquidity and the historic correlative relationship between these markets;
•    the belief that one or more of our investments can be restored to accrual status in the near term, or otherwise; and
•    the effect of new or modified laws or regulations governing our operations.
This prospectus supplement, the accompanying prospectus, any documents we may incorporate by reference herein or therein, and any related free writing prospectus may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement, the accompanying prospectus, any documents we may incorporate by reference herein, and any related free writing prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the dates of this prospectus supplement, the accompanying prospectus, any documents we may incorporate by reference herein, and any related free writing prospectus. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 21E of the 1934 Act.

RISK FACTORS
Investing in the Notes involves a high degree of risk. Before you invest in the Notes, you should be aware of various significant risks, including those described below. Before you decide whether to make an investment in the Notes, you should carefully consider these risks, together with all of the risks and uncertainties described in the section titled “Risk Factors” in the accompanying prospectus, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021, which is incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, and other information in this prospectus supplement, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering. The risks set forth below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of our operations could be materially adversely affected. In such case, you could lose all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.
Risks Related to the Notes
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future and will rank pari passu with, or equal to, all outstanding and future unsecured, unsubordinated indebtedness issued by us and our general liabilities.
The Notes will not be secured by any of our assets or any of the assets of any of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement (including the PWB Credit Facility) or that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness or secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of March 12, 2021, we had $0 in outstanding indebtedness under the PWB Credit Facility. However, we may re-borrow under the PWB Credit Facility and use such borrowings for investments in accordance with our investment objective and strategies and for working capital and general corporate purposes. The indebtedness under the PWB Credit Facility is effectively senior to the Notes to the extent of the value of the assets securing such indebtedness.

The Notes offered hereby will rank pari passu, which means equal in right of payment, with all outstanding and future unsecured, unsubordinated indebtedness issued by us, including our our 5.95% notes due 2026, our 6.25% notes due 2023, and the Existing Notes, of which we had approximately $54.3 million, $25.0 million outstanding and $100.0 million outstanding, respectively, as of March 12, 2021. The Notes will also rank pari passu with, or equal to, our general liabilities (total liabilities, less debt). In total, these general liabilities were approximately $4.7 million as of March 12, 2021. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of such indebtedness may assert rights equal to the holders of the Notes, which may limit recovery by the holders of the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes will be obligations exclusively of OFS Capital Corporation, and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the Notes, and the Notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future. Any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such entities (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such entities. Even if we are recognized as a creditor of one or more of these entities, our claims would still be effectively subordinated to any security interests in the assets of any such entity and to any indebtedness or other liabilities of any such entity senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of any of our existing or future subsidiaries, including SBIC I LP and OFSCC-FS. As of March 12, 2021, our subsidiaries had total indebtedness outstanding of approximately $131.2 million, including, without limitation, $35.7 million in borrowings outstanding under the BNP Facility (which is secured by substantially all of the assets held by OFSCC-FS) and $95.5 million in SBA-guaranteed debentures issued by SBIC I LP. Certain of these entities currently serve as guarantors under the PWB Credit Facility, and in the future our subsidiaries may incur substantial additional indebtedness, all of which is and would be structurally senior to the Notes.

The indenture under which the Notes offered hereby will be issued contains limited protection for holders of the Notes.
The indenture under which the Notes offered hereby will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
•    issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC, which generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance. See “Risk Factors — Risks Related to our Business and Structure — Because we have received the approval of our Board, we became subject to 150% Asset Coverage effective May 3, 2019” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 5, 2021;

•    pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, except that we have agreed that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act or any successor provisions thereto, whether or not we are subject to such provisions of the 1940 Act and after giving effect to any exemptive relief granted to us by the SEC and (ii) the following two exceptions: (A) we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code; and (B) this restriction will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months. If Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act were currently applicable to us in connection with this offering, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase;
•    sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•    enter into transactions with affiliates;
•    create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•    make investments; or
•    create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.
Our ability to recapitalize, incur additional debt (including additional debt that matures prior to the maturity of the Notes), and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the market value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for, trading levels, and prices of the Notes.
While a trading market developed after issuing the Existing Notes, we cannot assure you an active trading market for the Notes will be maintained.
We do not intend to list the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. While a trading market developed after issuing the Existing Notes, we cannot assure you an active trading market for the Notes will be maintained. If the Notes are traded after their issuance, they may trade at a discount to their public offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, our financial condition, performance and prospects, general economic conditions, including the impact of COVID-19, or other relevant factors. Although the underwriter has informed us that it intends to continue to make a market in the Notes as permitted by applicable laws and regulations, it is not obligated to do so, and the underwriter may discontinue any market-making activities in the Notes at any time at its sole discretion. Accordingly, we cannot assure you that a liquid trading market will be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market is not maintained, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
As of March 12, 2021, we had $0 of indebtedness outstanding under the PWB Credit Facility, $54.3 million of 5.95% Notes due 2026 outstanding, $25.0 million of 6.25% notes due 2023 outstanding and $100.0 million of the Existing Notes outstanding. Any default under the agreements governing our indebtedness, including a default under the PWB Credit Facility, the 5.95% Notes due 2026, the 6.25% notes due 2023, the Existing Notes or other indebtedness to which we may be a party that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by lenders or the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, as applicable, in the instruments governing our indebtedness (including the PWB Credit Facility, the 5.95% Notes due 2026, the 6.25% notes due 2023 and the Existing Notes), we could be in default under the terms of the agreements governing such indebtedness and the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the PWB Credit Facility or other debt we may incur in the future could elect to terminate their commitment, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.
Our ability to generate sufficient cash flow in the future is, to some extent, subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under the PWB Credit Facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes, our other debt, and to fund other liquidity needs.
If our operating performance declines and we are not able to generate sufficient cash flow to service our debt obligations, we may in the future need to refinance or restructure our debt, including any Notes sold, sell assets, reduce or delay capital investments, seek to raise additional capital or seek to obtain waivers from the lenders under the PWB Credit Facility, the holders of our 5.95% Notes due 2026, the holders of our 6.25% notes due 2023, the holders of the Existing Notes or other debt that we may incur in the future to avoid being in default. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt. If we breach our covenants under the PWB Credit Facility, the 5.95% Notes due 2026, the 6.25% notes due 2023, the Existing Notes or any of our other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders thereof. If this occurs, we would be in default under the PWB Credit Facility, the 5.95% Notes due 2026, the 6.25% notes due 2023, the Existing Notes or other debt, the lenders or holders could exercise rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt, including the PWB Credit Facility. Because the PWB Credit Facility has, and any future credit facilities will likely have, customary cross-default provisions, if we have a default under the terms of the Notes, the 5.95% Notes due 2025, the 6.25% notes due 2023 or the Existing Notes, the obligations under the PWB Credit Facility or any future credit facility may be accelerated and we may be unable to repay or finance the amounts due.

Legislative or regulatory tax changes could adversely affect investors.
Changes in tax laws, regulations or administrative interpretations or any amendments thereto could adversely affect us, the entities in which we invest, or our noteholders. In particular, on December 22, 2017, legislation commonly known as the Tax Cuts and Jobs Act was signed into law. This tax legislation lowers the general federal corporate income tax rate from 35% to 21%, makes changes regarding the use of net operating losses, repeals the corporate alternative minimum tax and makes significant changes with respect to the U.S. international tax rules. In addition, the legislation generally requires a taxpayer that uses the accrual method of accounting for U.S. tax purposes to include certain amounts in income no later than the time such amounts are reflected on certain financial statements, which therefore if applicable could require us or a holder to accrue income earlier than under prior law, although the precise application of this rule is unclear at this time. The legislation also limits the amount or value of net interest deductions of borrowers, which could potentially affect the loan market and our and our portfolio companies’ use of leverage. For individual taxpayers, the legislation temporarily reduces the maximum individual income tax rate for taxable years 2018 through 2025. The impact of this new legislation on us, the entities in which we invest, and the holders of the Notes is uncertain. You are urged to consult with your tax advisor with respect to the impact of this legislation and the status of any other regulatory or administrative developments and proposals and their potential effect on your investment in the Notes.
We may choose to redeem the Notes when prevailing interest rates are relatively low.
The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes from time to time, especially if prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, and we redeem the Notes, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. We would not be able to borrow under the PWB Credit Facility to finance such a repurchase of the Notes, and we expect that any future credit facility would have similar limitations. Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our and our subsidiaries’ future financing facilities may contain similar restrictions and provisions. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the agreements governing the PWB Credit Facility, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our current and future debt instruments, and we may not have sufficient funds to repay any such accelerated indebtedness. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus supplement for more information.
A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or our securities, if any, could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings, if any, are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are paid for by the issuer and are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion.
An explanation of the significance of any ratings of us or our securities may be obtained from the applicable rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Neither we nor the underwriter undertakes any obligation to maintain any such credit ratings or to advise holders of Notes of any changes in credit ratings of us or our securities. There can be no assurance that our credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agency if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our company, so warrant.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from the sale of the Notes will be approximately $ million based on a public offering price of $ per Note, after deducting the underwriting discount and commissions of $ million payable by us and estimated offering expenses of approximately $0.2 million payable by us.
We intend to use the net proceeds from this offering to fund investments in debt and equity securities in accordance with our investment objectives and for other general corporate purposes. We also may use the net proceeds from this offering to repay outstanding indebtedness under the BNP Facility. As of March 12, 2021, we had $35.7 million of indebtedness outstanding under the BNP Facility, which bore interest at rates from 1.94% to 2.69% as of such date. The BNP Facility matures on June 20, 2024.
We anticipate that substantially all of the net proceeds from the sale of the Notes will be used as described above within three months of their receipt by us. Pending such uses and investments, we will invest the remaining net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to OFS Advisor will not be reduced while our assets are invested in such securities.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2020:
•    on an actual basis; and
•    on an as adjusted basis for the sale of $ aggregate principal amount of the Notes offered by this prospectus supplement and the accompanying prospectus based on an assumed public offering price of $ per Note, after deducting the underwriting discounts and commissions of $ payable by us and estimated offering expenses of approximately $0.2 million payable by us but before the use of proceeds from this offering as described in “Use of Proceeds” in this prospectus supplement.

You should read this table together with “Use of Proceeds” and our most recent balance sheet and other financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021 and incorporated by reference herein.

	December 31, 2020
	Actual	As Adjusted(1)
	(amounts in thousands)
Assets:
Investments, at fair value	$442,323	$
Cash	37,708
Other assets	3,782
Total assets	$483,813	$

Liabilities:
The Notes offered hereby, net of deferred debt issuance costs	$—	$
Unsecured Notes, net of deferred debt issuance costs(4)	172,953
SBA-guaranteed debentures payable, net of deferred debt issuance costs(1)	104,182
PWB Credit Facility(2)	600
BNP Facility(3)	31,450
Other liabilities	15,672
Total liabilities	324,857
Net assets	158,956

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 2,000,000 shares authorized, 0 shares issued and outstanding	$—	$
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 13,409,559 shares issued and outstanding	134
Capital in excess of par value	158,822
Total shareholders’ equity	$158,956	$

(1)    As of March 12, 2021, we had approximately $95.5 million of SBA-guaranteed debentures outstanding. This table has not been adjusted to reflect the change in our outstanding SBA-guaranteed debentures subsequent to December 31, 2020.
(2)    As of March 12, 2021, we had $0 outstanding under the PWB Credit Facility. This table has not been adjusted to reflect the changes in our outstanding borrowings under the PWB Credit Facility subsequent to December 31, 2020.
(3) As of March 12, 2021, we had approximately $35.7 million outstanding under the BNP Facility. This table has not been adjusted to reflect the changes in our outstanding borrowings under the BNP Facility subsequent to December 31, 2020.
(4) As of March 12, 2021, we had approximately $179.3 million of Unsecured Notes. This table has not been adjusted to reflect the the issuance of $100.0 million aggregate principal amount of the Existing Notes on February 10, 2021, the redemption of $50.0 million aggregate principal amount of Unsecured Notes Due April 2025 on March 12, 2021 and the redemption of $48.5 million aggregate principal amount of Unsecured Notes Due October 2025 on March 12, 2021.

SENIOR SECURITIES
Information about our senior securities (including preferred stock, debt securities and other indebtedness) is shown in the following tables for the years ended December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013 and 2012. The senior securities table as of December 31, 2020 and 2019 was audited by KPMG LLP and the senior securities table as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, and 2012 was audited by our former independent registered public accounting firms. The “ — ” indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

(dollar amounts in thousands, except per unit data) Class and Year	Total Amount Outstanding Excluding Treasury Securities(1)	Asset Coverage Per Unit (2)	Involuntary Liquidating Preference Per Unit (3)	Average Market Value Per Unit (4)
BNP Facility
December 31, 2020	$31,450	$11,728	—	N/A
December 31, 2019	56,450	6,659	—	N/A

5.95% Notes due 2026
December 31, 2020	$54,325	$6,790	—	$21.89
December 31, 2019	54,325	6,920	—	24.75

6.50% Notes due 2025(8)
December 31, 2020	$48,525	$7,601	—	$22.80
December 31, 2019	48,525	7,747	—	25.29
December 31, 2018	48,525	5,817	—	24.43

6.375% Notes due 2025(9)
December 31, 2020	$50,000	$7,377	—	$22.66
December 31, 2019	50,000	7,519	—	25.30
December 31, 2018	50,000	5,645	—	24.84

6.25% Notes due 2023
December 31, 2020	$25,000	$14,754	—	$24.82

4.75% Notes due 2026(10)
December 31, 2020	—	—	—	N/A

PWB Credit Facility
December 31, 2020	$600	$614,760	—	N/A
December 31, 2019	—	—	—	N/A
December 31, 2018	12,000	23,521	—	N/A
December 31, 2017	17,600	11,540	—	N/A
December 31, 2016	9,500	15,821	—	N/A
December 31, 2015	—	—	—	N/A

WM Credit Facility(6)
December 31, 2014	$72,612	$2,847	—	N/A
December 31, 2013	108,955	2,256	—	N/A
December 31, 2012	99,224	2,429	—	N/A

SBA debentures (SBIC I LP)(5)
December 31, 2020	$105,270	—	—	N/A
December 31, 2019	149,880	—	—	N/A
December 31, 2018	149,880	—	—	N/A

December 31, 2017	149,880	—	—	N/A
December 31, 2016	149,880	—	—	N/A
December 31, 2015	149,880	—	—	N/A
December 31, 2014	127,295	—	—	N/A
December 31, 2013	26,000	—	—	N/A
December 31, 2012	—	—	—	N/A

Total Senior Securities(7)
December 31, 2020	$315,170	$1,757		N/A
December 31, 2019	359,180	1,796	—	N/A
December 31, 2018	260,405	2,554	—	N/A
December 31, 2017	167,480	11,540	—	N/A
December 31, 2016	159,380	15,821	—	N/A
December 31, 2015	149,880	—	—	N/A
December 31, 2014	199,907	2,847	—	N/A
December 31, 2013	134,955	2,256	—	N/A
December 31, 2012	99,224	2,429	—	N/A
(1)    Total amount of each class of senior securities outstanding at the end of the period presented.
(2)    The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by the class of senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the “Asset Coverage Per Unit.”
(3)    The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it. The “ — ” indicates information which the SEC expressly does not require to be disclosed for certain types of senior securities.
(4)    Average market value per unit for our unsecured notes represents the average of the daily closing prices as reported on the Nasdaq Market during the period presented. Not applicable to our PWB Credit Facility, WM Credit Facility, BNP Facility or SBA debentures because these senior securities are not registered for public trading.
(5)    The SBA debentures are not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.
(6)    The secured revolving line of credit between Wells Fargo Bank, N.A. and OFS Capital WM, LLC, formerly a wholly owned investment company subsidiary of the Company, (the “WM Credit Facility”), was terminated on May 28, 2015.
(7) The Asset Coverage Per Unit does not include the SBA debentures as described in footnote 5 above.
(8) On March 12, 2021, the Company redeemed all of the issued and outstanding 6.50% Notes due 2025.
(9) On March 12, 2021, the Company redeemed all of the issued and outstanding 6.375% Notes due 2025.
(10) On February 10, 2021, the Company issued $100 million in aggregate principal amount of 4.75% Notes due 2026.

DESCRIPTION OF THE NOTES
The Notes offered hereby will be issued under a base indenture dated as of April 16, 2018 and a fifth supplemental indenture thereto, dated as of February 10, 2021, between us and U.S. Bank National Association, as trustee. We refer to the indenture and the fifth supplemental indenture collectively as the “indenture” and to U.S. Bank National Association as the “trustee.” The Notes offered hereby will be treated as a single series with the Existing Notes under the indenture and will have the same terms as the Existing Notes. The Notes offered hereby will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes offered hereby, the outstanding aggregate principal amount of our 4.75% notes due 2026 will be $ . We refer to the “Notes” and the “Existing Notes” separately within this prospectus supplement because only the Notes are being offered hereby, but any general discussion of the terms of the Notes also would apply to the Existing Notes because they are treated as the same under the indenture.
The Notes are governed by the indenture, as required by federal law for all bonds and notes of companies that are publicly offered. An indenture is a contract between us and the financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “—Events of Default— Remedies if an Event of Default Occurs” below. Second, the trustee performs certain administrative duties for us with respect to the Notes.
This section includes a summary description of the material terms of the Notes and the indenture. Because this section is a summary, however, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. See “Available Information” in the accompanying prospectus for information on how to obtain a copy of the indenture.
General
The Notes will mature on February 10, 2026. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the Notes is 4.75% per year and will be paid semi-annually in arrears on February 10 and August 10, beginning on August 10, 2021, and the regular record dates for interest payments will be every February 1 and August 1, commencing August 1, 2021. The interest payment we will make on August 10, 2021 will include Aggregate Accrued Interest.
If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will not be subject to any sinking fund.
The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “— Covenants” and “— Events of Default.” Other than as described under “— Covenants” below, the indenture does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Offer to Repurchase Upon a Change of Control Repurchase Event” and “— Merger, Consolidation or Asset Sale” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in the Notes.
We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders of the Notes, to reopen the Notes and issue additional Notes. The $ million aggregate principal amount of Notes offered hereby will be issued as additional Notes under the indenture.
Covenants
In addition to any other covenants described in this prospectus supplement and the accompanying prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the Notes:
•    We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance. See “Risk Factors — Risks Related to our Business and Structure — Because we have received the approval of our Board, we became subject to 150% Asset Coverage effective May 3, 2019” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 5, 2021;

•    We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These provisions of the 1940 Act will not be applicable to us as a statutory matter as a result of this offering, but instead we have contractually agreed in this offering to abide by these provisions as if they were applicable to us as a result of this offering and as otherwise modified in the manner described below. Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act generally prohibits a BDC from declaring any cash dividend or distribution upon any class of its capital stock, or purchasing any such capital stock if its asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under this covenant, pursuant to which we have agreed to contractually abide by the above-described provisions, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.
•    If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable GAAP.
Optional Redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price (as determined by us) equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points; provided, however, that if we redeem any Notes on or after November 10, 2025 (the date falling three months prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, further, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.
You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are held in certificate form and are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture, the terms of the PWB Credit Facility and, to the extent applicable, the 1940 Act.
If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means a Reference Treasury Dealer selected by us.
“Reference Treasury Dealer” means each of any four primary U.S. government securities dealers selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date. All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.
Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act, we will, to the extent lawful:
1.accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;
2.deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
3.deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.
The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. Our and our subsidiaries’ future financing facilities may contain similar provisions or other restrictions. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the PWB Credit Facility and agreements governing other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by the Rating Agency on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by the Rating Agency); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency does not announce or publicly confirm or inform the trustee in writing at its request (acting at the direction of holders of a majority in Principal amount of the Notes) that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
1.the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of OFS Capital Corporation and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of OFS Capital Corporation or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;
2.the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of OFS Capital Corporation, measured by voting power rather than number of shares; or
3.the approval by OFS Capital Corporation’s stockholders of any plan or proposal relating to the liquidation or dissolution of OFS Capital Corporation.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of OFS Capital Corporation, 50% or more of the outstanding equity interests of which are owned by OFS Capital Corporation and its direct or indirect subsidiaries and of which OFS Capital Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“Egan-Jones” means Egan-Jones Ratings Company or any successor thereto.
“Investment Grade” means a rating of BBB- or better by Egan-Jones (or its equivalent under any successor rating categories of Egan-Jones) (or, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).
“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries or (iii) the Advisor, any affiliate of the Advisor or any entity that is managed or advised by the Advisor or any of their affiliates.

“Rating Agency” means:
1.Egan-Jones; and
2.if Egan-Jones ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency for Egan-Jones.
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
Global Securities
Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “— Book-Entry Procedures” below.
Termination of a Global Security
If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.
Conversion and Exchange
The Notes are not convertible into or exchangeable for other securities.
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Book-Entry Procedures” below.
Payments on Certificated Securities
In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.
Events of Default
You will have rights if an Event of Default occurs in respect of the Notes and the Event of Default is not cured, as described later in this subsection.
The term “Event of Default” in respect of the Notes means any of the following:
•    We do not pay the principal of (or premium on, if any) any Note when due and payable at maturity;
•    We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;
•    We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);

•    Default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle, or (c) is not consolidated with OFS Capital Corporation for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
•    We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days; or
•    On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%, giving effect to any exemptive relief granted to us by the SEC.
An Event of Default for the Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice to the holders of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes; and provided further that in the case of any default or breach specified in the third bullet point above with respect to the Notes, no such notice shall be given until at least 60 days after the occurrence thereof.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable, but this does not entitle any holder of Notes to any redemption payout or redemption premium. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:
•    You must give the trustee written notice that an Event of Default has occurred and remains uncured;
•    The holders of at least 25% in principal amount of all the Notes must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security, or both reasonably satisfactory to it against the cost and other liabilities of taking that action;
•    The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and
•    The holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.
However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.
Waiver of Default
The holders of a majority in principal amount of the Notes may waive any past defaults other than a default:
•    in the payment of principal (or premium, if any) or interest; or
•    in respect of a covenant that cannot be modified or amended without the consent of each holder of the Notes.
Merger, Consolidation or Asset Sale
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:
•    where we merge out of existence or convey or transfer all or substantially all of our assets, the resulting entity must agree to be legally responsible for our obligations under the Notes;
•    immediately after giving effect to the transaction, no default or Event of Default shall have happened and be continuing; and
•    we must deliver certain certificates and documents to the trustee.
An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Modification or Waiver
There are three types of changes we can make to the indenture and the Notes issued thereunder.
Changes Requiring Your Approval
First, there are changes that we cannot make to your Notes without your specific approval. The following is a list of those types of changes:
•    change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the Notes;

•    reduce any amounts due on the Notes or reduce the rate of interest on the Notes;
•    reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;
•    change the place or currency of payment on a Note;
•    impair your right to sue for payment;
•    reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and
•    reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of Notes required to satisfy quorum or voting requirements at a meeting of holders of the Notes.
Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.
Changes Requiring Majority Approval
Any other change to the indenture and the Notes would require the following approval:
•    if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and
•    if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.
In each case, the required approval must be given by written consent.
The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:
The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any Notes. The Notes will also not be eligible to vote if they have been fully defeased as described later under “— Defeasance — Full Defeasance” below.
We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect with respect to the Notes when:
•    Either
•    all the Notes that have been authenticated have been delivered to the trustee for cancellation; or
•    all the Notes that have not been delivered to the trustee for cancellation:
•    have become due and payable, or
•    will become due and payable at their stated maturity within one year, or
•    are to be called for redemption within one year,

•    and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes not previously delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;
•    we have paid or caused to be paid all other sums payable by us under the indenture with respect to the Notes; and
•    we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the Notes have been complied with.
Defeasance
The following provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the Notes.
Covenant Defeasance
Under current U.S. federal income tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the following must occur:
•    Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;
•    We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;
•    We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;
•    Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments; and
•    No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.
If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
The Notes are subject to full defeasance. Full defeasance means that we can legally release ourselves from all payment and other obligations on the Notes, subject to the satisfaction of certain conditions, including, but not limited to that (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) there is a change in U.S. federal income tax law, in either case to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (called “full defeasance”), and that we put in place the following other arrangements for you to be repaid:

•    Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;
•    We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;
•    We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;
•    Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and
•    No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.
If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.
Form, Exchange and Transfer of Certificated Registered Securities
If registered Notes cease to be issued in book-entry form, they will be issued:
•    only in fully registered certificated form;
•    without interest coupons; and
•    unless we indicate otherwise, in denominations of $2,000 and amounts that are multiples of $1,000.
Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $2,000.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the Notes as described in this subsection, since it will be the sole holder of the Notes.
Resignation of Trustee
The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Indenture Provisions — Ranking
The Notes offered hereby will be our direct unsecured obligations and will rank:
•    pari passu with our existing and future unsecured, unsubordinated indebtedness, including the 5.95% Notes due 2026, the 6.25% notes due 2023, and the Existing Notes;
•    senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; and
•    effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under the PWB Credit Facility; and
•    structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including SBIC I LP, OFSCC-FS and any other future SBIC subsidiary of the Company, including, without limitation, borrowings under the BNP Facility (which is secured by substantially all of the assets held by OFSCC-FS) and the SBA-guaranteed debentures issued by SBIC I LP.
The Trustee under the Indenture
U.S Bank National Association serves as the trustee, paying agent, and security registrar under the indenture. Separately, our securities are held by U.S. Bank National Association pursuant to a custody agreement.
Book-Entry Procedures
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriter take any responsibility for its accuracy.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax consequences applicable to an investment in the Notes. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. The summary is based upon the Code, U.S. Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect, or to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of an investment in the Notes. Investors should consult their own tax advisors with respect to tax considerations that pertain to their investment in the Notes.
This summary discusses only Notes held as capital assets within the meaning of the Code (generally, property held for investment purposes) and does not purport to address persons in special tax situations, such as banks and other financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, real estate investment trusts and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a position in a “straddle,” “hedge,” “constructive sale transaction,” “conversion transaction,” “wash sale” or other integrated transaction for U.S. federal income tax purposes, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, or U.S. holders (as defined below) whose functional currency (as defined in the Code) is not the U.S. dollar. It does not address beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for cash at a price equal to their offering price (i.e., the first price at which a substantial amount of the Notes is sold for money to investors pursuant to this offering (other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placements agents or wholesalers)). It also does not address the U.S. federal income tax consequences to beneficial owners of the Notes subject to the special tax accounting rules under Section 451(b) of the Code. In addition, this summary only addresses U.S. federal income tax consequences, and, except as otherwise noted below, does not address other U.S. federal tax consequences, including, for example, estate or gift tax consequences. This summary also does not address any U.S. state or local or non-U.S. tax consequences. Investors considering purchasing the Notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their individual circumstances, as well as any consequences to such investors relating to purchasing, owning and disposing of the Notes under the laws of any state, local, foreign or other taxing jurisdiction.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Notes, and persons holding interests in such partnerships, should each consult their own tax advisors as to the consequences of investing in the Notes in their individual circumstances.
Qualified Reopening
We intend to treat, for U.S. federal income tax purposes, the issuance of the Notes as a “qualified reopening” of our Existing Notes. Accordingly, we intend to treat the Notes offered hereby as having the same issue date and the same issue price as those previously issued Existing Notes. Because the Existing Notes were not issued with more than de minimis “original issue discount” (“OID”) for U.S. federal income tax purposes, the Notes in this offering also do not have more than de minimis OID. However, depending on a holder’s purchase price, the Notes may have bond premium (discussed below). The remainder of this summary assumes that the issuance of the Notes will be treated as a “qualified reopening.”
Pre-Issuance Accrued Interest
A portion of the price paid for the Notes is attributable to the amount of unpaid interest on the Notes accrued from February 10, 2021, which, for purposes of this discussion, is referred to as “pre-issuance accrued interest.” Pursuant to certain U.S. Treasury regulations, for U.S. federal income tax purposes, we intend to treat a portion of the first interest payment on the Notes as a return of the pre-issuance accrued interest, rather than an amount payable on such Notes. A holder should be able to treat a portion of the first interest payment on the Notes as a non-taxable return of the pre-issuance accrued interest paid by the holder, rather than as taxable interest, as if the holder purchased a debt instrument on the secondary market between interest payment dates. Holders should consult their own tax advisors concerning the tax treatment of the pre-issuance accrued interest on the Notes.

Taxation of U.S. Holders
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
•    an individual who is a citizen or resident of the United States;
•    a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•    a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more “United States persons” (within the meaning of the Code) that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a “United States person” (within the meaning of the Code); or
•    an estate the income of which is subject to U.S. federal income taxation regardless of its source.
Payments of Interest
Payments or accruals of interest on a Note (other than pre-issuance accrued interest as described above) generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.
Amortizable Bond Premium
If a U.S. holder purchases the Notes at a “premium” equal to the excess of the U.S. holder’s purchase price over its stated principal amount (excluding any amount attributable to pre-issuance accrued interest described above), then the U.S. holder generally may elect to amortize the premium over the remaining term of the Notes on a constant yield method as an offset to interest when includible in income under the U.S. holder’s regular accounting method. Any amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the Notes includible in the U.S. holder’s gross income in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the Notes, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the Notes. If a U.S. holder makes this election, the U.S. holder will be required to reduce the U.S. holder’s adjusted tax basis in the Notes by the amount of the premium amortized. If a U.S. holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss the U.S. holder would otherwise recognize on disposition of the Notes. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisors about this election.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note
Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts representing accrued and unpaid interest, including pre-issuance accrued interest described above, which are treated as ordinary interest income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note (excluding any amount attributable to the pre-issuance accrued interest described above), reduced by any previously amortized premium. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.
Additional Tax on Net Investment Income
An additional tax of 3.8% is imposed on certain “net investment income” (or “undistributed net investment income,” in the case of certain U.S. holders that are estates and trusts) received by certain U.S. holders with modified adjusted gross incomes above certain threshold amounts. “Net investment income” generally includes interest payments on, and gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of, the Notes, less certain deductions. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.
Backup Withholding and Information Reporting
In general, a U.S. holder will be subject to U.S. federal backup withholding tax at the applicable rate with respect to payments on the Notes and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless the U.S. holder is an exempt recipient and appropriately establishes that exemption, or provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition by, a U.S. holder generally will be subject to information reporting requirements, unless such U.S. holder is an exempt recipient and appropriately establishes that exemption.
Taxation of Non-U.S. Holders
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
Interest on the Notes
Subject to the discussions of backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding below, payments to a non-U.S. holder of interest on the Notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if such non-U.S. holder properly certifies as to such non-U.S. holder’s foreign status, as described below, and:
•    such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•    such non-U.S. holder is not a “controlled foreign corporation” that is related to us (actually or constructively);
•    such non-U.S. holder is not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of such non-U.S. holder’s trade or business; and
•    interest on the Notes is not effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (or, in the case of an applicable income tax treaty, such interest is not attributable to a permanent establishment maintained by such non-U.S. holder in the United States).
The portfolio interest exemption generally applies only if a non-U.S. holder also appropriately certifies as to such non-U.S. holder’s foreign status. A non-U.S. holder can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) to the applicable withholding agent prior to payment. If a non-U.S. holder holds the Notes through a financial institution or other agent acting on such non-U.S. holder’s behalf, such non-U.S. holder may be required to provide appropriate certifications to the agent. Such non-U.S. holder’s agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries.
If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate, unless (i) such non-U.S. holder prior to payment provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States and such non-U.S. holder meets the certification requirements described below under “— Income or Gain Effectively Connected with a U.S. Trade or Business”.
Disposition of the Notes
Subject to the discussions of backup withholding and FATCA withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement, or other taxable disposition of a Note unless:
•    the gain is effectively connected with the conduct by such non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, such non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or
•    such non-U.S. holder is a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.
If a non-U.S. holder’s gain is described in the first bullet point above, such non-U.S. holder generally will be subject to U.S. federal income tax in the manner described under “— Income or Gain Effectively Connected with a U.S. Trade or

Business” below. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a Note is attributable to accrued but unpaid interest on the Note, this amount generally will be taxed in the same manner as described above in “— Interest on the Notes.”
Income or Gain Effectively Connected with a U.S. Trade or Business
If any interest on the Notes or gain from the sale, redemption, exchange, retirement, or other taxable disposition of the Notes is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such non-U.S. holder maintains a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular income tax rates generally in the same manner as if such non-U.S. holder were a U.S. holder (but without regard to the additional tax on net investment income described above). Effectively connected interest income will not be subject to U.S. federal withholding tax if a non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) prior to payment. In addition, if a non-U.S. holder is a corporation, that portion of such non-U.S. holder’s earnings and profits that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a Note and gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by such non-U.S. holder of a U.S. trade or business.
Backup Withholding and Information Reporting
Under current U.S. Treasury regulations, the amount of interest paid to a non-U.S. holder and the amount of tax withheld, if any, from those payments must be reported annually to the IRS and each non-U.S. holder. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.
Backup withholding generally will not apply to payments of interest to a non-U.S. holder on a Note if the certification described above in “— Interest on the Notes” is duly provided or such non-U.S. holder otherwise establishes an exemption.
Additionally, the gross proceeds from a non-U.S. holder’s disposition of Notes may be subject under certain circumstances to information reporting and backup withholding unless the non-U.S. holder provides an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that the non-U.S. holder is not a United States person or otherwise qualifies for an exemption.
Non-U.S. holders should consult their own tax advisors regarding application of the backup withholding rules to their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a non-U.S. holder’s U.S. federal income tax liability (which may result in such non-U.S. holder being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.
Estate Tax
A Note that is held by an individual who, at the time of death, is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a United States trade or business.
FATCA
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest (including interest on a Note) and dividends. While existing U.S. Treasury regulations would also require withholding on payments of the gross proceeds from the sale of any property occurring after December 31, 2018 that could produce U.S. source interest or dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a beneficial owner and the status of the intermediary through which it holds the Notes, a beneficial owner could be subject to this 30% withholding tax with respect to interest paid on the Notes. Under certain circumstances, a beneficial owner might be eligible for a refund or credit of such taxes.
Holders and beneficial owners should consult their own tax advisors regarding FATCA and whether it may be relevant to their acquisition, ownership and disposition of the Notes.
You should consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

UNDERWRITING
Goldman Sachs & Co. LLC is acting as the sole underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement dated March , 2021 among us, OFS Advisor, OFS Services and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the $ million aggregate principal amount of Notes offered hereby.
The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the Notes offered hereby are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriting agreement provides that the underwriter will purchase all of the Notes if it purchases any of the Notes. We have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the Notes, subject to its acceptance of the Notes from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The underwriter proposes to initially offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Institution Regulatory Authority, Inc. (FINRA) members at that price less a concession not in excess of % of the aggregate principal amount of the Notes. If all of the Notes are not sold at the public offering price, the underwriter may change the public offering price and other selling terms. Investors must pay for any Notes purchased in this offering on or before March , 2021. The underwriter has advised us that it does not intend to confirm any sales to any accounts over which it exercises discretionary authority.
The following table shows the sales load to be paid to the underwriter in connection with this offering.

	Per Note		Total
Public offering price		%	$
Sales load (underwriting discounts and commissions)		%	$
Proceeds to us (before expenses)		%	$
We estimate expenses payable by us in connection with this offering will be approximately $0.2 million.

The public offering price set forth above does not include Aggregate Accrued Interest. The interest payment we will make on August 10, 2021 will include Aggregate Accrued Interest.
Listing
We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

While a trading market developed after issuing the Existing Notes, we cannot assure you that an active and liquid market for the Notes will be maintained. We have been advised by the underwriter that it presently intends to continue to make a market in the Notes after completion of the offering, as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the Notes and any such market-making activities may be discontinued at any time in the sole discretion of the underwriter without any notice. Accordingly, no assurance can be given as to the liquidity of, or maintenance of, a public trading market for, the Notes. If an active public trading market for the Notes is not maintained, the market price and liquidity of the Notes may be adversely affected.
No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to, directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, make any short sale or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company, enter into any swap or other derivatives transaction that transfers any of the economic benefits or risks of ownership of any debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 45 days after the date of this prospectus supplement without first obtaining the written consent of Goldman Sachs & Co. LLC and Truist Securities, Inc., other than certain private sales of debt securities to a limited number of institutional investors. This consent may be given at any time without public notice.

Stabilization
The underwriter has advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions including over-allotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market.
A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriter for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one ore more of the underwriter and/or selling group members participating in this offering, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, information on the underwriter's web site and any information contained in any other web site maintained by the underwriter or selling group members is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement is a part, has not been approved and/or endorsed by us or the underwriter and should not be relied on by investors.
Other Relationships
The underwriter and its affiliates may have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriter or its affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriter or its affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us, our portfolio companies or our affiliates.
The underwriter or its affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us, any of our portfolio companies or our affiliates.
After the date of this prospectus supplement, the underwriter and its affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriter and its affiliates in the ordinary course of their business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriter or its affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to holders of the Notes or any other persons.
In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates that may have a lending relationship with us may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered by this prospectus supplement and the accompanying prospectus. Any such short positions could adversely affect future trading prices of the Notes offered hereby. the underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The principal business address of the underwriter is: Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282.
Alternative Settlement Cycle
We expect that delivery of the Notes will be made against payment therefor on or about March , 2021, which will be the business day following the trade date for the issuance of the Notes (such settlement being herein referred to as “T+ ”). Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes initially will settle in T+ business days, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement.
Other Jurisdictions
The Notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published, in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European Economic Area (each, a “Relevant State”) or in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.
Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
For the purposes of the United Kingdom, all references to European Directives and Regulations should be read as referencing the relevant legislative provisions incorporated into UK law by the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in the United Kingdom
Each Underwriter has represented and agreed that:
a.it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
b.it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

LEGAL MATTERS
Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriter by Dechert LLP, Washington, D.C.
INCORPORATION BY REFERENCE
We incorporate by reference in this supplement the documents listed below and any reports and other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (such reports and other documents deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents); provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K, or other information “furnished” to the SEC pursuant to the Exchange Act will not be incorporated by reference into this prospectus supplement:
•    our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021;
•    our Definitive Proxy Statement on Schedule 14A (Annual Meeting), filed with the SEC on April 28, 2020;
•    our Definitive Proxy Statement on Schedule 14A (Special Meeting), filed with the SEC on April 28, 2020;
•    our Current Reports on Form 8-K, filed with the SEC on January 8, 2021, February 10, 2021 and February 19, 2021; and
•    the description of our Common Stock referenced in our Registration Statement on Form 8-A, filed with the SEC on November 7, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

Prospectus
$200,000,000
OFS CAPITAL
CORPORATION
Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities
    We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the "1940 Act"). Our investment objective is to provide our stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.
    We may offer, from time to time, in one or more offerings or series, up to $200.0 million in shares of our common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities which we refer to, collectively, as the “securities.” We may sell our securities directly or through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus.
    The securities may be offered directly to one or more purchasers, or through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to an offering will identify any agents or underwriters involved in the sale of shares of our securities, and will disclose any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.”
    Substantially all of the debt securities in which we invest are rated below investment grade or would be rated below investment grade if rated, which are often referred to as “high yield” or “junk” securities. Exposure to below investment grade securities involves certain risk, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. A material amount of our debt investments contain floating interest rate provisions that may make it more difficult for the borrowers to make interest payments on our debt investments. Further, our debt investments generally will not pay down principal during their term which could result in a substantial loss to us if the portfolio company is unable to refinance or repay the debt at maturity.
    Our common stock is traded on the Nasdaq Global Select Market under the symbol “OFS.” On April 3, 2020, the last reported sales price on the Nasdaq Global Select Market for our common stock was $3.52 per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of December 31, 2019 was $12.46.
    This prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference, before buying any of the securities being offered. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. The information is available free of charge, and stockholder inquiries may be made, by contacting Investor Relations of OFS Capital Corporation, 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606, or by calling us at (847) 734-2000 or on our website at www.ofscapital.com. The Securities and Exchange Commission, or the SEC, maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus or any supplement to this prospectus, and you should not consider information contained on our website to be part of this prospectus or supplement hereto.
    Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” included in, and incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.
    Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
    This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated April 10 , 2020

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ABOUT THIS PROSPECTUS
    This prospectus is part of a registration statement that we have filed with the SEC, using the “shelf” registration process. Under this shelf registration statement, we may offer, from time to time, in one or more offerings, up to $200,000,000 of common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, and warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, on terms to be determined at the time of the offering. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers, including existing stockholders in a rights offering, or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms described in one or more supplements to this prospectus.
    This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, you should carefully read both this prospectus and the applicable prospectus supplement and any related free writing prospectus, together with the additional information described in the section titled “Available Information.”
    This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.
    This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”
    You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

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PROSPECTUS SUMMARY
This summary highlights some of the information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. You should carefully read the entire prospectus, the applicable prospectus supplement, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Before making your investment decision, you should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part.
    Throughout this prospectus, we refer to OFS Capital Corporation and its consolidated subsidiaries as the “Company,” “we,” “us” or “our;” OFS Capital Management, LLC as “OFS Advisor” or the “Advisor;” and OFS Capital Services, LLC as “OFS Services” or the “Administrator.”
Defined Terms
We have used "we," "us," "our," "our company," and "the Company" to refer to OFS Capital Corporation in this prospectus. We also have used several other terms in this report, which are explained or defined below:

1940 Act	Investment Company Act of 1940, as amended
Administration Agreement	Administration Agreement between the Company and OFS Services dated November 7, 2012
Advisers Act	Investment Advisers Act of 1940, as amended
Annual Distribution Requirement	Distributions to our stockholders, for each taxable year, of at least 90% of our ICTI
ASC	Accounting Standards Codification, as issued by the FASB
ASC Topic 820	ASC Topic 820, "Fair Value Measurements and Disclosures"
ASC Topic 946	ASC Topic 946, "Financial Services-Investment Companies"
ASU	Accounting Standards Updates, as issued by the FASB
BDC	Business Development Company under the 1940 Act
BLA	Business Loan Agreement, as amended, with Pacific Western Bank, as lender, which provides the Company with a senior secured revolving credit facility
BNP Facility	Revolving credit and security agreement by and among OFSCC-FS, the lenders from time to time parties thereto, BNP Paribas, as administrative agent, OFSCC-FS Holdings, LLC, a wholly owned subsidiary of the Company, as equityholder, the Company, as servicer, Citibank, N.A., as collateral agent and Virtus Group, LP, as collateral administrator, which provides for borrowings in an aggregate principal amount up to $150,000,000
Board	The Company's board of directors
CLO	Collateralized loan obligation
Code	Internal Revenue Code of 1986, as amended
Company	OFS Capital Corporation and its consolidated subsidiaries
Direct Investment	A debt or equity investment in a portfolio company, excluding Structured Finance Notes
DRIP	Distribution reinvestment plan
EBITDA	Earnings before interest, taxes, depreciation, and amortization
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States
HPCI	Hancock Park Corporate Income, Inc., a Maryland corporation and non-traded BDC for whom OFS Advisor serves as investment adviser
ICTI	Investment company taxable income, which is generally net ordinary income plus net short-term capital gains in excess of net long-term capital losses
Indicative Prices	Market quotations, prices from pricing services or bids from brokers or dealers
Investment Advisory Agreement	Investment Advisory and Management Agreement between the Company and OFS Advisor dated November 7, 2012
IPO	Initial Public Offering
LIBOR	London Interbank Offered Rate

NBIB	Non-binding indicative bid
Net Loan Fees	The cumulative amount of fees, such as discounts, premiums and amendment fees that are deferred and recognized as income over the life of the loan.
OCCI	OFS Credit Company, Inc., a Delaware corporation and a non-diversified, closed-end management investment company for whom OFS Advisor serves as investment adviser
Offering	Follow-on public offering of 3,625,000 shares of our common stock in April 2017
OFS Advisor	OFS Capital Management, LLC, a wholly owned subsidiary of OFSAM and registered investment advisor under the Investment Advisers Act of 1940, as amended
OFSC	Orchard First Source Capital, Inc., a wholly owned subsidiary of OFSAM
OFS Services	OFS Capital Services, LLC, a wholly owned subsidiary of OFSAM and affiliate of OFS Advisor
OFSAM	Orchard First Source Asset Management, LLC, a full-service provider of capital and leveraged finance solutions to U.S. corporations
OFSCC-FS	OFSCC-FS, LLC, an indirect wholly owned subsidiary of the Company
Parent	OFS Capital Corporation
PIK	Payment-in-kind, non-cash interest or dividends payable as an addition to the loan or equity security producing the income.
Prime Rate	United States Prime interest rate
PWB Credit Facility	Senior secured revolving credit facility between the Company and Pacific Western Bank, as lender
RIC	Regulated investment company under the Code
SBA	U.S. Small Business Administration
SBCAA	Small Business Credit Availability Act
SBIC	A fund licensed under the SBA small business investment company program
SBIC Acquisition	The Company's acquisition of the remaining ownership interests in SBIC I LP and OFS SBIC I GP, LLC on December 4, 2013
SBIC Act	Small Business Investment Act of 1958, as amended
SBIC I LP	OFS SBIC I, LP, a wholly owned SBIC subsidiary of the Company
SEC	U.S. Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
Secured Revolver Amendment	The amended Business Loan Agreement with Pacific Western Bank, as lender, dated April 10, 2019
Stock Repurchase Program	The open market stock repurchase program for shares of the Company’s common stock under Rule 10b-18 of the Exchange Act
Structured Finance Notes	CLO subordinated debt positions. CLO subordinated debt positions are entitled to recurring distributions which are generally equal to the remaining cash flow of payments made by underlying securities less contractual payments to debt holders and fund expenses
The Order	An exemptive relief order from the SEC to permit us to co-invest in portfolio companies with certain funds managed by OFS Advisor in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions.
Transaction Price	The cost of an arm's length transaction occurring in the same security
Unsecured Notes	The combination of the Unsecured Notes Due April 2025, the Unsecured Notes Due October 2025 and the Unsecured Notes Due October 2026
Unsecured Notes Due April 2025	The Company's $50.0 million aggregate principal amount of 6.375% notes due April 30, 2025
Unsecured Notes Due October 2025	The Company's $46.0 million aggregate principal amount of 6.5% notes due October 30, 2025
Unsecured Notes Due October 2026	The Company's $54.3 million aggregate principal amount of 5.95% notes due October 31, 2026

OFS Capital Corporation
    We are an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a BDC under the 1940 Act, which imposes certain investment restrictions on our portfolio. Our investment objective is to provide our stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. Our investment strategy focuses primarily on investments in middle-market companies in the United States. We use the term “middle-market” to refer to companies that may exhibit one or more of the following characteristics: number of employees between 150 and 2,000; revenues between $15 million and $300 million; annual EBITDA between $3 million and $50 million; generally, private companies owned by private equity firms or owners/operators; and enterprise value between $10 million and $500 million. For additional information about how we define the middle-market, see “The Company - Investment Criteria/Guidelines.”
    As of December 31, 2019, the fair value of our debt investment portfolio totaled $451.8 million in 79 portfolio companies, of which 90% was comprised of senior secured loans and 10% of subordinated loans, respectively, and approximately $43.5 million in equity investments, at fair value, in 15 portfolio companies in which we also held debt investments. We also have six portfolio companies in which we solely held equity investments, as well as four investments in Structured Finance Notes with a fair value of $21.6 million.
    Our investment strategy focuses primarily on middle-market companies in the United States, including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities and Structured Finance Notes. We also may invest up to 30% of our portfolio in opportunistic investments not otherwise eligible under BDC regulations. Specifically, as part of this 30% basket, we may consider investments in investment funds that are operating pursuant to certain exceptions to the 1940 Act and in advisers to similar investment funds, as well as in debt or equity of middle-market portfolio companies located outside of the United States and debt and equity of public companies that do not meet the definition of eligible portfolio companies because their market capitalization of publicly traded equity securities exceeds the levels provided for in the 1940 Act.
    We have executed our investment strategy, in part, through SBIC I LP, a licensee under the SBA's SBIC program, which is subject to SBA regulations and policies, including periodic audits by the SBA. On a stand-alone basis, SBIC I LP held approximately $249.6 million and $251.1 million in assets, or approximately 46% and 57% of our total consolidated assets, at December 31, 2019 and 2018, respectively. As part of our plans to focus on lower-yielding, first lien senior secured loans to larger borrowers, which we believe will improve our overall risk profile, SBIC I LP intends, over time, to repay its outstanding SBA debentures prior to the scheduled maturity dates of its debentures. We do not expect to make new investments through SBIC I LP, other than follow-on investments. We believe that investing in more senior loans to larger borrowers is consistent with our view of the private loan market and will reduce our overall leverage on a consolidated basis. For additional information regarding the regulation of SBIC I LP, see “Item 1. Business—Regulation—Small Business Investment Company Regulation” in our Annual Report on Form 10-K, filed with the SEC on March 13, 2020.
    We also execute on our investment strategy, in part, through OFSCC-FS, which established the BNP Facility on June 20, 2019, to provide borrowings in an aggregate principal amount up to $150.0 million. We believe that the BNP Facility will enable us to provide more first lien loans to large companies at more competitive pricing, due to this lower cost of financing. On a stand-alone basis, OFSCC-FS held approximately $92.5 million and $-0- million in assets at December 31, 2019 and 2018, respectively, which accounted for approximately 17% and -0-% of our total consolidated assets, respectively.
    Our investment activities are managed by OFS Advisor and supervised by our Board a majority of whom are independent of us, OFS Advisor and its affiliates. Under the Investment Advisory Agreement we have agreed to pay OFS Advisor an annual base management fee based on the average value of our total assets (other than cash and cash equivalents but including assets purchased with borrowed funds and including assets owned by any consolidated entity) as well as an incentive fee based on our investment performance. We have elected to exclude from the base management fee calculation any base management fee that would be owed in respect of the intangible asset and goodwill resulting from the SBIC Acquisition. OFS Advisor also serves as the investment adviser or collateral manager to CLOs and other assets, including HPCI, a non-traded BDC with an investment strategy similar to the Company's, and OCCI, externally managed, closed-end management investment company that has registered as an investment company under the 1940 Act that primarily invests, in the CLO debt and subordinated (i.e., residual or equity) securities. Additionally, OFS Advisor provides sub-advisory services to CMFT Securities Investments, LLC, a Delaware limited liability company which is a wholly owned subsidiary of CIM Real Estate Finance Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust, and expects to provide sub-advisory services to CIM Real Assets & Credit Fund, a newly organized externally managed registered investment company that intends to operate as an interval fund that expects to invest primarily in a combination of real estate, credit and related investments. OFS Advisor will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. See “-Conflicts of Interest” below for additional information.
    We have also entered into an Administration Agreement with OFS Services. Under our Administration Agreement, we have agreed to reimburse OFS Services for our allocable portion (subject to oversight of our independent directors) of overhead and other expenses incurred by OFS Services in performing its obligations under the Administration Agreement.
    As a BDC, we must not acquire any assets other than “qualifying assets” specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our assets, as defined by the 1940 Act, are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Under the relevant SEC rules, the term “eligible portfolio company” includes all private companies, companies whose securities are not listed on a national securities exchange, and certain public companies that have listed their securities on a national securities exchange and have a market capitalization of less than $250 million, in each case organized in the United States.
    A BDC generally is not permitted to incur indebtedness unless immediately after such borrowing it has an asset coverage ratio for total borrowings of at least 200% (i.e., the amount of debt may not exceed 50% of the value of our assets). Certain provisions of the Small Business Credit Availability Act (the "SBCAA"), permit BDCs to be subject to a minimum asset coverage ratio of 150%, if specific conditions are satisfied, when issuing senior securities (i.e., the amount of debt may not exceed 66 2/3% of the value of our assets). As an approximation, prior to the enactment of the SBCAA, the most that a BDC could borrow for investment purposes was $1 for every $1 of investor equity. Now, for those BDCs that satisfy the SBCAA’s approval and disclosure requirements and become subject to the reduced asset coverage ratio, the BDC can borrow $2 for investment purposes for every $1 of investor equity.
    On May 3, 2018, the Board, including a “required majority” (as such term is defined in Section 57(o) of the 1940 Act) of the Board, approved the application of the modified asset coverage requirements available under the SBCAA. As a result, the asset coverage ratio test applicable to us decreased from 200% to 150%, effective May 3, 2019. Additionally, we received exemptive relief from the SEC effective November 26, 2013, which allows us to exclude our SBA guaranteed debentures from the definition of senior securities in the statutory asset coverage ratio under the 1940 Act.
    We may borrow money when the terms and conditions available are favorable to do so and are aligned with our investment strategy and portfolio composition. The use of borrowed funds or the proceeds of preferred stock to make investments would have its own specific benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock.
    We have elected to be treated for tax purposes as a RIC under Subchapter M of the Code. To continue to qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements. Pursuant to this election, we generally will not have to pay corporate-level taxes on any income we distribute to our stockholders.

Organizational Structure

Public Investors
Orchard First Source Asset Management, LLC (OFSAM)
77.9%
22.1%
100%
100%
100%
OFSCC-MB, Inc.
OFSCC-MB, Inc.
OFSCC-MB, Inc.
Administration Agreement
OFS Capital Corporation
Investment Advisory Agreement
Staffing Agreement
Staffing Agreement
100%
100%
100%
99%
100%
OFSCC-MB, Inc.
OFSCC-FS Holdings, LLC
OFSCC-FS, LLC
OFS SBIC I, LP (SBIC I LP)
1%
OFS SBIC I, GP

About OFS and Our Advisor
    OFS (which refers to the collective activities and operations of OFSAM, its subsidiaries, and certain affiliates) is a full-service provider of capital and leveraged finance solutions to U.S. companies.
    As of December 31, 2019, OFS had 44 full-time employees. OFS is headquartered in Chicago, Illinois and also has offices in New York, New York and Los Angeles, California.
    Our investment activities are managed by OFS Advisor, our investment adviser. OFS Advisor is responsible for sourcing potential investments, conducting research and diligence on potential investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. OFS Advisor is a registered investment adviser under the Advisers Act and a wholly-owned subsidiary of OFSAM.
    Our relationship with OFS Advisor is governed by and dependent on the Investment Advisory Agreement and may be subject to conflicts of interest. OFS Advisor provides us with advisory services in exchange for a base management fee and incentive fee; see “Management and Other Agreements—Investment Advisory Agreement”. The base management fee is based on our total assets (other than cash and cash equivalents, and the intangible asset and goodwill resulting from the SBIC Acquisition, but including assets purchased with borrowed funds and assets owned by any consolidated entity) and, therefore, OFS Advisor will benefit when we incur debt or use leverage. Our board of directors is charged with protecting our interests by monitoring how OFS Advisor addresses these and other conflicts of interest associated with its management services and compensation. While our board of directors is not expected to review or approve each borrowing or incurrence of leverage, our independent directors periodically review OFS Advisor’s services and fees as well as its portfolio management decisions and portfolio performance.
    OFS Advisor has entered into a Staffing Agreement (the "Staffing Agreement") with OFSC, a wholly-owned subsidiary of OFSAM. Under the Staffing Agreement, OFSC makes experienced investment professionals available to OFS Advisor and provides access to the senior investment personnel of OFS and its affiliates. The Staffing Agreement provides OFS Advisor with access to deal flow generated by OFS and its affiliates in the ordinary course of their businesses and commits the members of OFS Advisor’s investment committee to serve in that capacity. As our investment adviser, OFS Advisor is obligated to allocate investment opportunities among us and any other clients fairly and equitably over time in accordance with its allocation policy.

    OFS Advisor capitalizes on the deal origination and sourcing, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of OFS’s professionals. The senior management team of OFS, including Bilal Rashid and Jeff Cerny, provides services to OFS Advisor. These managers have developed a broad network of contacts within the investment community, and possess an average of over 20 years of experience investing in debt and equity securities of middle-market companies. In addition, these managers have extensive experience investing in assets that constitute our primary focus and have expertise in investing across all levels of the capital structure of middle-market companies. See "Portfolio Management" for additional information regarding our portfolio managers.

Our Administrator
    We do not have any direct employees, and our day-to-day investment operations are managed by OFS Advisor. We have a chief executive officer, chief financial officer, chief compliance officer, chief accounting officer, corporate secretary and, to the extent necessary, our board of directors may elect to appoint additional officers going forward. Our officers are employees of OFSC, an affiliate of OFS Advisor, and a portion of the compensation paid to our officers is paid by us pursuant to the Administration Agreement. All of our executive officers are also officers of OFS Advisor.
    OFS Services, an affiliate of OFS Advisor, provides the administrative services necessary for us to operate. OFS Services furnishes us with office facilities and equipment, necessary software licenses and subscriptions and clerical, bookkeeping and recordkeeping services at such facilities. OFS Services oversees our financial reporting as well as prepares our reports to stockholders and all other reports and materials required to be filed with the SEC or any other regulatory authority. OFS Services also manages the determination and publication of our net asset value and the preparation and filing of our tax returns and generally monitors the payment of our expenses and the performance of administrative and professional services rendered to us by others. OFS Services may retain third parties to assist in providing administrative services to us. To the extent that OFS Services outsources any of its functions, we will pay the fees associated with such functions at cost, on a direct basis.
Market Opportunity
    For information on the market opportunity for investment strategy, please see the section titled “Market Opportunity” in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in its entirety.
Conflicts of Interests
    BDCs generally are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without the prior approval of their independent directors and, in some cases, of the SEC. Those transactions include purchases and sales, and so-called “joint” transactions, in which a BDC and one or more of its affiliates engage in certain types of profit-making activities. Any person that owns, directly or indirectly, five percent or more of a BDC’s outstanding voting securities will be considered an affiliate of the BDC for purposes of the 1940 Act, and a BDC generally is prohibited from engaging in purchases from, sales of assets to, or joint transactions with, such affiliates, absent the prior approval of the BDC’s independent directors. Additionally, without the approval of the SEC, a BDC is prohibited from engaging in purchases from, sales of assets to, or joint transactions with, the BDC’s officers, directors, and employees, and advisor (and its control affiliates).
    BDCs may, however, invest alongside certain related parties or their respective other clients in certain circumstances where doing so is consistent with current law and SEC staff interpretations. For example, a BDC may invest alongside such accounts consistent with guidance promulgated by the SEC staff permitting the BDC and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the BDC’s advisor, acting on the BDC’s behalf and on behalf of other clients, negotiates no term other than price. Co-investment with such other accounts is not permitted or appropriate under this guidance when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the BDC’s interests and those of other accounts.
Conflicts Related to Portfolio Investments
    Conflicts may arise when an account managed by OFS Advisor makes an investment in conjunction with an investment being made by another account managed by OFS Advisor or an affiliate of OFS Advisor (each, an "Affiliated Account"), or in a transaction where an Affiliated Account has already made an investment. Investment opportunities are, from time to time, appropriate for more than one account in the same, different or overlapping securities of a portfolio company’s capital structure. Conflicts arise in determining the terms of investments, particularly where these accounts may invest in different types of securities in a single portfolio company. Questions arise as to whether payment obligations and covenants should be enforced, modified or waived, or whether debt should be restructured, modified or refinanced.
    We may invest in debt and other securities of companies in which Affiliated Accounts hold those same securities or different securities, including equity securities. In the event that such investments are made by us, our interests will at times conflict with the interests of such Affiliated Accounts, particularly in circumstances where the underlying company is facing financial distress. Decisions about what action should be taken, particularly in troubled situations, raise conflicts of interest, including, among other things, whether or not to enforce claims, whether or not to advocate or initiate a restructuring or liquidation inside or outside of bankruptcy, and the terms of any work-out or restructuring. The involvement of Affiliated Accounts at both the equity and debt levels could inhibit strategic information exchanges among fellow creditors, including among us or Affiliated Accounts. In certain circumstances, we or an Affiliated Account may be prohibited from exercising voting or other rights and may be subject to claims by other creditors with respect to the subordination of their interest.
    In the event that we or an Affiliated Account has a controlling or significantly influential position in a portfolio company, that account may have the ability to elect some or all of the board of directors of such a portfolio company, thereby controlling the policies and operations of such portfolio company, including the appointment of management, future issuances of securities, payment of dividends, incurrence of debt and entering into extraordinary transactions. In addition, a controlling account is likely to have the ability to determine, or influence, the outcome of operational matters and to cause, or prevent, a change in control of such a company. Such management and operational decisions may, at times, be in direct conflict with other accounts that have invested in the same portfolio company that do not have the same level of control or influence over the portfolio company.
    If additional capital is necessary as a result of financial or other difficulties, or to finance growth or other opportunities, the accounts may or may not provide such additional capital, and if provided each account will supply such additional capital in such amounts, if any, as determined by OFS Advisor. In addition, a conflict arises in allocating an investment opportunity if the potential investment target could be acquired by us, an Affiliated Account, or a portfolio company of an Affiliated Account. Investments by more than one account of OFS Advisor or its affiliates in a portfolio company also raise the risk of using assets of an account of OFS Advisor or its affiliates to support positions taken by other accounts of OFS Advisor or its affiliates, or that an account may remain passive in a situation in which it is entitled to vote. In addition, there may be differences in timing of entry into, or exit from, a portfolio company for reasons such as differences in strategy, existing portfolio or liquidity needs, different account mandates or fund differences, or different securities being held. These variations in timing may be detrimental to us.
    The application of our or an Affiliated Account's governing documents and the policies and procedures of OFS Advisor are expected to vary based on the particular facts and circumstances surrounding each investment by two or more accounts, in particular when those accounts are in different classes of an issuer’s capital structure (as well as across multiple issuers or borrowers within the same overall capital structure) and, as such, there may be a degree of variation and potential inconsistencies, in the manner in which potential or actual conflicts are addressed.
Co-Investment with Affiliates
    On October 12, 2016, we received the Order from the SEC that permits us to co-invest in portfolio companies with certain affiliates, provided that we comply with the conditions of the Order. Pursuant to the Order, we are generally permitted to co-invest with BDCs, registered investment companies and private funds managed by OFS Advisor or any adviser that controls, is controlled by, or is under common control with, OFS Advisor, and is registered as an investment adviser under the Advisers Act, in a manner consistent with our investment strategy as well as applicable law, including the terms and conditions of the Order. Under the terms of the Order, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies. We have applied for a new exemptive order (the “New Order”), which, if granted, would supersede the Order and would permit us greater flexibility to enter into co-investment transactions. There can be no assurance that we will obtain such new exemptive relief from the SEC.
    When we invest alongside Affiliated Accounts, OFS Advisor will, to the extent consistent with applicable law, regulatory guidance, or the Order, allocate investment opportunities in accordance with its allocation policy. Under this allocation policy, if two or more investment vehicles with similar or overlapping investment strategies are in their investment periods, an available opportunity will be allocated based on the provisions governing allocations of such investment opportunities in the relevant organizational, offering or similar documents, if any, for such investment vehicles. In the absence of any such provisions, OFS Advisor will consider the following factors and the weight that should be given with respect to each of these factors:
•investment guidelines and/or restrictions, if any, set forth in the applicable organizational, offering or similar documents for the investment vehicles;
•the status of tax restrictions and tests and other regulatory restrictions and tests;
•risk and return profile of the investment vehicles;
•suitability/priority of a particular investment for the investment vehicles;
•if applicable, the targeted position size of the investment for the investment vehicles
•level of available cash for investment with respect to the investment vehicles;
•total amount of funds committed to the investment vehicles; and
•the age of the investment vehicles and the remaining term of their respective investment periods, if any.
When not relying on the Order, priority as to opportunities will generally be given to clients that are in their “ramp-up” period, or the period during which the account has yet to reach sufficient scale such that its investment income covers its operating expenses, over the accounts that are outside their ramp-up period but still within their investment or re-investment periods. However, application of one or more of the factors listed above, or other factors determined to be relevant or appropriate, may result in the allocation of an investment opportunity to a fund no longer in its ramp-up period over a fund that is still within its ramp-up period.
    In situations where co-investment with Affiliated Accounts is not permitted or appropriate, OFS Advisor will need to decide which account will proceed with the investment. The decision by OFS Advisor to allocate an opportunity to another entity could cause us to forego an investment opportunity that we otherwise would have made. These restrictions, and similar restrictions that limit our ability to transact business with our officers or directors or their affiliates, may limit the scope of investment opportunities that would otherwise be available to us. See "Conflicts Related to Portfolio Investments" for more information on the conflicts faced by OFS Advisor or an affiliate of OFS Advisor.
Legal Proceedings
    We, OFS Advisor and OFS Services, are not currently subject to any material pending legal proceedings threatened against us as of December 31, 2019. From time to time, we may be a party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with our portfolio companies. Furthermore, third parties may try to seek to impose liability on us in connection with the activities of our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our business, financial condition, results of operations or cash flows.

Risks
    Investing in our securities may be speculative and involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest. For a more detailed discussion of material risks you should carefully consider before deciding to invest in our securities, see the section titled “Risk Factors” in this prospectus, in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a special offering, and under similar headings in the documents that are incorporated by reference into this prospectus, including the section tilted "Risk Factors" included in our most recent Annual Report on Form 10-K, as well as any subsequent SEC filings.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us,” “the Company” or “OFS Capital,” or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in OFS Capital.

Stockholder transaction expenses:
Sales load borne by us (as a percentage of offering price)	—%	(1)
Offering expenses borne by us (as a percentage of offering price)	—%	(2)
Dividend reinvestment plan fees (per sales transaction fee)	$15.00	(3)
Total Stockholder transaction expenses (as a percentage of offering price)	—%

Annual expenses (as a percentage of net assets attributable to common stock)(10):
Base management fees payable under the Investment Advisory Agreement	5.38%	(4)
Incentive fees payable under the Investment Advisory Agreement	2.73%	(5)
Interest payments on borrowed funds	10.91%	(6)
Other expenses	2.76%	(7)
Total annual expenses	21.78%
Base management fee waiver	(0.08)%	(9)
Total annual expenses, net of fee waiver	21.70%	(8)
(1)     In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load and the following Example will be updated accordingly.
(2)     The related prospectus supplement will disclose the applicable offering expenses and total stockholder transaction expenses.
(3)     The expenses of the dividend reinvestment plan are included in “other expenses.” The plan administrator’s fees will be paid by us. There will be no brokerage charges or other charges to stockholders who participate in the plan except that, if a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds. For additional information, see “Distribution Reinvestment Plan.”
(4)     Our base management fee is 1.75% of the average value of our total assets (other than cash and cash equivalents, and the intangible asset and goodwill resulting from the SBIC Acquisitions; but including assets purchased with borrowed amounts, and including assets owned by any consolidated entity). This item represents projected base management fees for the the next twelve month assuming no additional leverage is incurred. We increased our leverage to a level below a 200% asset coverage ratio, as permitted under the SBCAA. As discussed in footnote (9), below, OFS Advisor agreed to waive a portion of its base management fee on certain assets associated with the increase in leverage; the base management fees of 5.38% presented in the table above does not reflect the effect of the waiver. See “Management and Other Agreements — Investment Advisory Agreement”.
(5)     The Part One incentive fee was estimated based on our projected results of operations for the next twelve months. The Part Two incentive fee will be accrued, but not necessarily become payable, if, on a cumulative basis, the sum of net realized capital gains and losses plus net unrealized appreciation and depreciation is positive. Net realized gains and losses result from sales transactions and no such transactions are currently contemplated by OFS Advisor; and unrealized capital gains or losses result from fluctuations in the fair value of our investments, which vary substantially from period to period and cannot be reasonably predicted. Accordingly, the Part Two fee in the table above is -0-%.
    The two parts of the incentive fee follows:
•The first ("Part One"), payable quarterly in arrears, equals 20.0% of our pre-incentive fee net investment income initially calculated based on values at the closing of this offering (including income that is accrued but not yet received in cash), subject to a 2.0% quarterly (8.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, OFS Advisor receives no incentive fee until our pre-incentive fee net investment income equals the hurdle rate of 2.0% but then receives, as a “catch-up,” 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.5% in any calendar quarter, OFS Advisor will receive 20.0% of our pre-incentive fee net investment income as if a hurdle rate did not apply.
    The hurdle rate is fixed at 2.0% quarterly (8% annualized), which means that, if interest rates rise, it will be easier for our pre-incentive fee net investment income to surpass the hurdle rate, which could lead to the payment of fees to OFS Advisor in an amount greater than expected. There is no accumulation of amounts on the hurdle rate from quarter to quarter and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate and there is no delay of payment if prior quarters are below the quarterly hurdle rate.
•The second part ("Part Two"), payable annually in arrears, equals 20.0% of our realized capital gains on a cumulative basis, if any (or upon the termination of the Investment Advisory Agreement, as of the termination date), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The incentive fee is determined on a consolidated basis. We accrue the Part Two incentive fee if, on a cumulative basis, the sum of net realized capital gains and losses plus net unrealized appreciation and depreciation is positive. See “Management and Other Agreements — Investment Advisory Agreement.”
(6)     The borrowing costs included in the table above are based on our December 31, 2019 balance sheet at a level equivalent to a debt-to-equity ratio of up to 2.16x (equivalent to $2.16 of debt outstanding for each $1 of equity) which is also equivalent to having an asset coverage ratio of 180% (which excludes the SBA debentures as a result of exemptive relief granted to us by the SEC) as permitted under the SBCAA, and assuming a weighted average interest rate for total outstanding debt of 5.06%, which is equal to the weighted average interest rate for our existing debt.
    We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. We do not expect to issue any preferred stock during the next twelve months and, therefore, have not included the cost of issuing and servicing preferred stock in the table. Availability under the PWB Credit Facility as of December 31, 2019, was $69.0 million based on the stated advance rate of 50% under the borrowing base, and the $-0- million outstanding as of December 31, 2019. Our stockholders will bear directly or indirectly the costs of borrowings under any debt instruments we may enter into.
(7)     Includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by OFS Services. See “Management and Other Agreements — Administration Agreement.”
(8)     Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act (“Acquired Funds”) in which we invest. We do not currently invest in underlying funds or other investment companies and therefore do not expect to incur any acquired fund fees and expenses. The indirect expenses that will be associated with our Structured Finance Note investments are not included in the fee table presentation, but if such expenses were included in the fee table presentation then our total annual expenses would have been 21.75%.
(9)    OFS Advisor agreed to reduce a portion of its base management fee by reducing the portion of such fee from 1.75% to 1.00% on the average value of the portion of total assets held by the Company through OFSCC-FS, LLC, an indirect wholly owned subsidiary of the Company, at the end of the two most recently completed quarters. The base management fee reduction will be renewable on an annual basis and the amount of the base management fee reduction with respect to the OFSCC-FS Assets shall not be subject to recoupment by OFS Advisor.
(10)     Estimated.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The expense amounts assume an annual base management fee 1.75% for each year. Transaction expenses are not included in the following example.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$176	$460	$669	$983
While the example assumes, as required by the applicable rules of the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. The incentive fee under the Investment Management Agreement, which, assuming a 5.0% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the above example. The above illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. For example, if we assumed that we received our 5.0% annual return completely in the form of net realized capital gains on our investments, computed net of all cumulative unrealized depreciation on our investments, the projected dollar amount of total cumulative expenses set forth in the above illustration would be as follows:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$176	$460	$669	$983
While the examples assume reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date. The market price per share of our common stock may be at, above or below net asset value. See “Distribution Reinvestment Plan” for additional information regarding the dividend reinvestment plan.
The example should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

RISK FACTORS
    Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only risks we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. This could cause our net asset value and the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”

Events outside of our control, including public health crises, may negatively affect the results of our operations.
    Periods of market volatility may continue to occur in response to pandemics or other events outside of our control. These types of events could adversely affect our operating results. For example, in December 2019, a novel strain of coronavirus surfaced in Wuhan, China, which has resulted in a global pandemic and in the temporary closure of many corporate offices, retail stores, and manufacturing facilities and factories in many jurisdictions, including the United States. As the potential impact on global markets from the coronavirus is difficult to predict, the extent to which the coronavirus may negatively affect our operating results or the duration of any potential business disruption is uncertain. Any potential impact to our results will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of the coronavirus and the actions taken by authorities and other entities to contain the coronavirus or treat its impact, all of which are beyond our control. These potential impacts, while uncertain, could adversely affect our operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
    This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, may contain forward-looking statements, including statements regarding our future financial condition, business strategy, and plans and objectives of management for future operations. All statements other than statements of historical facts, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus may include statements as to:
•our ability and experience operating a BDC or an SBIC, or maintaining our tax treatment as a RIC under Subchapter M of the Code;
•our dependence on key personnel;
•our ability to maintain or develop referral relationships;
•our ability to replicate historical results;
•the ability of OFS Advisor to identify, invest in and monitor companies that meet our investment criteria;
•actual and potential conflicts of interest with OFS Advisor and other affiliates of OFSAM;
•constraint on investment due to access to material nonpublic information;
•restrictions on our ability to enter into transactions with our affiliates;
•our ability to comply with SBA regulations and requirements;
•the use of borrowed money to finance a portion of our investments;
•our ability to incur additional leverage pursuant to the SBCAA and the impact of such leverage on our net investment income and results of operations;
•competition for investment opportunities;
•our plans to focus on lower-yielding, first lien senior secured loans to larger borrowers and the impact on our risk profile;
•the percentage of investments that will bear interest on a floating rate or fixed rate basis;
•the ability of SBIC I LP to make distributions enabling us to meet RIC requirements;
•plans by SBIC I LP to repay its outstanding SBA debentures;
•our ability to raise debt or equity capital as a BDC;
•the timing, form and amount of any distributions from our portfolio companies;
•the impact of a protracted decline in the liquidity of credit markets on our business;
•the general economy and its impact on the industries in which we invest;
•uncertain valuations of our portfolio investments; and
•the effect of new or modified laws or regulations governing our operations.
    This prospectus and any prospectus supplement or free writing prospectus, and other statements that we may make, including those incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
    Discussions containing these forward-looking statements may be found in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering and in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the applicable date of this prospectus, free writing prospectus and documents incorporated by reference into this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements.

USE OF PROCEEDS
    Unless otherwise specified in any applicable prospectus supplement or in any free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities consistent with our investment objective and strategies, repayment of any outstanding indebtedness, acquisitions and other general corporate purposes.
    We anticipate that substantially all of the net proceeds of an offering of securities pursuant to this prospectus and any applicable prospectus supplement or free writing prospectus will be used for the above purposes within three months of any such offering, depending on the availability of appropriate investment opportunities consistent with our investment objective, but no longer than within six months of any such offerings.
    Pending such uses and investments, we will invest the remaining net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

PORTFOLIO COMPANIES
    The following tables set forth certain information as of December 31, 2019 regarding each portfolio company in which we had a debt or equity investment. The general terms of our loans and other investments are described in “The Company.” We offer to make available significant managerial assistance to our portfolio companies. In addition, we may receive rights to participate in or observe the board of directors’ meetings of our portfolio companies.

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Non-control/Non-affiliate Investments
Debt and Equity Investments
Acrisure, LLC (14) (15) 5664 Prairie Creek Drive SE Caledonia, MI 49316	Insurance Agencies and Brokerages
Senior Secured Loan		6.19%	(L +4.25%)	11/15/2023	$1,995	$1,971	$2,004	1.2%

AHP Health Partners (14) (15) One Burton Hills Blvd. Suite 250 Nashville, TN 37215	General Medical and Surgical Hospitals
Senior Secured Loan		6.30%	(L +4.50%)	6/30/2025	2,607	2,612	2,632	1.6%

Albertson's Holdings LLC (14) (15) 250 Parkcenter Blvd Boise, ID 83706	Supermarkets and Other Grocery (except Convenience) Stores
Senior Secured Loan		4.55%	(L +2.75%)	11/17/2025	1,082	1,081	1,094	0.7

All Star Auto Lights, Inc. (4) 300 W Grant Street Orlando, FL 32806	Motor Vehicle Parts (Used) Merchant Wholesalers
Senior Secured Loan		9.24%	(L +7.50%)	8/20/2024	13,250	13,119	13,119	7.9

American Bath Group, LLC (14) (15) 435 Industrial Road Savannah, TN 38372	Plastics Plumbing Fixture Manufacturing
Senior Secured Loan		6.05%	(L +4.25%)	9/30/2023	1,489	1,484	1,498	0.9

Applovin Corporation (14) (15) 849 High Street Palo Alto, CA 94301	Advertising Agencies
Senior Secured Loan		5.30%	(L +3.50%)	8/15/2025	1,985	1,987	2,001	1.2

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Asurion, LLC (14) (15) 648 Grassmere Park Nashville, TN 37211	Communication Equipment Repair and Maintenance
Senior Secured Loan		4.80%	(L +3.00%)	11/3/2024	$1,985	$1,985	$1,998	1.2%
Senior Secured Loan		4.80%	(L +3.00%)	11/3/2023	995	997	1,002	0.6
Senior Secured Loan		8.30%	(L +6.50%)	8/24/2025	1,500	1,511	1,511	0.9
					4,480	4,493	4,511	2.7

Athenahealth, Inc. (14) (15) 311 Arsenal St. Watertown, MA 02472	Software Publishers
Senior Secured Loan		6.40%	(L +4.50%)	2/11/2026	1,985	1,990	1,998	1.2

Bass Pro Group, LLC (14) (15) 2500 East Kearney Springfield, MO 65898	Sporting Goods Stores
Senior Secured Loan		6.80%	(L +5.00%)	9/25/2024	1,985	1,921	1,983	1.2

Baymark Health Services, Inc. 401 E. Corporate Dr #220 Lewisville, TX 75057	Outpatient Mental Health & Sub. Abuse Centers
Senior Secured Loan		10.21%	(L +8.25%)	3/1/2025	4,000	3,970	4,000	2.4

Blackhawk Network Holdings, Inc. (14) (15) 6220 Stoneridge Mall Road Pleasanton, CA 94588	Computer and Computer Peripheral Equipment and Software Merchant Wholesalers
Senior Secured Loan		4.80%	(L +3.00%)	6/15/2025	1,995	1,982	1,999	1.2

BrightSpring Health Services (14) (15) 805 N. Whittington Parkway Louisville, KY 40222	Residential Intellectual and Developmental Disability Facilities
Senior Secured Loan		6.21%	(L +4.50%)	3/5/2026	2,985	2,991	3,006	1.8

Brookfield WEC Holdings Inc. (14) (15) 20 Stanwix Street Pttsburgh, PA 15222	Business to Business Electronic Markets
Senior Secured Loan		4.67%	(L +3.00%)	8/1/2025	1,990	2,000	2,000	1.2

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Carolina Lubes, Inc. 790 Pershing Rd. Raleigh NC 27608	Automotive Oil Change and Lubrication Shops
Senior Secured Loan (4) (8)		9.83%	(L +7.73%)	8/23/2022	$20,268	$20,172	$20,466	12.3%
Senior Secured Loan (Revolver) (5)		0.25% (18)	(L +7.25%)	8/23/2022	—	(8)	(8)	—
					20,268	20,164	20,458	12.3

Charter NEX US, Inc. (14) (15) 11111 Santa Monica Blvd, Suite 2000 Los Angeles, CA 90025	Unlaminated Plastics Profile Shape Manufacturing
Senior Secured Loan		5.30%	(L +3.50%)	5/16/2024	2,000	1,985	1,985	1.2

CHG Healthcare Services, Inc. (15) 7259 S. Bingham Junction Blvd Midvale, UT 84047	All Other Outpatient Care Centers
Senior Secured Loan		4.80%	(L +3.00%)	6/7/2023	1,999	2,001	2,015	1.2

Cirrus Medical Staffing, Inc. (4) 1000 Winter Street Waltham, MA 02451	Temporary Help Services
Senior Secured Loan		10.19%	(L +8.25%)	10/19/2022	12,564	12,458	12,358	7.4
Senior Secured Loan (Revolver)		10.19%	(L +8.25%)	10/19/2022	1,408	1,408	1,384	0.8
					13,972	13,866	13,742	8.2
Community Intervention Services, Inc. (4) (6) (10) (11) 11612 FM2244, Building 1 Suite 100 Austin, TX 78738	Outpatient Mental Health and Substance Abuse Centers
Subordinated Loan		7.00% cash / 6.00% PIK	N/A	1/16/2021	9,624	7,639	—	—

Confie Seguros Holdings II Co. (14) 7711 Center Avenue Suite 200 Huntington Beach, CA 92647	Insurance Agencies and Brokerages
Senior Secured Loan		10.41%	(L +8.50%)	11/1/2025	9,678	9,515	9,382	5.6

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Connect U.S. Finco LLC (14) (15) (19) 99 City Rd, Old Street London EC1Y 1AX, United Kingdom	Taxi Service
Senior Secured Loan		6.29%	(L +4.50%)	12/11/2026	$2,000	$1,990	$1,990	1.2%

Constellis Holdings, LLC (6) 12018 Sunrise Valley Drive Suite 140 Reston, Virginia 20191	Other Justice, Public Order, and Safety Activities
Senior Secured Loan		10.93%	(L +9.00%)	4/21/2025	9,950	9,846	407	0.2

Convergint Technologies Holdings, LLC One Commerce Drive Schaumburg, IL 60173	Security Systems Services (except Locksmiths)
Senior Secured Loan		8.55%	(L +6.75%)	2/2/2026	3,481	3,430	3,424	2.1

Curium BidCo S.A R.L. (14) (15) (19) 13,Rue Aldringen Findel, Luxembourg, LU-LU 1118	Pharmaceutical and Medicine Manufacturing
Senior Secured Loan		5.94%	(L +4.00%)	7/1/2026	848	853	853	0.5

Davis Vision, Inc. 939 Elkridge Landing Road Linthicum, MD 21090	Direct Health and Medical Insurance Carriers
Senior Secured Loan		8.55%	(L +6.75%)	12/1/2025	405	395	405	0.2

Dexko Global Inc. (14) (15) 39555 Orchard Hill Place Novi, MI 48375	Motor Vehicle Body Manufacturing
Senior Secured Loan		5.30%	(L +3.50%)	7/24/2024	1,995	1,970	1,997	1.2

Diamond Sports Group, LLC (14) (15) 10706 Beaver Dam Road Hunt Valley, Maryland 21030	Television Broadcasting
Senior Secured Loan		5.03%	(L +3.25%)	8/24/2026	1,995	1,997	1,997	1.2

DuPage Medical Group (15) 3743 Highland Ave. Downers Grove, IL 60515	Offices of Physicians, Mental Health Specialists
Senior Secured Loan		8.80%	(L +7.00%)	8/15/2025	10,098	10,170	10,098	6.1

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Eblens Holdings, Inc. 299 Industrial Lane Torrington, CT 06790	Shoe Store
Subordinated Loan (11)		12.00% cash / 1.00% PIK	N/A	1/13/2023	$9,010	$8,962	$9,025	5.4%
Common equity (71,250 Class A units) (10)						713	892	0.5
					9,010	9,675	9,917	5.9
Endo International PLC (14) (15) Minerva House First Floor Simmonscourt Road Ballsbridge, Dublin, Co. Dublin 4 Ireland	Pharmaceutical Preparation Manufacturing
Senior Secured Loan		6.06%	(L +4.25%)	4/29/2024	1,985	1,897	1,906	1.1

Envocore Holding, LLC (FKA LRI Holding, LLC) (4) 300 Frank W. Burr Blvd., Glenpointe Centre East 7th Floor Teaneck, MD 07666	Electrical Contractors and Other Wiring Installation Contractors
Senior Secured Loan		6.00% cash / 5.00% PIK	(L +6.00%)	6/30/2022	16,367	16,207	14,639	8.8
Preferred Equity (238,095 Series B units) (10)						300	—	—
Preferred Equity (13,315 Series C units) (10)						13	—	—
					16,367	16,520	14,639	8.8
Excelin Home Health, LLC 2001 Bryan Street Suite 1800 Dallas, TX 75201	Home Health Care Services
Senior Secured Loan		11.50%	(L +9.50%)	4/25/2024	4,250	4,183	4,070	2.4

Explorer Holdings, Inc. (14) (15) 1818 Market Street Suite 1000 Philadelphia, PA 19103	Testing Laboratories
Senior Secured Loan		5.60%	(L +3.75%)	5/2/2023	1,985	1,987	2,004	1.2

Garda World Security (14) (15) (19) 1390 Barre Street Montreal, Quebec H3C 1N4	Security Systems Services (except Locksmiths)
Senior Secured Loan		6.66%	(L +4.75%)	10/30/2026	1,667	1,634	1,680	1.0

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
GGC Aerospace Topco L.P. 1740 Eber Rd Holland, OH 43528	Other Aircraft Parts and Auxiliary Equipment Manufacturing
Senior Secured Loan		10.65%	(L +8.75%)	9/8/2024	$5,000	$4,912	$4,084	2.5%
Common equity (368,852 Class A units) (10)						450	124	0.1
Common equity (40,984 Class B units) (10)						50	5	—
					5,000	5,412	4,213	2.6

Hyland Software, Inc. 28500 Clemens Road Westlake, Ohio 44145	Software Publishers
Senior Secured Loan (14) (15)		5.30%	(L +3.50%)	7/1/2024	1,660	1,655	1,672	1.0
Senior Secured Loan		8.80%	(L +7.00%)	7/7/2025	2,601	2,614	2,617	1.6
					4,261	4,269	4,289	2.6

Inergex Holdings, LLC 500 Seneca Street Suite 620 Buffalo, NY 14204	Other Computer Related Services
Senior Secured Loan		8.94%	(L +7.00%)	10/1/2024	16,590	16,389	16,489	9.9
Senior Secured Loan (Revolver) (5) (18)		6.05%	(L +7.00%)	10/1/2024	1,875	1,853	1,864	1.1
					18,465	18,242	18,353	11.0

Institutional Shareholder Services Inc. 702 King Farm Boulevard Suite 400 Rockville, MD 20850	Administrative Management and General Management Consulting Services
Senior Secured Loan		10.44%	(L +8.50%)	3/5/2027	6,244	6,075	6,098	3.7

Intouch Midco Inc. (15) (19) 5650 Yonge Street Toronto, ON M2M 4H5	All Other Professional, Scientific, and Technical Services
Senior Secured Loan		6.05%	(L +4.25%)	8/24/2025	1,995	1,925	1,925	1.2

Kindred Healthcare, Inc. (FKA Kindred at Home) (14) (15) 3350 Riverwood Parkway Suite 1400 Atlanta, GA 30339	Home Health Care Services
Senior Secured Loan		5.56%	(L +3.75%)	7/2/2025	2,985	2,998	3,004	1.8

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
McAfee, LLC (14) (15) 2821 Mission College Blvd, Santa Clara, CA 95054	Software Publishers
Senior Secured Loan		5.55%	(L +3.75%)	9/30/2024	$1,985	$1,987	$1,996	1.2%
Senior Secured Loan		10.30%	(L +8.50%)	9/29/2025	2,000	2,002	2,018	1.2
					3,985	3,989	4,014	2.4
Micro Holding Corp (14) (15) 909 Sepulveda Blvd, 11th Floor El Segundo, CA 90245	Internet Publishing and Broadcasting and Web Search Portals
Senior Secured Loan		5.55%	(L +3.75%)	9/13/2024	1,985	1,969	1,991	1.2

Milrose Consultants, LLC (4) (8) 498 7th Avenue New York, NY 10017	Administrative Management and General Management Consulting Services
Senior Secured Loan		8.14%	(L +6.20%)	7/16/2025	11,500	11,420	11,394	6.7

My Alarm Center, LLC (4) (10) (13) 3803 West Chester Pike, Suite 100 Newton Square, PA 19073	Security Systems Services (except Locksmiths)
Preferred Equity (1,485 Class A units), 8% PIK						1,571	984	0.6
Preferred Equity (1,198 Class B units)						1,198	—	—
Preferred Equity (335 Class Z units)						325	1,136	0.7
Common Equity (64,149 units)						—	—	—
						3,094	2,120	1.3

Online Tech Stores, LLC (4) 5440 Reno Corporate Dr. Reno, NV 89511	Stationary & Office Supply Merchant Wholesaler
Subordinated Loan		10.50% cash / 3.00% PIK	N/A	8/1/2023	16,323	16,113	14,559	8.7

OnSite Care, PLLC (4) (8) 10130 Perimeter Pkwy Charlottte, North Carolina 29216	Home Health Care Services
Senior Secured Loan		9.09%	(L +7.78%)	8/10/2023	9,541	9,446	9,162	5.5

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Panther BF Aggregator 2 LP (14) (15) 250 Vesey St. 15th Floor New York, NY 10281	Other Commercial and Service Industry Machinery Manufacturing
Senior Secured Loan		5.30%	(L +3.50%)	4/30/2026	$1,995	$1,978	$2,006	1.2%

Parfums Holding Company, Inc. 6 High Ridge Park Stamford, CT 06905	Cosmetics, Beauty Supplies, and Perfume Stores
Senior Secured Loan (14) (15)		6.16%	(L +4.25%)	6/30/2024	87	87	87	0.1
Senior Secured Loan		10.70%	(L +8.75%)	6/30/2025	6,320	6,332	6,276	3.8
					6,407	6,419	6,363	3.9

Pelican Products, Inc. 23215 Early Avenue Torrance, CA 90505	Unlaminated Plastics Profile Shape Manufacturing
Senior Secured Loan		9.49%	(L +7.75%)	5/1/2026	6,055	6,059	5,969	3.6

Performance Team LLC (4) 2240 E Maple Ave El Segundo, CA 90245	General Warehousing and Storage
Senior Secured Loan		11.80%	(L +10.00%)	11/24/2023	13,889	13,790	14,165	8.4

PM Acquisition LLC 2700 Sam Rittenberg Blvd. Charleston, SC 29407	All Other General Merchandise Stores
Senior Secured Loan		11.50% cash / 2.50% PIK	N/A	10/29/2021	4,963	4,903	4,800	2.9
Common Equity (499 units) (10) (13)						499	220	0.1
					4,963	5,402	5,020	3.0

Quest Software US Holdings Inc. (14) (15) 5 Polaris Way Aliso Viejo, CA 92656	Computer and Computer Peripheral Equipment and Software Merchant Wholesalers
Senior Secured Loan		6.18%	(L +4.25%)	5/16/2025	1,990	1,973	1,978	1.2

Refinitiv (14) (15) 345 Park Ave. New York, NY 10154	Public Finance Activities
Senior Secured Loan		5.05%	(L +4.25%)	10/1/2025	1,987	1,941	2,007	1.2

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Resource Label Group, LLC 147 Seaboard Lane Franklin, TN 37067	Commercial Printing (except Screen and Books)
Senior Secured Loan		10.60%	(L +8.50%)	11/26/2023	$4,821	$4,777	$4,591	2.8%

Restaurant Technologies, Inc (15) 2250 Pilot Knob Road Suite 100 Mendota Heights, MN 55120	Other Grocery and Related Products Merchant Wholesalers
Senior Secured Loan		5.05%	(L +3.25%)	10/1/2025	1,990	1,994	2,003	1.2

Rocket Software, Inc. (15) 77 4th Avenue Waltham, MA 02451	Software Publishers
Senior Secured Loan (14)		6.05%	(L +4.25%)	11/28/2025	665	663	649	0.4
Senior Secured Loan		10.05%	(L +8.25%)	11/28/2026	6,275	6,167	6,094	3.7
					6,940	6,830	6,743	4.1

RPLF Holdings, LLC (10) (13) 166 Corporate Drive Portsmouth, NH 03801	Software Publishers
Common Equity (254,110 Class A units)						254	186	0.1

Sentry Centers Holdings, LLC (10) (13) 366 Madison Avenue, 7th Floor New York, NY 10017	Other Professional, Scientific, and Technical Services
Common Equity (5,000 Series C units)					—	500	1,490	0.9

Southern Technical Institute, LLC (4) (6) (10) 3940 N. Dean Road Orlando, FL 32817	Colleges, Universities, and Professional Schools
Subordinated Loan		6.00% PIK	N/A	12/31/2021	1,611	—	—	—
Other						—	—	—
					1,611	—	—	—

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Spring Education Group, Inc. (F/K/A SSH Group Holdings, Inc.) 12930 Saratoga Avenue Suite A2 Saratoga, CA 95070	Child Day Care Services
Senior Secured Loan		6.19%	(L +4.25%)	7/30/2025	$972	$970	$978	0.6%
Senior Secured Loan		10.19%	(L +8.25%)	7/30/2026	7,216	7,157	7,288	4.4
					8,188	8,127	8,266	5.0

Sprint Communications, Inc. (14) (15) (19) 6200 Sprint Parkway Overland Park, KS 66251	Wired Telecommunications Carriers
Senior Secured Loan		4.81%	(L +3.00%)	2/2/2024	1,985	1,972	1,980	1.2

SSJA Bariatric Management LLC (15) c/o Sentinel Capital Partners, L.L.C. 330 Madison Avenue, 27th Floor New York, NY 10017	Offices of Physicians, Mental Health Specialists
Senior Secured Loan		6.94%	(L +5.00%)	8/26/2024	9,975	9,883	9,861	5.9
Senior Secured Loan (Revolver) (5)		0.50% (18)	(L +5.00%)	8/26/2024	—	(6)	(14)	—
					9,975	9,877	9,847	5.9

Stancor, L.P. (4) (10) 515 Fan Hill Road Monroe, CT 06468	Pump and Pumping Equipment Manufacturing
Preferred Equity (1,250,000 Class A units), 8% PIK (10)						1,501	1,607	1.0

Staples, Inc. (14) (15) (19) 500 Staples Drive Framingham, MA 01702	Business to Business Electronic Markets
Senior Secured Loan		6.69%	(L +5.00%)	4/16/2026	1,990	1,920	1,960	1.1

STS Operating, Inc. 2301 Windsor Ct Addison, IL 60101	Industrial Machinery and Equipment Merchant Wholesalers
Senior Secured Loan (14) (15)		6.05%	(L +4.25%)	12/11/2024	632	631	632	0.4
Senior Secured Loan		9.80%	(L +8.00%)	4/30/2026	9,073	9,070	9,030	5.4
					9,705	9,701	9,662	5.8

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Sunshine Luxembourg VII SARL (14) (15) 26A, Boulevard Royal L-2449 Luxembourg	Pharmaceutical Preparation Manufacturing
Senior Secured Loan		6.19%	(L +4.25%)	9/25/2026	$2,000	$2,010	$2,021	1.2%

Tank Holding Corp. (14) (15) 4365 Steiner Street St. Bonifacius, MN 55375	Unlaminated Plastics Profile Shape Manufacturing
Senior Secured Loan		6.41%	(L +4.00%)	3/26/2026	1,995	2,002	2,005	1.2

The Escape Game, LLC (4) 510 East Iris Dr. Unit C Nashville, TN 37204	Other amusement and recreation industries
Senior Secured Loan		8.80%	(L +7.00%)	3/31/2020	4,667	4,642	4,648	2.8
Senior Secured Loan		10.55%	(L +8.75%)	12/22/2022	7,000	6,969	6,972	4.2
Senior Secured Loan		10.55%	(L +8.75%)	12/22/2022	7,000	7,000	6,972	4.2
					18,667	18,611	18,592	11.2
Truck Hero, Inc. (15) 5400 S. State Road Ann Arbor, Michigan 48108	Truck Trailer Manufacturing
Senior Secured Loan		10.05%	(L +8.25%)	4/21/2025	7,014	6,990	6,690	4.0

United Biologics Holdings, LLC (4) (10) 70 NE Loop 410 Suite 600 San Antonio, TX 78216	Medical Laboratories
Preferred Equity (151,787 units)						9	15	—
Warrants (29,374 units)				3/05/2022 (12)		82	7	—
					—	91	22	—

U.S. Anesthesia Partners (14) (15) 450 East Las Olas Blvd Suite 850 Ft. Lauderdale, FL 33301	Freestanding Ambulatory Surgical and Emergency Centers
Senior Secured Loan		4.80%	(L +3.00%)	6/23/2024	2,980	2,950	2,976	1.8

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Verifone Intermediate Holdings, Inc (14) (15) (19) 88 W. Plumeria Dr. San Jose, CA 95134	Other Commercial and Service Industry Machinery Manufacturing
Senior Secured Loan		5.90%	(L +4.00%)	8/20/2025	$258	$252	$256	0.2%

Wastebuilt Environmental Solutions, LLC (4) 560 Territorial Dr Bolingbrook, IL 60440	Industrial Supplies Merchant Wholesalers
Senior Secured Loan		10.69%	(L +8.75%)	10/11/2024	7,000	6,883	6,584	4.0

Total Debt and Equity Investments					$372,094	$373,074	$350,925	210.7%

Structured Finance Note Investments (7) (19)

Dryden 76 CLO, Ltd. Puglisi & Associates, as Co-Issuer 850 Library Avenue, Suite 204 Newark, Delaware 19711
Subordinated Notes		15.37% (9)		10/20/2032 (17)	2,750	2,491	2,509	1.5

Elevation CLO 2017-7. LTD MaplesFS Limited, as Issuer PO Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102, Cayman Islands
Subordinated Notes		15.71% (9)		7/15/2030 (17)	10,000	7,485	6,559	3.9

Flatiron CLO 18, Ltd MaplesFS Limited, as Issuer PO Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102, Cayman Islands
Subordinated Notes		16.68% (9)		4/17/2031 (17)	9,680	7,355	7,345	4.4

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
THL Credit Wind River 2019-03 CLO Ltd Estera Trust (Cayman) Limited Clifton House, 75 Fort Street, PO Box 1350 Grand Cayman KY1-1108, Cayman Islands
Subordinated Notes		12.33% (9)		4/15/2031 (17)	$7,000	$5,796	$5,197	3.1%

Total Structured Finance Note Investments					$29,430	$23,127	$21,610	12.9%

Total Non-control/Non-affiliate Investments					$401,524	$396,201	$372,535	223.6%

Affiliate Investments

3rd Rock Gaming Holdings, LLC 75190 Gerald Ford Dr. Palm Desert, CA 92211	Software Publishers
Senior Secured Loan		9.44% cash / 1.00% PIK	(L +7.50%)	3/12/2023	21,373	21,176	20,099	12.1
Common Equity (2,547,250 units), (10) (13)					—	2,547	1,044	0.6
					21,373	23,723	21,143	12.7

Chemical Resources Holdings, Inc. 103 Carnegie Center, Suite 100 Princeton, NJ 08540-6235	Custom Compounding of Purchased Resins
Senior Secured Loan (4) (8)		9.82%	(L +7.89%)	1/25/2024	13,743	13,592	13,746	8.2
Common Equity (1,832 Class A shares) (10) (13)						1,813	2,662	1.6
					13,743	15,405	16,408	9.8

Contract Datascan Holdings, Inc. (4) 2941 Trade Center Drive Suite 100 Carrollton, TX 75006	Office Machinery and Equipment Rental and Leasing
Subordinated Loan		12.00%	N/A	2/5/2021	8,000	7,995	8,000	4.8
Preferred Equity (3,061 Series A shares), 10% PIK (10)						5,599	5,671	3.4
Common Equity (11,273 shares) (10)						104	671	0.4
					8,000	13,698	14,342	8.6

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
DRS Imaging Services, LLC 43 Fadem Rd Springfield, NJ 07081	Data Processing, Hosting, and Related Services
Senior Secured Loan (4) (8)		11.21%	(L +9.27%)	11/20/2023	$10,741	$10,670	$10,569	6.3%
Common Equity (1,135 units) (10) (13)						1,135	1,331	0.8
					10,741	11,805	11,900	7.1

Master Cutlery, LLC (4) (6) (10) 700 Penhorn Avenue Secaucus, NJ 07094	Sporting and Recreational Goods and Supplies Merchant Wholesalers
Subordinated Loan (11)		13.00%	N/A	4/17/2020	5,947	4,764	255	0.2
Preferred Equity (3,723 Series A units), 8% PIK					—	3,483	—	—
Common Equity (15,564 units)					—	—	—	—
					5,947	8,247	255	0.2

NeoSystems Corp. (4) (10) 1861 International Drive, Suite 200 Tysons Corner, VA 22102	Other Accounting Services
Preferred Equity (521,962 convertible shares), 10% PIK					—	1,698	2,250	1.4

Pfanstiehl Holdings, Inc. (4) 1219 Glen Rock Avenue Waukegan, IL 60085	Pharmaceutical Preparation Manufacturing
Subordinated Loan		10.50%	N/A	9/29/2022	3,788	3,807	3,788	2.3
Common Equity (400 Class A shares)					—	217	11,979	7.2
					3,788	4,024	15,767	9.5
Professional Pipe Holdings, LLC 628 Lanier Road 3504 Norwood, NC 28128	Plumbing, Heating, and Air-Conditioning Contractors
Senior Secured Loan		10.55% cash / 1.50% PIK	(L +9.27%)	3/23/2023	7,099	7,008	7,170	4.3
Common Equity (1,414 Class A units) (10)					—	1,414	2,413	1.4
					7,099	8,422	9,583	5.7

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
TalentSmart Holdings, LLC 731 S. Highway 101, 1L Solana Beach, CA 92075	Professional and Management Development Training
Senior Secured Loan (4)		8.50%	(L +6.75%)	10/11/2024	$10,000	$9,833	$9,833	5.9%
Senior Secured Loan (Revolver) (5) (18)		8.50%	(L +6.75%)	10/11/2024	250	242	242	0.1
Common Equity (1,500 Class A shares) (10) (13)					—	1,500	1,500	0.9
					10,250	11,575	11,575	6.9

TRS Services, LLC (4) (11) 2100 Skinner Road Houston, TX 77093	Commercial and Industrial Machinery and Equipment (except Automotive and Electronic) Repair and Maintenance
Senior Secured Loan		10.55% cash / 1.00% PIK	(L +8.75%)	3/16/2020	14,624	14,615	14,623	8.8
Preferred Equity (329,266 Class AA units), 15% PIK (10)					—	545	547	0.3
Preferred Equity (3,000,000 Class A units), 11% PIK (10)					—	3,374	3,095	1.9
Common Equity (3,000,000 units) (10)					—	572	—	—
					14,624	19,106	18,265	11.0

TTG Healthcare, LLC 2403 Sidney St. Pittsburgh, PA 15203	Diagnostic Imaging Centers
Senior Secured Loan (4)		10.71%	(L +9.00%)	3/1/2024	12,103	11,938	11,767	7.1
Preferred Equity ( 2,309 Class B units) (10) (13)					—	2,309	2,424	1.5
					12,103	14,247	14,191	8.6

Total Affiliate Investments					$107,668	$131,950	$135,679	81.5%

Portfolio Company (1) Investment Type	Industry	Interest Rate (2)	Spread Above Index (2)	Maturity	Principal Amount	Amortized Cost	Fair Value (3)	Percent of Net Assets
					(Dollars in thousands)
Control Investment
MTE Holding Corp. (4) c/o Mirage Trailers LLC 2212 Industrial Rd Nampa, ID 83687	Travel Trailer and Camper Manufacturing
Subordinated Loan (to Mirage Trailers, LLC, a controlled, consolidated subsidiary of MTE Holding Corp.)		10.26% cash / 4.50% PIK	(L +8.50%)	11/25/2020	$7,464	$7,451	$7,464	4.5%
Common Equity (554 shares)					—	3,069	1,253	0.8
					7,464	10,520	8,717	5.3
Total Control Investment					$7,464	$10,520	$8,717	5.3%

Total Investments					$516,656	$538,671	$516,931	310.4%
(1)Equity ownership may be held in shares or units of companies affiliated with the portfolio company. The Company's investments are generally classified as "restricted securities" as such term is defined under Regulation S-X Rule 6-03(f) or Securities Act Rule 144.
(2)Substantially all of the investments that bear interest at a variable rate are indexed to LIBOR (L), generally between 1.7% and 2.1% at December 31, 2019, and reset monthly, quarterly, or semi-annually. Variable-rate loans with an aggregate cost of $420,410 include LIBOR reference rate floor provisions of generally 1% to 2%; at December 31, 2019, the reference rate on all such instruments was above the stated floors. For each investment, the Company has provided the spread over the reference rate and current interest rate in effect at December 31, 2019. Unless otherwise noted, all investments with a stated PIK rate require interest payments with the issuance of additional securities as payment of the entire PIK provision.
(3)Unless otherwise noted with footnote 14, fair value was determined using significant unobservable inputs for all of the Company's investments and are considered Level 3 under GAAP. See Note 5 for further details.
(4)Investments (or portion thereof) held by SBIC I LP. These assets (or a portion thereof) are held to support the SBA debentures and can not be pledged under any debt obligation of the Company.
(5)Subject to unfunded commitments. See Note 6 for further details.
(6)Investment was on non-accrual status as of December 31, 2019, meaning the Company has ceased recognition of all or a portion of income on the investment. See Note 4 for further details.
(7)Structured Finance Notes are considered CLO subordinated debt positions. CLO subordinated debt positions are entitled to recurring distributions which are generally equal to the remaining cash flow of payments made by underlying securities less contractual payments to debt holders and fund expenses.
(8)The Company has entered into a contractual arrangement with co‑lenders whereby, subject to certain conditions, it has agreed to receive its payment after the repayment of certain co‑lenders pursuant to a payment waterfall. The table below provides additional details as of December 31, 2019:

Portfolio Company	Reported Interest Rate	Interest Rate per Credit Agreement	Additional Interest per Annum
Carolina Lubes, Inc.	9.83%	9.35%	0.48%
Chemical Resources Holdings, Inc.	9.82%	7.93%	1.89%
DRS Imaging Services, LLC	11.21%	9.94%	1.27%
Milrose Consultants, LLC	8.14%	7.44%	0.70%
OnSite Care, PLLC	9.49%	7.96%	1.53%

(9)The rate disclosed is an estimated effective yield based upon the current projection of the amount and timing of distributions in addition to the estimated amount and timing of terminal principal payments. Effective yields for the Company's Structured Finance Note investments are monitored and evaluated at each reporting date. The estimated yield and investment cost may ultimately not be realized.
(10)Non-income producing.
(11)The interest rate on these investments contains a PIK provision, whereby the issuer has the option to make interest payments in cash or with the issuance of additional securities as payment of the entire PIK provision. The interest rate in the schedule represents the current interest rate in effect for these investments. The following table provides additional details on these PIK investments, including the maximum annual PIK interest rate allowed as of December 31, 2019:

Portfolio Company	Investment Type	Range of PIK Option	Range of Cash Option	Maximum PIK Rate Allowed
Community Intervention Services, Inc.	Subordinated Loan	0% or 6.00%	13.00% or 7.00%	6.00%
Eblens Holdings, Inc.	Subordinated Loan	0% or 1.00%	13.00% or 12.00%	1.00%
Master Cutlery, LLC	Senior Secured Loan	0% to 13.00%	13.00% to 0%	13.00%
TRS Services, LLC	Senior Secured Loan	0% or 1.00%	12.65% or 1.00%	1.00%
(12)Represents expiration date of the warrants.
(13)All or portion of investment held by OFSCC-MB.
(14)Fair value was determined by reference to observable inputs other than quoted prices in active markets and are considered Level 2 under GAAP. See Note 5 for further details.
(15)Investments (or portion thereof) held by OFSCC-FS. These assets are pledged as collateral of the BNP Credit Facility and can not be pledged under any other debt obligation of the Company.
(16)Amortized cost reflects accretion of effective yield less any cash distributions received or entitled to be received from CLO Structured Finance Note investments.
(17)Maturity represents the contractual maturity date of the structured finance notes. Expected maturity and cash flows, not contractual maturity and cash flows, were utilized in deriving the effective yield of the investments.
(18)Commitment fee on undrawn funds.
(19)Non-qualifying assets under Section 55(a) of the 1940 Act. Qualifying assets must represent at least 70% of the Company's assets, as defined under Section 55 of the 1940 Act, at the time of acquisition of any additional non-qualifying assets. As of December 31, 2019, 6.0% of the Company's assets were qualifying assets.

There were no portfolio companies representing greater than 5% of total assets as of December 31, 2019:

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
    Our common stock began trading on November 8, 2012 on The Nasdaq Global Market under the symbol "OFS". Effective January 2, 2014, our common stock was included in the Nasdaq Global Select Market. The following table lists the high and low closing sale price for our common stock, net asset value per share, and the cash distributions per share that we have declared on our common stock for each fiscal quarter during the last three most recently completed fiscal years. The stock quotations are inter-dealer quotations and do not include markups, markdowns or commissions.

	NAV Per Share(1)	Price Range		Premium (Discount) of High Sales Price to NAV	Premium (Discount) of Low Sales Price to NAV	Cash Distribution per Share(2)
Period		High	Low
Fiscal 2020
Second Quarter(3)	*	$3.88	$3.52	*	*	*
First Quarter	*	$11.97	$3.70	*	*	$0.34
Fiscal 2019
Fourth Quarter	$12.46	$12.01	$10.99	-3.6%	-11.8%	$0.34
Third Quarter	$12.74	$12.27	$10.98	-3.7%	-13.8%	$0.34
Second Quarter	$12.95	$12.80	$11.85	-1.16%	-8.5%	$0.34
First Quarter	$13.04	$12.52	$10.77	-4.0%	-17.4%	$0.34
Fiscal 2018
Fourth Quarter	$13.10	$11.95	$9.89	-8.8%	-24.5%	$0.34
Third Quarter	$13.75	$12.70	$11.48	-7.6%	-16.5%	$0.34
Second Quarter	$13.70	$12.20	$10.65	-10.9%	-22.3%	$0.34
First Quarter	$13.68	$12.5	$10.98	-8.6%	-19.7%	$0.71	(4)
Fiscal 2017
Fourth Quarter	$14.12	$13.18	$11.85	-6.7%	-16.1%	$0.34
Third Quarter	$14.15	$14.34	$12.67	1.3%	-10.5%	$0.34
Second Quarter	$14.40	$14.58	$13.50	1.3%	-6.3%	$0.34
First Quarter	$14.98	$15.24	$13.55	1.7%	-9.5%	$0.34
(1)Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.
(2)The determination of the tax attributes of distributions is made annually as of the end of each fiscal year based upon taxable income for the full year and distributions paid for the full year. The return of capital portion of distributions for the years ended December 31, 2019, 2018, and 2017, was $0, $0, and $0, respectively.
(3)Period from April 1, 2020 through April 3, 2020.
(4)Includes a special dividend of $0.37 per share representing undistributed net long-term capital gains realized by the Company in 2017.
*    Not determinable at the time of filing

SENIOR SECURITIES
    Information about our senior securities (including preferred stock, debt securities and other indebtedness) is shown in the following tables for the years ended December 31, 2019, 2018, 2017, 2016, 2015, 2014, 2013 and 2012. The senior securities table as of December 31, 2019 was audited by KPMG LLP and the senior securities table as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, and 2012 was audited by our former independent registered public accounting firms. The report of KPMG on the senior securities table as of December 31, 2019 and the report of our immediate former independent registered public accounting firm, BDO USA, LLP, on the senior securities table as of December 31, 2018, 2017, 2016, 2015 and 2014 are incorporated by reference into the registration statement of which this prospectus is a part. Information as of December 31, 2013 and 2012 was audited by our previous independent registered public accounting firm.

(dollar amounts in thousands, except per unit data)
Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
BNP Facility
December 31, 2019	$56,450	$6,659	—	N/A
5.95% Notes due 2026
December 31, 2019	$54,325	$6,920	—	$24.75
6.375% Notes due 2025
December 31, 2019	$50,000	$7,519	—	$25.30
December 31, 2018	$50,000	$5,645	—	24.84
6.50% Notes due 2025
December 31, 2019	$48,525	$7,747	—	$25.29
December 31, 2018	$48,525	$5,817	—	24.43
PWB Credit Facility
December 31, 2019	$—	$—	—	N/A
December 31, 2018	$12,000	$23,521	—	N/A
December 31, 2017	$17,600	$11,540	—	N/A
December 31, 2016	$9,500	$15,821	—	N/A
December 31, 2015	$—	—	—	N/A
WM Credit Facility (6)
December 31, 2014	$72,612	$2,847	—	N/A
December 31, 2013	$108,955	$2,256	—	N/A
December 31, 2012	$99,224	$2,429	—	N/A
Small Business Administration Debentures (SBIC I LP) (5)
December 31, 2019	$149,880	$—	—	N/A
December 31, 2018	$149,880	$—	—	N/A
December 31, 2017	$149,880	$—	—	N/A
December 31, 2016	$149,880	$—	—	N/A
December 31, 2015	$149,880	$—	—	N/A
December 31, 2014	$127,295	$—	—	N/A
December 31, 2013	$26,000	$—	—	N/A
December 31, 2012	$—	$—	—	N/A
Total Senior Securities (7)
December 31, 2019	$359,180	$1,796	—	N/A
December 31, 2018	$260,405	$2,554	—	N/A
December 31, 2017	$167,480	$11,540	—	N/A
December 31, 2016	$159,380	$15,821	—	N/A
December 31, 2015	$149,880	$—	—	N/A
December 31, 2014	$199,907	$2,847	—	N/A
December 31, 2013	$134,955	$2,256	—	N/A
December 31, 2012	$99,224	$2,429	—	N/A
(1) Total amount of each class of senior securities outstanding at the end of the period presented.
(2) The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by the class of senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the “Asset Coverage Per Unit.”

(3) The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it. The “ — ” indicates information which the Securities and Exchange Commission expressly does not require to be disclosed for certain types of senior securities.
(4) Average market value per unit for our unsecured notes represents the average of the daily closing prices as reported on the Nasdaq Market during the period presented. Not applicable to our PWB Credit Facility, WM Credit Facility, BNP Facility or Small Business Administration Debentures because these senior securities are not registered for public trading.
(5) The Small Business Administration Debentures are not subject to the asset coverage requirements of the 1940 Act as a result of exemptive relief granted to us by the SEC.
(6) The secured revolving line of credit between Wells Fargo Bank, N.A. and OFS Capital WM, LLC, formerly a wholly owned investment company subsidiary of the Company, (the "WM Credit Facility"), was terminated on May 28, 2015.
(7) The Asset Coverage Per Unit does not include the Small Business Administration Debentures as described in footnote 5.

PORTFOLIO MANAGEMENT
    OFS Advisor's Pre-Allocation Investment Committee, CLO Investment Committee, Structured Credit Investment Committee and Middle-Market Investment Committee, (the “Middle-Market Investment Committee”, and collectively, the “Advisor Investment Committees”), are responsible for the overall asset allocation decisions and the evaluation and approval of investments of OFS Advisor’s advisory clients.
The purpose of the Middle-Market Investment Committee is to evaluate and approve our prospective investments, subject at all times to the oversight of our board of directors. The Middle-Market Investment Committee, which is comprised of Richard Ressler (Chairman), Jeffrey Cerny, Kyde Sharpe and Bilal Rashid, along with the investment committee for SBIC I LP (the “SBIC Investment Committee”), which is comprised of Bilal Rashid, Jeffrey Cerny and Tod Reichert, are responsible for the evaluation and approval of all the investments made by us directly or through our wholly-owned subsidiaries, as appropriate.The members of the Middle-Market Investment Committee are our portfolio managers who are primarily responsible for the day-to-day management of the portfolio and share such responsibility jointly. The Middle-Market Investment Committee is supported by a team of analysts and investment professionals.
The process employed by the Advisor Investment Committees, including the Middle-Market Investment Committee, and the SBIC Investment Committee is intended to bring the diverse experience and perspectives of the committees’ members to the investment process. The Middle-Market Investment Committee and SBIC Investment Committee serve to provide investment consistency and adherence to our core investment philosophy and policies. The Middle-Market Investment Committee and SBIC Investment Committee also determine appropriate investment sizing and implement ongoing monitoring requirements of our investments.
In certain instances, management may seek the approval of our Board prior to the making of an investment. In addition to reviewing investments, the meetings of the Middle-Market Investment Committee and SBIC Investment Committee, where applicable, serve as a forum to discuss credit views and outlooks. Potential transactions and deal flows are reviewed on a regular basis. Members of the investment team are encouraged to share information and views on credits with members of the Middle-Market Investment Committee and SBIC Investment Committee, where applicable, early in their analysis. We believe this process improves the quality of the analysis and assists the deal team members in working efficiently.
None of the members of the Middle-Market Investment Committee are employed by us or receive any direct compensation from us. Certain of the Middle-Market Investment Committee members have ownership and financial interests in, and may receive compensation and/or profit distributions from, OFSAM, the parent company of OFS Advisor, and/or its subsidiaries. These individuals receive compensation from OFS Advisor that includes an annual base salary, an annual discretionary bonus and a portion of the distributions made by OFS Advisor, a portion of which relates to the incentive fee or carried interest earned by OFS Advisor in connection with its services to us. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in our most recent Annual Report on Form 10-K for additional information about equity interests held by certain of these individuals.
    Messrs. Rashid and Cerny also perform a similar role for other pooled investment vehicles, with a total amount of approximately $2.1 billion of assets under management as of December 31, 2019 from which OFS Advisor and OFSAM may receive incentive fees. See “Prospectus Summary - Conflicts of Interest” above and “Risk Factors - We have potential conflicts of interest related to obligations that OFS Advisor or its affiliates may have to other clients” in our most recent Annual Report on Form 10-K for a discussion of potential conflicts of interests.
Information regarding the Middle-Market Investment Committee is as follows:

Name (1)	Age	Position
Richard S. Ressler	61	Chairman of OFSAM, Chairman of Advisor Investment Committees
Jeffrey A. Cerny	57	Senior Managing Director of OFSC and OFS Advisor
Bilal Rashid	49	Senior Managing Director of OFSC and OFS Advisor
Kyde Sharp	43	Managing Director of OFSC and OFS Advisor
(1)    The address for each member of the Middle-Market Investment Committee is c/o OFS Capital Management, 10 S. Wacker Drive, Suite 2500, Chicago, IL, 60606. None of these individuals beneficially own any of our equity securities.

Members of the Middle-Market Investment Committee Who Are Not Our Directors or Executive Officers
    Richard S. Ressler is the founder and President of Orchard Capital Corp. ("Orchard Capital"), a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM Group, LLC (together with its controlled affiliates, "CIM"), a vertically-integrated owner and operator of real assets, Orchard First Source Asset Management (together with its controlled affiliates, "OFSAM"), a full-service provider of capital and leveraged  finance solutions to U.S. corporations, and OCV Management, LLC (“OCV”), an investor, owner and operator of  technology companies.  Mr. Ressler also serves as a board member for various public and private companies in which Orchard Capital or its affiliates invest, including as chairman of j2 Global, Inc. (NASDAQ "JCOM"), director of Presbia PLC (NASDAQ “LENS”), and chairman of CIM Commercial Trust Corporation (NASDAQ “CMCT”). Mr. Ressler served as Chairman and CEO of JCOM from 1997 to 2000 and, through an agreement with Orchard Capital, currently serves as its non-executive Chairman. Mr. Ressler has served as a director of LENS since January 2015 and as chairman of CMCT since 2014.
    Mr. Ressler co-founded CIM in 1994 and, through an agreement with Orchard Capital, chairs its executive, investment, allocation and real assets management committees and serves on its credit committee.  CIM Capital, LLC, an affiliate of CIM, is registered with the United States Securities and Exchange Commission as a registered investment adviser.
     Mr. Ressler co-founded the predecessor of OFSAM in 2001and, through an agreement with Orchard Capital, chairs its executive committee.  OFS Capital Management, LLC, an affiliate of OFSAM, is registered with the United States Securities and Exchange Commission as a registered investment adviser.
     Mr. Ressler co-founded OCV in 2016 and, through an agreement with Orchard Capital, chairs its executive committee.
    Prior to founding Orchard Capital, from 1988 until 1994, Mr. Ressler served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Ltd. (NYSE "VGR") and served in various executive capacities at VGR and its subsidiaries. Prior to VGR, Mr. Ressler was with Drexel Burnham Lambert, Inc., where he focused on merger and acquisition transactions and the financing needs of middle-market companies. Mr. Ressler began his career in 1983 with Cravath, Swaine and Moore, working on public offerings, private placements, and merger and acquisition transactions. Mr. Ressler holds a B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University.
    Kyde Sharp is a Senior Managing Director of OFSC and the Adviser. Mr. Sharp is responsible for sourcing and evaluating investment opportunities for the middle market lending business as well as portfolio management. Prior to joining the Adviser in 2017, Mr. Sharp was a Managing Director of Fifth Street Asset Management (NASDAQ: FSAM), a credit-focused asset manager located in Greenwich, CT. Earlier in his career he was an Associate with The Ben Barnes Group (formerly Entrecorp) where he priced, structured and negotiated equity-based consulting engagements.
Mr. Sharp holds a Master of Business Administration from The Wharton School, University of Pennsylvania, a Juris Doctor from Fordham University School of Law, and a Bachelor of Arts in Philosophy from Hamilton College.
    The table below shows the dollar range of shares of our common stock to be beneficially owned by the members of the Investment Committee and our investment team as of September 30, 2019.

Name of Portfolio Manager/Investment Support Team	Dollar Range of Equity Securities Beneficially Owned (1)
Richard S. Ressler	None
Jeffrey A. Cerny	None
Bilal Rashid	None
Kyde Sharp	None
(1)    Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, or the “Exchange Act.”

MANAGEMENT AND OTHER AGREEMENTS
Investment Advisory Agreement
    OFS Advisor is registered as an investment adviser under the Advisers Act. OFS Advisor is a wholly owned subsidiary of OFSAM. Pursuant to the Investment Advisory Agreement with and subject to the overall supervision of our board of directors and in accordance with the 1940 Act, OFS Advisor provides investment advisory services to us. Under the terms of the Investment Advisory Agreement, OFS Advisor:
•determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;
•assists us in determining what securities we purchase, retain or sell;
•identifies, evaluates and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies); and
•executes, closes, services and monitors the investments we make.
Management and Incentive Fee
    For providing these services, OFS Advisor receives a fee from us, consisting of two components—a base management fee and an incentive fee. The base management fee is calculated at an annual rate of 1.75% based on the average value of our total assets (other than cash and cash equivalents but including assets purchased with borrowed amounts and including assets owned by any consolidated entity), adjusted for stock issuances and stock purchases, at the end of the two most recently completed calendar quarters. We have excluded from the base management fee calculation any base management fee that would be owed in respect of the intangible asset and goodwill resulting from the SBIC Acquisition. The base management fee is payable quarterly in arrears. Base management fees for any partial quarter are prorated based on the number of days in the quarter.
    OFS Advisor has agreed to reduce a portion of its base management fee by reducing the portion of such fee from 1.75% to 1.00% of the average value of the portion of total assets held by the Company through OFSCC-FS, LLC, an indirect wholly owned subsidiary of the Company, at the end of the two most recently completed calendar quarters. The base management fee reduction by OFS Advisor is renewable on an annual basis and the amount of the base management fee reduced with respect to the OFSCC-FS Assets shall not be subject to recoupment by OFS Advisor.
    The base management fee is payable quarterly in arrears and was $8.3 million, $6.3 million, and $5.0 million, for the years ended December 31, 2019, 2018, and 2017, respectively.
    The incentive fee has two parts. One part ("Part One") is calculated and payable quarterly in arrears based on our pre-incentive fee net investment income for the immediately preceding calendar quarter. “Pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees such as commitment, origination and sourcing, structuring, diligence and consulting fees or other fees that we receive from portfolio companies but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus operating expenses for the quarter (including the base management fee, any expenses payable under the Administration Agreement and any interest expense and dividends paid on any outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest or dividend feature (such as original issue discount, or "OID", debt instruments with PIK interest, equity investments with accruing or PIK dividend, and zero coupon securities), accrued income that we have not yet received in cash.
Pre-incentive fee net investment income does not include any realized gains, realized losses, unrealized capital appreciation or unrealized capital depreciation. Because of the structure of the incentive fee, it is possible that we may pay an incentive fee in a quarter where we incur a loss. For example, if we receive pre-incentive fee net investment income in excess of the hurdle rate (as defined below) for a quarter, we will pay the applicable incentive fee even if we have incurred a loss in that quarter due to realized capital losses and unrealized capital depreciation.
Pre-incentive fee net investment income, expressed as a rate of return on the value of our net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, is compared to a fixed “hurdle rate” of 2.0% per quarter. If market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our pre-incentive fee net investment income and make it easier for OFS Advisor to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income. There is no accumulation of amounts on the hurdle rate from quarter to quarter and, accordingly, there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate, and there is no delay of payment if prior quarters are below the quarterly hurdle rate. Pre-incentive fee net investment income fees are prorated for any partial quarter based on the number of days in such quarter.

We pay OFS Advisor an incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:
•no incentive fee in any calendar quarter in which the pre-incentive fee net investment income does not exceed the hurdle rate;
•100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter. We refer to this portion of our pre-incentive fee net investment income (which exceeds the hurdle rate but is less than 2.5%) as the “catch-up” provision. The catch-up is meant to provide OFS Advisor with 20.0% of the pre-incentive fee net investment income as if a hurdle rate did not apply if this pre-incentive fee net investment income exceeds 2.5% in any calendar quarter; and
•20.0% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.5% in any calendar quarter.
    The following is a graphical representation of the calculation of the income-related portion of the incentive fee:

Quarterly Incentive Fee Based on Net Investment Income
    The second part ("Part Two") of the incentive fee (the “Capital Gains Fee”) is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) and is calculated at the end of each applicable year by subtracting (a) the sum of our cumulative aggregate realized capital losses and our aggregate unrealized capital depreciation from (b) our cumulative aggregate realized capital gains. If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 20.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there is no Capital Gains Fee for such year. The Company accrues the Capital Gains Fee if, on a cumulative basis, the sum of net realized capital gains and (losses) plus net unrealized appreciation and (depreciation) is positive.
The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in our portfolio when sold and (b) the accreted or amortized cost basis of such investment.
The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in our portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.
The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in our portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investments. Unrealized capital appreciation is accrued, but not paid until said appreciation is realized. We accrue the Capital Gains Fee if, on a cumulative basis, the sum of the net realized capital gains (and losses) plus net unrealized appreciation (and depreciation) is positive. OFS Advisor has excluded from the Capital Gains Fee calculation the realized gain with respect to the step acquisitions resulting from the SBIC Acquisition. The Capital Gains Fee for any partial year is prorated based on the number of days in such year.
    The incentive fee is payable quarterly in arrears and was $4.8 million, $4.4 million, and $3.0 million for the years ended December 31, 2019, 2018, and 2017, respectively. Incentive fees for the years ended December 31, 2019, 2018, and 2017, included Part One incentive fees of $4.8 million, $4.4 million (which included an irrevocable waiver of receipt of $22,000 by OFS Advisor), and $3.0 million (which included a share issue adjustment of $(0.6) million related to the Company's Offering), respectively.
    The Company's Part Two incentive fees (based upon net realized and unrealized gains and losses, or capital gains) for the years ended December 31, 2019, 2018, and 2017, were $0, $0 and $0, respectively.

Examples of Incentive Fee Calculation
Example 1—Income Related Portion of Incentive Fee:
Assumptions
•Hurdle rate(1) = 2.0%
•Management fee(2) = 0.44%
◦Other estimated expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%
(1) Represents a quarter of the 8.0% annualized hurdle rate.
(2) Represents a quarter of the 1.75% annualized management fee, which became effective October 31, 2013.
(3) Excludes estimated offering expenses.
Alternative 1
Additional Assumptions
•Investment income (including interest, dividends, fees, etc.) = 1.25%
•Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 0.61%
Pre-incentive fee net investment income does not exceed the hurdle rate, therefore there is no incentive fee.
Alternative 2
Additional Assumptions
•Investment income (including interest, dividends, fees, etc.) = 2.80%
•Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 2.16%
Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee.

Incentive Fee	=	100% × “Catch-Up” + the greater of 0% AND (20% × (pre-incentive fee net investment income – 2.5%))

	=	(100% ×(2.16% – 2.0%)) + 0%

	=	100% × 0.16%

	=	0.16%
Alternative 3
Additional Assumptions
•Investment income (including interest, dividends, fees, etc.) = 3.50%
•Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 2.86%
Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee.

Incentive Fee	=	100% × “Catch-Up” + the greater of 0% AND (20% × (pre-incentive fee net investment income – 2.5%))

	=	(100% × (2.5% – 2.0%)) + (20% × (2.86% – 2.5%))

	=	0.5% + (20% × 0.36%)

	=	0.5% + 0.07%

	=	0.57%

Example 2—Capital Gains Portion of Incentive Fee:
Alternative 1
Assumptions
•Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)
•Year 2: Investment A is sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million
•Year 3: FMV of Investment B determined to be $25 million
•Year 4: Investment B sold for $31 million
The capital gains portion of the incentive fee, if any, would be:
•Year 1: None (no sales transactions)
•Year 2: $6 million (20% multiplied by $30 million realized capital gains on sale of Investment A)
•Year 3: None; $5 million (20% multiplied by $30 million cumulative realized capital gains less $5 million cumulative unrealized capital depreciation) less $6 million (Capital Gains Fee paid in Year 2)
•Year 4: $200,000; $6.2 million (20% multiplied by $31 million cumulative realized capital gains) less $6 million (Capital Gains Fee paid in Year 2)
Alternative 2
Assumptions
•Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)
•Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million
•Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million
•Year 4: FMV of Investment B determined to be $35 million
•Year 5: Investment B sold for $20 million
The capital gains portion of the incentive fee, if any, would be:
•Year 1: None (no sales transactions)
•Year 2: $5 million (20% multiplied by $30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B)
•Year 3: $1.4 million; $6.4 million (20% multiplied by $32 million ($35 million cumulative realized capital gains on Investment A and Investment C less $3 million cumulative unrealized capital depreciation on Investment B)) less $5 million (Capital Gains Fee paid in Year 2)
•Year 4: $0.6 million; $7 million (20% multiplied by $35 million (cumulative realized capital gains on Investment A and Investment C)) less $6.4 million (cumulative Capital Gains Fee paid in all prior years)
•Year 5: None; $5 million (20% multiplied by $25 million ($35 million cumulative realized capital gains on Investments A and C less $10 million realized capital losses on Investment B)) less $7 million (cumulative Capital Gains Fee paid in all prior years))
Payment of Our Expenses
    All investment professionals of OFS Advisor and/or its affiliates, when and to the extent engaged in providing investment advisory and management services to us, and the compensation and routine overhead expenses of personnel allocable to these services to us, are provided and paid for by OFS Advisor and not by us. We bear all other out-of-pocket costs and expenses of our operations and transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Key Financial Measures—Expenses” in our most recent Annual Report on Form 10-K.

    Our primary operating expenses include interest expense due under our borrowings, the payment of fees to OFS Advisor under the Investment Advisory Agreement, professional fees, and our allocable portion of overhead expenses under the Administration Agreement and other operating costs described below. Additionally, we will pay interest expense on any outstanding debt under any new credit facility or other debt instrument we may enter into. We bear all other out-of-pocket costs and expenses of our operations and transactions, whether incurred by us directly or on our behalf by a third party, including:
•the cost of calculating our net asset value, including the cost of any third-party valuation services;
•the cost of effecting sales and repurchases of shares of our common stock and other securities;
•fees payable to third parties relating to making investments, including out-of-pocket fees and expenses associated with performing due diligence and reviews of prospective investments;
•transfer agent and custodial fees;
•out-of-pocket fees and expenses associated with marketing efforts;
•federal and state registration fees and any stock exchange listing fees;
•U.S. federal, state and local taxes;
•independent directors’ fees and expenses;
•brokerage commissions;
•fidelity bond, directors’ and officers’ liability insurance and other insurance premiums;
•direct costs, such as printing, mailing and long-distance telephone;
•fees and expenses associated with independent audits and outside legal costs;
•costs associated with our reporting and compliance obligations under the 1940 Act and other applicable U.S. federal and state securities laws; and
•other expenses incurred by either OFS Services or us in connection with administering our business.
Duration and Termination
    Unless terminated earlier as described below, the Investment Advisory Agreement will remain in effect from year to year if approved annually by our board of directors or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by a majority of our directors who are not “interested persons” as defined in the 1940 Act. The Investment Advisory Agreement automatically terminates in the event of its assignment, as defined in the 1940 Act, by OFS Advisor and may be terminated by either party without penalty upon not less than 60 days’ written notice to the other. The holders of a majority of our outstanding voting securities may also terminate the Investment Advisory Agreement without penalty upon not less than 60 days’ written notice. See “Risk Factors—Risks Related to our Business and Structure—We are dependent upon the OFS senior professionals for our future success and upon their access to the investment professionals and partners of OFS and its affiliates” in our most recent Annual Report on Form 10-K.
Administration Agreement
    Pursuant to the Administration Agreement, OFS Services, an affiliate of OFS Advisor, provides the administrative services necessary for us to operate. OFS Services furnishes us with office facilities and equipment, necessary software licenses and subscriptions and clerical, and bookkeeping and record keeping services at such facilities. Under the Administration Agreement, OFS Services performs, or oversees the performance of, our required administrative services, which include being responsible for the financial records that we are required to maintain and preparing reports to our stockholders and all other reports and materials required to be filed with the SEC or any other regulatory authority. In addition, OFS Services assists us in determining and publishing our net asset value, oversees the preparation and filing of our tax returns and the printing and dissemination of reports to our stockholders, and generally oversees the payment of our expenses and the performance of administrative and professional services rendered to us by others. Under the Administration Agreement, OFS Services would provide managerial assistance on our behalf to certain portfolio companies that accept our offer to provide such assistance. Payments under the Administration Agreement are equal to an amount based upon our allocable portion (subject to the review and approval of our board of directors) of OFS Services’ overhead in performing its obligations under the Administration Agreement, including rent, information technology, and our allocable portion of the cost of our officers, including our chief executive officer, chief financial officer, chief compliance officer, chief accounting officer, and their respective staffs. The Administration Agreement may be renewed annually with the approval of our board of directors, including a majority of our directors who are not “interested persons.” The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party. To the extent that OFS Services outsources any of its functions we pay the fees associated with such functions at cost without incremental profit to OFS Services.

Indemnification
    The Investment Advisory Agreement and the Administration Agreement both provide that OFS Advisor, OFS Services and their affiliates’ respective officers, directors, members, managers, stockholders and employees are entitled to indemnification from us from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Investment Advisory Agreement or the Administration Agreement, except where attributable to willful misfeasance, bad faith or gross negligence in the performance of such person’s duties or reckless disregard of such person’s obligations and duties under the Investment Advisory Agreement or the Administration Agreement.
Board Approval of the Investment Advisory and Administrative Agreements
      Our board, including our independent directors, approved the continuation of the Investment Advisory Agreement at a meeting held on April 4, 2019. In reaching a decision to approve the investment advisory agreement, the board of directors reviewed a significant amount of information and considered, among other things:
•the nature, quality and extent of the advisory and other services to be provided to us by OFS Advisor;
•the fee structures of comparable externally managed BDCs that engage in similar investing activities;
•our projected operating expenses and expense ratio compared to BDCs with similar investment objectives;
•any existing and potential sources of indirect income to OFS Advisor from its relationship with us and the profitability of that relationship, including through the Investment Advisory Agreement;
•information about the services to be performed and the personnel performing such services under the Investment Advisory Agreement; and
•the organizational capability and financial condition of OFS Advisor and its affiliates.
Based on the information reviewed and the discussion thereof, the board of directors, including a majority of the non-interested directors, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided and approved the Investment Advisory Agreement as being in the best interests of our stockholders.
Our board also reviewed services provided under the Administrative Agreement, and approved its renewal at the April 4, 2019 meeting.
License Agreement
    We have entered into a license agreement with OFSAM under which OFSAM has agreed to grant us a non-exclusive, royalty-free license to use the name “OFS.” Under this agreement, we have a right to use the “OFS” name for so long as OFS Advisor or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we have no legal right to the “OFS” name. This license agreement will remain in effect for so long as the Investment Advisory Agreement with OFS Advisor is in effect.

DISTRIBUTION REINVESTMENT PLAN
    We have adopted a distribution reinvestment plan that provides for reinvestment of our distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of our distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.
    No action is required on the part of a registered stockholder to have their cash distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than 10 days prior to the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.
    Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election.
    We will use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to direct the plan administrator to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the Nasdaq Global Select Market on the valuation date for such distribution. Market price per share on that date will be the closing price for such shares on the Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated.
    There will be no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.
    Stockholders who receive distributions in the form of stock are subject to the same U.S. federal tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash distributions will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested distributions. A stockholder’s basis for determining gain or loss upon the sale of stock received in a distribution from us will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.
    Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com , by filling out the transaction request form located at the bottom of their statement and sending it to the plan administrator. Such termination will be effective immediately if the participant’s notice is received by the plan administrator not less than 10 days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by us. All correspondence concerning the plan should be directed to the plan administrator by mail at American Stock Transfer & Trust Company, LLC, P.O. Box 922, Wall Street Station, New York, New York 10269, or by the plan administrator’s Interactive Voice Response System at (800) 937-5449.
    If you withdraw or the plan is terminated, you will receive the number of whole shares in your account under the plan and a cash payment for any fraction of a share in your account.
    If you hold your common stock with a brokerage firm that does not participate in the plan, you will not be able to participate in the plan and any distribution reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

DESCRIPTION OF OUR CAPITAL STOCK
    The following description is based on relevant portions of the DGCL and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below. We urge you to read the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.
General
    OFS Capital, LLC was formed as a Delaware limited liability company and converted to a corporation on November 7, 2012. Under the terms of our certificate of incorporation, our authorized stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on The Nasdaq Global Select Market under the symbol “OFS.” The table below sets forth our capital stock as of April 3, 2020:

Title of Class	Amount Authorized	Amount Held by Company for its Account	Amount Outstanding
Common Stock, $0.01 par value per share	100,000,000	—	13,392,529
Preferred Stock, $0.01 par value per share	2,000,000	—	—
Common Stock
    All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.
Preferred Stock
    Our certificate of incorporation authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires that (a) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, our asset coverage ratio, as defined in the 1940 Act, must equal at least 200% (or 150% if certain requirements are met) of gross assets less all liabilities and indebtedness not represented by senior securities (which include all of our borrowings and any preferred stock), and (b) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a business development company. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions, although we have no present intent to issue any shares of preferred stock.

Provisions of the DGCL and Our Certificate of Incorporation and Bylaws
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
    The indemnification of our officers and directors is governed by Section 145 of the DGCL, our certificate of incorporation and bylaws. Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (a) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, relating to unlawful payment of distributions or unlawful stock purchases or redemption of stock or (d) for any transaction from which the director derives an improper personal benefit.
    Our bylaws provide for the indemnification of any person to the full extent permitted by law as currently in effect or as may hereafter be amended. In addition, we have entered into indemnification agreements with each of our directors and officers in order to effect the foregoing.
Delaware Anti-Takeover Law
    The DGCL and our certificate of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.
Classified Board of Directors
    Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.
Number of Directors; Removal; Vacancies
    Our certificate of incorporation provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than four nor more than eight. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to fill vacancies could make it more difficult for a third party to acquire, or discourage a third-party from seeking to acquire, control of us.
    Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
    Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (a) by or at the direction of the board of directors, (b) pursuant to our notice of meeting or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the board of directors at a special meeting may be made only by or at the direction of the board of directors, and provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
    The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Action by Stockholders
    Under the DGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting, unless the certificate of incorporation provides for stockholder action by less than unanimous written consent (which our certificate of incorporation does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposed until the next annual meeting.
Stockholder Meetings
    Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the vice chairman of the board, the president, the board of directors or stockholders who own of record a majority of the outstanding shares of each class of stock entitled to vote at the meeting. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Conflict with 1940 Act
    Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR PREFERRED STOCK
    In addition to shares of common stock, our certificate of incorporation authorizes the issuance of preferred stock. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our board of directors is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.
    The 1940 Act requires that (a) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, our asset coverage ratio, as defined in the 1940 Act, must equal at least 200% (or 150% if certain requirements are met) of gross assets less all liabilities and indebtedness not represented by senior securities (which include all of our borrowings and any preferred stock), and (b) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a business development company. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions, although we have no present intent to issue any shares of preferred stock.
    For any series of preferred stock that we may issue, our board of directors will determine and the articles supplementary relating to such series will describe:
•the designation and number of shares of such series;
•the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;
•any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;
•the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;
•the voting powers, if any, of the holders of shares of such series;
•any provisions relating to the redemption of the shares of such series;
•any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
•any conditions or restrictions on our ability to issue additional shares of such series or other securities;
•if applicable, a discussion of certain U.S. federal income tax considerations; and
•any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.
    All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative. To the extent we issue preferred stock, the payment of dividends to holders of our preferred stock will take priority over payment of distributions to our common stockholders.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
    The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the subscription rights being offered.
    We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.
    A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:
•the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);
•the title and aggregate number of such subscription rights;
•the exercise price for such subscription rights (or method of calculation thereof);
•the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;
•if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;
•the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);
•the number of such subscription rights issued to each stockholder;
•the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;
•the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);
•if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;
•the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;
•any termination right we may have in connection with such subscription rights offering;
•the terms of any rights to redeem, or call such subscription rights;
•information with respect to book-entry procedures, if any;
•the terms of the securities issuable upon exercise of the subscription rights;
•the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;
•if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and
•any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.
    Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

    Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS
    The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants and will be subject to compliance with the 1940 Act. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the warrants being offered.
    We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
    A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:
•the title and aggregate number of such warrants;
•the price or prices at which such warrants will be issued;
•the currency or currencies, including composite currencies, in which the price of such warrants may be payable;
•if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;
•in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;
•the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);
•whether such warrants will be issued in registered form or bearer form;
•if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;
•if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•the terms of any rights to redeem, or call such warrants;
•information with respect to book-entry procedures, if any;
•the terms of the securities issuable upon exercise of the warrants;
•if applicable, a discussion of certain U.S. federal income tax considerations; and
•any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
    We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
    Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
    Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
    Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.
    Under the 1940 Act, we may generally only offer warrants provided that (a) the warrants expire by their terms within ten years, (b) the exercise or conversion price is not less than the current market value at the date of issuance, (c) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of OFS Capital and its stockholders and (d) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES
    We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, we urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.
    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default - Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
    Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. We have filed the form of the indenture with the SEC. See “Available Information” for information on how to obtain a copy of the indenture.
    A prospectus supplement, which will accompany this prospectus, will describe the particular terms of any series of debt securities being offered, including the following:
•the designation or title of the series of debt securities;
•the total principal amount of the series of debt securities;
•the percentage of the principal amount at which the series of debt securities will be offered;
•the date or dates on which principal will be payable;
•the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;
•the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
•the terms for redemption, extension or early repayment, if any;
•the currencies in which the series of debt securities are issued and payable;
•whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;
•the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;
•the denominations in which the offered debt securities will be issued;
•the provision for any sinking fund;
•any restrictive covenants;
•any Events of Default;
•whether the series of debt securities are issuable in certificated form;
•any provisions for defeasance or covenant defeasance;
•if applicable, U.S. federal income tax considerations relating to original issue discount;
•whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);
•any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•whether the debt securities are subject to subordination and the terms of such subordination;
•the listing, if any, on a securities exchange; and
•any other terms.
    The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.
    We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 200% (or 150% if certain requirements are met) immediately after each such issuance. See "Item 1. Business—Regulation" in our Annual Report on Form 10-K, filed with the SEC on March 13, 2020. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors - Risks Related to Our Business and Structure - Regulations governing our operation as a business development company affect our ability to and the way in which we raise additional capital. As a business development company, we will need to raise additional capital, which will expose us to risks, including the typical risks associated with leverage.”
General
    The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.
    For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.
    The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” section below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.
    We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
    We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.
    We expect that we will usually issue debt securities in book entry only form represented by global securities.
Conversion and Exchange
    If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.
Issuance of Securities in Registered Form

    We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.
Book-Entry Holders
    We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.
    Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.
    As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.
Street Name Holders
    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.
    For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.
Legal Holders
    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.
    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.
    When we refer to you in this Description of Our Debt Securities, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.
Special Considerations for Indirect Holders
    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:
•how it handles securities payments and notices;
•whether it imposes fees or charges;

•how it would handle a request for the holders’ consent, if ever required;
•whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;
•how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
    As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.
    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.
    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “- Termination of a Global Security.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.
Special Considerations for Global Securities
    As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.
    If debt securities are issued only in the form of a global security, an investor should be aware of the following:
•an investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below;
•an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “- Issuance of Securities in Registered Form” above;
•an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;
•an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;
•if we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series;
•an investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee;

•DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds; your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security; and
•financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities; there may be more than one financial intermediary in the chain of ownership for an investor; we do not monitor and are not responsible for the actions of any of those intermediaries.
Termination of a Global Security
    If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “- Issuance of Securities in Registered Form” above.
    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the investors in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.
Payment and Paying Agents
    We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
    We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.
    Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Payment when Offices are Closed
    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

    Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of Default
    You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.
    The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):
•we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;
•we do not pay interest on a debt security of the series when due, and such default is not cured within 30 days;
•we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;
•we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;
•we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days;
•on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%; and
•any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.
    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
    If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.
    The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
    Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
•the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;
•the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;
•the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and
•the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.
    Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:
•the payment of principal, any premium or interest; or
•in respect of a covenant that cannot be modified or amended without the consent of each holder.
    Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
    Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.
Merger or Consolidation
    Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:
•where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;
•immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing;
•under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (a) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the indenture without equally and ratably securing the indenture securities or (b) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance;
•we must deliver certain certificates and documents to the trustee; and
•we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.
Modification or Waiver
    There are three types of changes we can make to the indenture and the debt securities issued thereunder.
Changes Requiring Approval
    First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of those types of changes:
•change the stated maturity of the principal of or interest on a debt security;
•reduce any amounts due on a debt security;
•reduce the amount of principal payable upon acceleration of the maturity of a security following a default;
•adversely affect any right of repayment at the holder’s option;
•change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;
•impair your right to sue for payment;
•adversely affect any right to convert or exchange a debt security in accordance with its terms;
•modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;
•reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;
•modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and
•change any obligation we have to pay additional amounts.
Changes Not Requiring Approval
    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes Requiring Majority Approval
    Any other change to the indenture and the debt securities would require the following approval:
•if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and
•if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.
    The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “- Changes Requiring Approval.”
Further Details Concerning Voting
    When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:
•for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;
•for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and
•for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.
    Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance - Full Defeasance.”
    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.
    Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
    The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.
Covenant Defeasance
    Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions as described under the “Indenture Provisions - Subordination” section below. In order to achieve covenant defeasance, we must do the following:
•if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;
•we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and
•we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.
    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
    If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
•if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.
•we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and
•we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.
    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions - Subordination.”
Form, Exchange and Transfer of Certificated Registered Securities
    Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
    Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
    Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
    If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
Resignation of Trustee
    Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Indenture Provisions - Subordination
    Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on senior indebtedness has been made or duly provided for in money or money’s worth.
    In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all senior indebtedness is paid in full, the payment or distribution must be paid over to the holders of the senior indebtedness or on their behalf for application to the payment of all the senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness. Subject to the payment in full of all senior indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of such subordinated debt securities.
    By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.
    Senior indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:
•our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and
•renewals, extensions, modifications and refinancings of any of this indebtedness.
    If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.
The Trustee under the Indenture
    U.S. Bank National Association will serve as the trustee under the indenture.
Certain Considerations Relating to Foreign Currencies
    Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
    The following discussion is a general summary of certain material United States federal income tax considerations relating to our qualification and taxation as a RIC and the acquisition, ownership, and disposition of our common stock, but does not purport to be a complete description of the income tax considerations relating thereto. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, including investors subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, financial institutions, traders in securities that elect to use the mark-to-market method of accounting for securities holdings, United States expatriates, United States persons with a functional currency other than the U.S. dollar, persons that hold notes as part of an integrated investment (including a “straddle”), “controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid United States federal income tax. This summary is limited to beneficial owners of our common stock that will hold such stock as a capital asset (within the meaning of the Code). The discussion is based upon the Code, temporary and final U.S. Treasury regulations, and administrative and judicial interpretations, each as of the date hereof and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”) regarding our common stock. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state, or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.
    This summary does not discuss the consequences of an investment in our subscription rights, debt securities, or warrants representing rights to purchase shares of our preferred stock, common stock, or debt securities or as units in combination with such securities. The U.S. federal income tax consequences of such an investment will be discussed in the relevant prospectus supplement.
A “U.S. stockholder” generally is a beneficial owner of shares of our common stock who is for United States federal income tax purposes:
•A citizen or individual resident of the United States including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;
•A corporation or other entity taxable as a corporation, for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;
•A trust if: (i) a court in the United States has primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of such trust, or (ii) such trust validly elects to be treated as a U.S. person for federal income tax purposes; or
•An estate, the income of which is subject to United States federal income taxation regardless of its source.
A “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is not a partnership for United States federal income tax purposes or a U.S. stockholder.
    If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partnership should consult its own tax advisors with respect to the tax considerations to its partners of the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment our shares will depend on the facts of their particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.
Election to be Taxed as a RIC
    We have elected to be taxed as a RIC under Subchapter M of the Code. As a RIC, we are not required to pay corporate-level federal income taxes on any income that we distribute to our stockholders from our otherwise taxable earnings and profits. To maintain our qualification as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements, as described below. In addition, to receive RIC tax treatment, we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income” as defined by the Code (“ICTI”), which is generally our net ordinary income plus our net short-term capital gains in excess of net long-term capital losses, if any (the “Annual Distribution Requirement”). The excess of net long-term capital gains over net short-term capital losses, if any

(“Net Capital Gains”), are not a component of the Annual Distribution Requirement, but impacts taxable income if not distributed as discussed below.
Taxation as a RIC
If we:
•maintain our qualification as a RIC; and
•satisfy the Annual Distribution Requirement;
then we will not be subject to U.S. federal income tax on the portion of our ICTI or Net Capital Gains we distribute to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any ICTI or Net Capital Gain not distributed (or deemed distributed) to our stockholders.
    We are also subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our net ordinary income for each calendar year, (2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year (or, if we so elect, for that calendar year) and (3) any income recognized, but not distributed, in preceding years and on which we paid no federal income tax (the “Excise Tax Avoidance Requirement”). We may choose to retain a portion of our ordinary income and/or capital gain net income in any year and pay the 4% U.S. federal excise tax on the retained amounts.
In order to maintain our qualification as a RIC for federal income tax purposes, we must, among other things:
•continue to qualify as a BDC under the 1940 Act at all times during each taxable year;
•derive in each taxable year at least 90% of our gross income from dividends, interest, certain payments with respect to loans of stock and securities, gains from the sale or other disposition of stock, securities, or foreign currencies and other income (including but not limited to gains from options, futures or forward contracts) derived with respect to our business of investing in such stock, securities or currencies, and net income derived from interests in “qualified publicly traded partnerships,” as such term is defined in the Code (the “90% Income Test”); and
•diversify our holdings so that at the end of each quarter of the taxable year:
•at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our assets and 10% of the outstanding voting securities of such issuer; and
•no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that we control (as determined under applicable tax rules) and that are engaged in the same, similar or related trades or businesses or of one or more qualified publicly traded partnerships (the “Diversification Tests”).
    We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income taxes, franchise taxes, or withholding liabilities.
    We are required to recognize ICTI in circumstances in which we have not received a corresponding payment in cash. For example, we hold debt obligations that are treated under applicable tax rules as issued with original issue discount (“OID”) and debt instruments with PIK interest, and we must include in ICTI each year the portion of the OID and PIK interest that accrues for that year (as it accrues over the life of the obligation), irrespective of the fact the cash representing such income is received by us in that taxable year. The continued recognition of non-cash ICTI may cause difficulty in meeting the Annual Distribution Requirement. We may be required to sell investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital, or forgo new investment opportunities to meet this requirement. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.
    Some of the income and fees that we recognize would result in ICTI that would not be “qualifying income” for the 90% Income Test. In order to ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy the 90% Income Test, we recognize such income and fees directly or indirectly through one or more entities taxed as corporations for U.S. federal income tax purposes. Such corporations are required to pay U.S. corporate income tax on their earnings, which ultimately reduces our return on such income and fees.
    We are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
    In addition, we will be partially dependent on our subsidiaries for cash distributions to enable us to meet the RIC distribution requirements. Some of our subsidiaries may be limited by the Small Business Investment Act of 1958, and SBA regulations, from making certain distributions to us that may be necessary to maintain our tax treatment as a RIC. We may have to request a waiver of the SBA’s restrictions for our subsidiaries to make certain distributions to maintain our RIC tax treatment. We cannot assure you that the SBA will grant such waiver. If our subsidiaries are unable to obtain a waiver, compliance with the SBA regulations may cause us to fail to qualify for tax treatment as a RIC, which would result in us becoming subject to corporate-level federal income tax.
    Certain of our investment practices may be subject to special and complex federal income tax provisions that may, among other things, (1) treat dividends that would otherwise qualify for the dividends received deduction or constitute qualified dividend income as ineligible for such treatment, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding distribution of cash, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be considered “qualifying income” for purposes of the 90% Income Test. We will monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that any adverse effects of these provisions will be mitigated.
    The remainder of this discussion assumes that we maintain our qualification as a RIC and have satisfied the Annual Distribution Requirement.
    A RIC is limited in its ability to deduct expenses in excess of its ICTI. If our expenses in a given year exceed gross taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset ICTI, not Net Capital Gains. Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.
    Investment income received from sources within foreign countries, or capital gains earned by investing in securities of foreign issuers, may be subject to foreign income taxes withheld at the source. In this regard, withholding tax rates in countries with which the United States does not have a tax treaty are often as high as 35% or more. The United States has entered into tax treaties with many foreign countries that may entitle us to a reduced rate of tax or exemption from tax on this related income and gains. The effective rate of foreign tax cannot be determined at this time since the amount of our assets to be invested within various countries is not now known. We do not anticipate being eligible for the special election that allows a RIC to treat foreign income taxes paid by such RIC as paid by its stockholders.
    If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to federal income tax on our allocable share of a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if our allocable share of such income is distributed as a taxable dividend to its stockholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income our allocable share of any increase in the value of such shares, and as ordinary loss our allocable share of any decrease in such value to the extent that any such decrease does not exceed prior increases included in its income. Under either election, we may be required to recognize in a year income in excess of distributions from PFICs and proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% excise tax. We intend to limit and/or manage our holdings in PFICs to minimize our liability for any taxes and related interest charges.

    Foreign exchange gains and losses realized by us in connection with certain transactions involving non-dollar debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, foreign currencies, or payables or receivables denominated in a foreign currency are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our stockholders.
Taxation of U.S. Stockholders
    Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our ICTI will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of common stock. To the extent such distributions paid by us to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions may be reported by us as “qualified dividend income,” or Qualifying Dividends, eligible to be taxed in the hands of non-corporate stockholders at the rates applicable to long-term gains, provided certain holding period and other requirements are met at both the stockholder and company levels. In this regard, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not be Qualifying Dividends. Distributions of our Net Capital Gains, properly reported by us as “capital gain dividends”, will be taxable to a U.S. stockholder as long-term capital gains which are currently taxable at a maximum rate of 20% in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her, or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.
    We may decide to retain some or all of our Net Capital Gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her, or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her, or its allocable share of the tax paid thereon by us. Because we expect to pay tax on any retained capital gains at our regular corporate tax rate, and because that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual U.S. stockholders will be treated as having paid will exceed the tax they owe on the capital gain distribution. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations, or refunded to the extent it exceeds the stockholder’s liability for federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise not required to file a federal income tax return would be required to file a federal income tax return on the appropriate form to claim a refund for the taxes we paid. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her, or its common stock. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our ICTI as a “deemed distribution.”
    In accordance with certain applicable Treasury regulations and published guidance by the IRS, a publicly offered RIC may treat a distribution of its own stock as fulfilling its RIC distribution requirements if each stockholder may elect to receive his or her entire distribution in either cash or stock of the RIC, subject to a limitation that the aggregate amount of cash to be distributed to all stockholders must be at least 20% of the aggregate declared distribution. If too many stockholders elect to receive cash, the cash available for distribution must be allocated among the shareholders electing to receive cash (with the balance of the distribution paid in stock). In no event will any stockholder, electing to receive cash, receive less than the lesser of (a) the portion of the distribution such shareholder has elected to receive in cash or (b) an amount equal to his or her entire distribution times the percentage limitation on cash available for distribution. If these and certain other requirements are met, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.
    For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, may be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.
    If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her, or its investment.

    A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her, or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her, or its shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition, in which case the basis of the shares acquired will be adjusted to reflect the disallowed loss.
    In general, individual U.S. stockholders currently are subject to a reduced maximum federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. In addition, individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses). Corporate U.S. stockholders currently are subject to federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.
    We will report to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the Internal Revenue Service (including the amount of dividends, if any, eligible for the 20% maximum rate). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
    We may be required to withhold federal income tax, or backup withholding, from all distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s federal income tax liability, provided that proper information is provided to the IRS.
    As discussed in more detail below, under “Taxation of Non-U.S. Stockholders,” U.S. stockholders that hold their common stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends if certain disclosure requirements related to U.S. accounts are not satisfied.
Dividend Reinvestment Plan
    We have adopted a dividend reinvestment plan through which dividend distributions are paid to our stockholders in the form of additional shares of our common stock, unless a stockholder elects to receive cash in accordance with the terms of the plan. Any distributions made to a U.S. stockholder that are reinvested under the plan will nevertheless remain taxable to the U.S. stockholder. The U.S. stockholder will have an adjusted tax basis in the additional shares of our common stock purchased through the plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the stockholder’s account.
Taxation of Non-U.S. Stockholders
    Whether an investment in our shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in our shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in our common stock.
    Distributions of our ICTI to Non-U.S. stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to Non-U.S. stockholders directly) will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless an applicable exception applies. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder, and, if an income tax treaty applies, attributable to a permanent establishment in the United States, we will not be required to withhold federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. persons. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)
    However, no withholding is required with respect to certain distributions if: (i) the distributions are properly reported to our stockholders as “interest-related dividends” or “short-term capital gain dividends” in written statements to our stockholders, (ii) the distributions are derived from sources specified in the Code for such dividends, and (iii) certain other requirements are satisfied. Currently, we do not anticipate that any significant amount of our distributions would be reported as eligible for this exemption from withholding.
    Actual or deemed distributions of our Net Capital Gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to federal withholding tax and generally will not be subject to federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States, or (ii) the Non-U.S. stockholder is an individual that is present in the United States for 183 days or more during the taxable year.
    If we distribute our Net Capital Gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in the shares may not be appropriate for a Non-U.S. stockholder.
    Legislation commonly referred to as “FATCA” imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions that either fail to enter into an agreement with the United States Treasury to report certain required information with respect to accounts held by United States persons (or held by foreign entities that have U.S. persons as substantial owners), or that reside in jurisdictions that have not entered into intergovernmental agreements with the United States to provide such information. The types of income subject to the tax include U.S. source interest and dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. When these provisions become effective, depending on the status of a Non-U.S. Holder and the status of the intermediaries through which they hold their shares, Non-U.S. Holders could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.
    A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
    Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.
Failure to Qualify as a RIC
    If we are unable to maintain our qualification as a RIC, we will be subject to tax on all of our ICTI and Net Capital Gains at regular corporate rates; we would not receive a dividend deduction for any distributions to our stockholders. Distributions would not be required, and any distributions would be taxable to our stockholders as ordinary dividend income that would, for qualifying non-corporate U.S. stockholders, be eligible for the current 20% maximum rate to the extent of our current and accumulated earnings and profits (subject to limitations under the Code). Subject to certain limitations under the Code, corporate distributions would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis (reducing that basis accordingly), and any remaining distributions would be treated as a capital gain. To qualify again to be taxed as a RIC in a subsequent year, we would be required to distribute to our stockholders our earnings and profits attributable to non-RIC years. In addition, if we failed to qualify as a RIC for a period greater than two taxable years, then we would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if we had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years, in order to qualify as a RIC in a subsequent year.

PLAN OF DISTRIBUTION
    We may offer, from time to time, in one or more offerings or series, up to $200 million of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. We may sell the securities directly or through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; any expenses we incur in connection with the sale of such securities; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our voting securities or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.
    In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will bear, directly or indirectly, the expenses of any offering of our securities, including debt securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum amount of any compensation to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 10% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.
    Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
    Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

    We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.
    Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
    If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
    We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
    In order to comply with the securities laws of certain states, if applicable, securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR
    Our securities are held by U.S. Bank National Association pursuant to a custody agreement. The principal business address of U.S. Bank National Association is One Federal Street, 3 rd Floor, Boston, MA 02110, telephone: (617) 603-6538. American Stock Transfer & Trust Company, LLC serves as our transfer agent, distribution paying agent and registrar. The principal business address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, NY 11219.

BROKERAGE ALLOCATION AND OTHER PRACTICES
    Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our board of directors, OFS Advisor is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. OFS Advisor does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for us under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While OFS Advisor generally seeks reasonably competitive trade execution costs, we may not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements and consistent with Section 28(e) of the Exchange Act, OFS Advisor may select a broker based upon brokerage or research services provided to OFS Advisor and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if OFS Advisor determines in good faith that such commission is reasonable in relation to the services provided. For the years ended December 31, 2019, 2019 and 2017, we did not pay any brokerage commissions.

LEGAL MATTERS
    Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP ("KPMG"), located at 200 E. Randolph St., Suite 5500, Chicago, IL, 60601, is our independent registered accounting firm.
    The audited consolidated financial statements of the Company appearing in our Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated in this prospectus by reference have been audited by and reported upon by KPMG. Such consolidated financial statements are incorporated by reference in reliance on the report of KPMG given on their authority as experts in accounting and auditing. The senior securities table of the Company, included in this prospectus and elsewhere in the registration statement, has been so included in reliance upon the report of KPMG as stated in their report incorporated by reference into the registration statement of which this prospectus is part.
    BDO USA, LLP ("BDO"), located at 330 N. Wabash Ave, Suite 3600, Chicago, IL 60610, is our former independent registered accounting firm.
    The audited consolidated financial statements of the Company appearing in our Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this prospectus by reference have been audited by and reported upon by BDO. Such consolidated financial statements are incorporated by reference in reliance on the report of BDO given on their authority as experts in accounting and auditing. The senior securities table of the Company, included in this prospectus and elsewhere in the registration statement, has been so included in reliance upon the report of BDO as stated in their report incorporated by reference into the registration statement of which this prospectus is part.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 15, 2019, our Board dismissed BDO USA, LLP ("BDO"), located at 330 N. Wabash Ave, Suite 3600, Chicago, IL 60610, as our independent registered public accounting firm. The Board’s decision to dismiss BDO was recommended by the audit committee of the Board.
BDO served as our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017. The audit reports of BDO on our consolidated financial statements as of and for the years ended December 31, 2018 and 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of BDO on the effectiveness of internal control over financial reporting as of December 31, 2018 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of BDO on the effectiveness of internal control over financial reporting as of December 31, 2017 was an adverse opinion due to the material weakness identified regarding our internal controls related to the reliability of financial information reported by portfolio companies that is used as financial inputs in our investment valuations as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 12, 2018.
During our two most recent fiscal years and the subsequent period preceding March 15, 2019, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of such disagreements in connection with its reports, nor were there any “reportable events”, as such term is described in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act.
On March 15, 2019, upon the recommendation of the audit committee, the Board approved the engagement of KPMG LLP (“KPMG”) to serve as our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2019. KPMG's principal business address is 200 E. Randolph St., Suite 5500, Chicago, IL, 60601.
    During the two most recent fiscal years and through March 15, 2019, the date of the engagement of KPMG, we did not, nor did any person acting on our behalf, consult with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.
INCORPORATION BY REFERENCE
This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.We incorporate by reference the documents listed below, and any reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this prospectus, including all such documents we may file with the SEC after the date of this registration statement and prior to its effectiveness, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K, or other information “furnished” to the SEC, which is not deemed filed is not and will not be incorporated by reference:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 13, 2020; and
•the description of our Common Stock referenced in our Registration Statement on Form 8-A, as filed with the SEC on November 7, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.
 To obtain copies of these filings, see “Available Information.”
AVAILABLE INFORMATION
    We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our securities offered by this prospectus. The registration statement contains additional information about us and our securities being offered by this prospectus.
    We will file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. We maintain a website at http://www.ofscapital.com and make all of our periodic and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov . Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

$

OFS CAPITAL
CORPORATION

4.75% Notes due 2026

PRELIMINARY PROSPECTUS SUPPLEMENT
     , 2021

Sole Book-Running Manager

Goldman Sachs & Co. LLC